As filed with the Securities and Exchange Commission on May 10, 2004

Registration No. 333-109363

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

————————

AMENDMENT NO. 4

TO

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

————————

PanAmerican Bancorp

(Name of small business issuer in its charter)

Delaware	6022	65-0325364
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3400 Coral Way, Miami, FL 33145, (305) 421-6800

(Address and telephone number of principal executive offices)

3400 Coral Way, Miami, FL 33145, (305) 421-6800

(Address of principal place of business or intended principal place of business)

Michael Golden, 3400 Coral Way, Miami, FL 33145, (305) 421-6800

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

———————————————

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Estimated Dollar Amount to be Registered	Estimated Proposed Maximum Offering Price Per Unit	Estimated Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units (1)	$2,300,000	$4.75	$10,925,000	$1,385
Common Stock included in Units	2,300,000	—	—	—
Class D Common Stock Purchase Warrants	4,600,000	—	—	—
Common Stock underlying Class D Common Stock Purchase Warranst (2)	$4,600,000	$4.00	$18,400,000	$2,332
Underwriter’s Unit Purchase Option (3)	$200,000	$5.94	$1,188,000	$151
Common Stock included in Underwriter’s Unit Purchase Option	200,000	—	—	—
Class D Common Stock Purchase Warrants included in Underwriter’s Unit Purchase Option	400,000	—	—	—
Common Stock underlying Class D Common Stock Purchase Warrants included in Underwriter’s Unit Purchase Option (2)	400,000	$5.00	$2,000,000	$254
TOTAL				$4,122

————————

(1)

Each Unit consists of one share of common stock and two Class D Common Stock Purchase Warrants. Includes 300,000 Units which may be sold to cover over-allotments, if any.

(2)

Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the warrants.

(3)

Each Underwriter’s Unit Purchase Option consists of one share of common stock and two Class D Common Stock Purchase Warrants.

———————————————

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

———————————————

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2004.

PROSPECTUS

PANAMERICAN BANCORP

(A Delaware Corporation)

2,000,000 Units

each unit consisting of

one share of Common Stock and

two Class D Common Stock Purchase Warrants

________________

This is a public offering of securities of PanAmerican Bancorp. Our securities are being offered in units, each unit consisting of one share of our common stock and two Class D common stock purchase warrants (public warrants). The units will be offered at a price of $4.75 per unit. The common stock currently trades on the NASDAQ Bulletin Board under the symbol “PBCD” On April    , 2004, the closing price of our common stock on the OTC Bulletin Board was $        .

Each public warrant will entitle its owner to purchase one share of our common stock for $4.00 per share, subject to adjustment for stock splits and reverse stock splits, and will be callable at any time on or after            , 2005, until the fifth anniversary of the effective date (see below), at which time they will expire. At any time after the closing price of our common stock equals or exceeds $ 5.60 for five consecutive trading days, we may redeem some or all of the public warrants that have not been exercised prior to the redemption date by giving 30 days’ prior written notice and paying $0.50 per public warrant. The securities constituting the units will trade only as a unit for 30 days following the date on which the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part ( the effective date) unless the representative of the underwriters determines that separate trading of the securities should occur earlier.

We have applied for listing of the units, common stock, and public warrants on the American Stock Exchange under the symbols PNB, PNBU, and PNBW respectively. If we do not receive such approval, we will not consummate this offering.

Investing in the units involves certain risks.

See “Risk Factors” beginning on page 7.

	Per Unit	Total
Public offering price	$4.75	$9,500,000
Underwriting discount	$0.40	$800,000
Proceeds before expenses	$4.35	$8,700,000

We estimate the cash expenses of this offering will be approximately $443,000 and will include a non-accountable expense allowance to the representative equal to 3.0% of the gross offering proceeds from the sale of the 2,000,000 units offered hereby. We have also agreed to issue warrants to the representative, entitling it to purchase up to 200,000 units, at an exercise price per unit price of $5.94 (125% of the initial public offering price). Other terms of the representative’s warrants are described under the heading “Underwriting.”

The underwriters may purchase up to an additional 300,000 units from us at the public offering price, less the underwriting discount, within  45 days from the date of this prospectus, to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is unlawful for any person to state otherwise.

________________

CGF SECURITIES, LLC          FORGE FINANCIAL GROUP, INC.

________________

The date of this Prospectus is May     , 2004

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our securities. Therefore, you should read the prospectus in its entirety, including the risk factors and the consolidated financial statements and related footnotes appearing elsewhere in this prospectus. References to “we,” “us,” “our” and the “Bancorp” or the “Company” generally refer to PanAmerican Bancorp and our majority-owned subsidiary, PanAmerican Bank, on a consolidated basis, and the term “Bank” generally refers to PanAmerican Bank. Unless the context otherwise provides, all information in this prospectus reflects a 1-for-5 reverse stock split of our outstanding common stock which was effective on July 15, 2003.

Company Information

PanAmerican Bancorp is a single bank holding company headquartered in Miami, Florida and organized under the laws of the state of Delaware. The Bank is chartered by the State of Florida. Its deposit accounts are insured by the Federal Deposit Insurance Corporation and it is a member of the Federal Reserve System.

PanAmerican Bank (the “Bank”) currently operates six branch offices at the following locations: 3475 Sheridan Street, Hollywood, Florida, 1200 N. Federal Highway, Boca Raton, Florida and 2770 S.W. 27th Avenue, Miami, Florida, and as of February 17, 2004, three branches that were acquired from Gulf Bank, which are 3400 Coral Way, Miami, Florida, 2800 SW 8th Street, Miami, Florida and 2500 NW 97th Avenue, Miami, Florida. All are full-service branches.

Recent Company Developments

On February 17, 2004, we purchased certain assets and assumed certain liabilities of Gulf Bank of Miami, Florida. We purchased approximately $42 million of loans, and assumed approximately $70 million of liabilities and received $28 million in cash which was reduced by a purchase price of approximately $4 million. Additionally we assumed three Gulf Bank leases in Miami-Dade County, Florida. The transaction received approval by federal and state banking regulators. To facilitate the transaction, we issued $3.1 million of Series A preferred shares and obtained a $1 million loan from Independent Bankers Bank along with certain other loans, which served as bridge financing pending the completion of this offering. We intend to use some of the proceeds of this offering to redeem our Series A preferred shares, subject to approval by banking regulators, and to satisfy our loan with Independent Bankers Bank and our other bridge loans. A full description of this transaction is discussed in the Prospectus in BUSINESS, and in DESCRIPTION OF SECURITIES.

Pre-Gulf Bank Transaction

The Company has grown significantly since new management bought and took control of the former Southern Security Bank in 2000 and after it acquired the assets, deposits and branch office of the original PanAmerican Bank in December 2001. Since that time, management has focused on growing the loan portfolio by concentrating on origination of high-quality commercial real estate loans, and by competitively pricing deposits products to maintain the interest rate spread. Further, and most importantly, management has sought to control costs and improve income. Over the past two years, the Company has achieved significant growth in assets, loans, and deposits, as highlighted below:

•

total assets have grown 43 percent from $65.6 million at December 31, 2001 to $94.1 million at December 31, 2003.

•

total loans have grown 47 percent from $45.0 million at December 31, 2001 to $66.2 million at December 31, 2003.

•

total deposits have grown 46 percent from $54.9 million at December 31, 2001 to $80.1 million at December 31, 2003.

•

shareholders’ equity has grown 63 percent from $6.0 million at December 31, 2001 to $9.8 million at December 31, 2003. (This increase is attributable to capital contributions rather than retained earnings.) At December 31, 2003, our accumulated deficit was $8.4 million.

Impact of Gulf Bank Transaction Unaudited

As a result of our closing of the Gulf Bank transaction on February 17, 2004, our assets, loans and deposits have increased further, as shown below:

•

total assets were $167.8 million at February 29, 2004, up 66 percent from $94.1 million at December 31, 2003.

•

total loans were $110 million at February 29, 2004, up 62 percent from $66.2 million at December 31, 2003.

•

total deposits were $147 million at February 29, 2004, up 71 percent from $80.1 million at December 31, 2003.

Our regulatory capital ratios have changed as follows:

•

the ratio of Total Capital to risk weighted assets was 10.8% at February 29, 2004 compared to 10.7% at December 31, 2003

•

the ratio of Tier 1(Core) Capital to risk weighted assets was 10.2% at February 29, 2004 compared to 9.7% at December 31, 2003

•

the ratio of Tier 1(Core) Capital to average assets was 7.9% at February 29, 2004 compared to 8.0% at December 31, 2003

Our shareholder’s equity was $14.7 million at February 29, 2004, up 50 percent from $9.8 million at December 31, 2003.

While we have achieved significant business growth, we have experienced operating losses, as highlighted below:

•

year ended December 31, 2001, loss of approximately $1.1 million.

•

year ended December 31, 2002, loss of approximately $508,000.

•

year ended December 31, 2003, loss of approximately $443,000.

On a pro forma basis, the operating loss for the year ended December 31, 2003 was $2.9 million (see Selected Pro Forma Consolidated Financial Information).

Business Manager Losses and Write Off

The Bank has historically offered a Business Manager Product, which is described more fully in our Business section.

After careful review of the Business Manager Product, management decided the Business Management did not fit well with the Bank’s current product mix. Phase out of the product was completed in the first quarter of 2004, with management electing to charge off approximately $582,000. For a more detailed discussion of our Business Manager Product, see Management’s Discussion and Analysis of Financial Condition.

Our Business Strategy

The Company intends to continue to expand its business through internal growth as well as through the acquisition of other banks, such as our acquisition of the assets of Gulf Bank. We will pursue this business strategy while managing asset quality. Our strategy for achieving these objectives includes:

•

Acquiring the assets and deposits of other financial institutions.

•

Acquiring other small community banks in Southern Florida.

•

Opening new branch offices.

•

Origination of new loans and deposits

Operating Strategy

Focus on increasing our loan portfolio.

Our principal goal is to substantially increase our loan portfolio. The net proceeds of this offering will allow us to raise our legal lending limit to approximately $5 million from $2.4 million currently, which will allow us to compete more effectively and to make larger loans to larger borrowers.

Employing fewer, but highly qualified and productive individuals and focusing on low net overhead.

Key to our growth and profitability is our experience in providing community banking services and our ability to create a culture committed to both proactive sales and disciplined credit quality. Our practice of employing fewer, but highly qualified and productive individuals at all levels of the organization is key to maintaining lower costs.

Increase our level of earning assets as they relate to operating expenses in order to improve profitability.

We are analyzing our operating expenses to find areas where costs can be reduced through greater efficiency or through renegotiated contracts. We believe that as a result of our efforts to control operating expenses, and to maintain or improve net interest margin, the company will be profitable in future years.

Lending and Other Services

The primary lending focus of the Bank is to make commercial real estate loans, which generally consists of developed real estate.

Commercial Mortgage Loans

The Bank’s commercial mortgage loans are secured by first liens on real estate, and typically have variable rates and amortize over a 15 to 20 year period, with balloon payments due at the end of three to seven years. At December 31, 2003 commercial mortgage loans represented 56% of the total loan portfolio compared to 52% at December 31, 2002. The average balance of commercial mortgage loans was $36.4 million for 2003 and $26.8 million for 2002. Income from these loans totaled $2.5 million for the year ended December 31, 2003 and $1.9 million for the year ended December 31, 2002. As of December 31, 2003, the loss allowance for commercial mortgage loans was $413,000.

Commercial Loans

Another lending focus of the Bank is to small and medium-sized businesses in a variety of industries. The Bank makes available to businesses a broad range of short and medium-term commercial lending products, including working capital lines (for financing inventory and accounts receivable), purchases of machinery, and business expansion (including acquisition of real estate and improvements). At December 31, 2003, commercial loans represented 34% of the total loan portfolio compared to 28% at December 31, 2002. The average balance of commercial loans was $21.1 million for 2003 and $13.6 million for 2002. Income from these loans totaled $1.3 million for the year ended December 31, 2003 and $1.1 million for the year ended December 31, 2002 As of December 31, 2003 the loss allowance for commercial loans was $251,000.

Consumer Lending

The Bank offers a variety of loans to retail customers through its branch network. Loans to retail customers include residential mortgage loans, home equity loans and lines of credit, automobile loans, and other personal loans. At December 31, 2003 residential mortgage loans represented 4% of the total loan portfolio compared to 15% at December 31, 2002. The average balance of residential mortgage loans was $2.9 million for 2003 and $3.9 million for 2002. Income from these loans totaled $207,000 for the year ended December 31, 2003 and $267,000 for the year ended December 31, 2002. At December 31, 2003 consumer, home equity and installment loans represented 6% of the total loan portfolio compared to 5% at December 31, 2002. The average balance of consumer, home equity and installment loans was $4.9 million for 2003 and $6.9 million for 2002. Income from these loans totaled $317,000 for the year ended December 31, 2003 and $439,000 for the year ended December 31, 2002. As of December 31, 2003 the allowance for residential mortgage loans was $30,000, and consumer and installment loans was $20,892 and other loans was $44,000.

Deposits

The Bank offers various interest and noninterest bearing deposit accounts including CDs, Now Accounts, checking and savings. As of December 31, 2003, the Bank had interest bearing deposits of approximately $63.1 million out of total deposits (interest and non-interest bearing) of approximately $80.1 million.

Market Area

Our primary market area for loans and deposits is Miami-Dade, Broward, and Palm Beach counties in southeast Florida where we operate six full-service banking offices. South Florida has experienced a tremendous increase in its population in the last ten years and its median age, which traditionally has been older than other states, has been declining as younger residents are moving to the area. We have also experienced a growing demand for commercial loans, primarily in the metropolitan Boca Raton area in Palm Beach County. We face substantial competition in all phases of our operations from a variety of different competitors. Competition for deposits, loans, and other financial services come from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than the Bank. We compete by offering high levels of attention to our customers, providing personalized services that we feel our larger competitors can not match.

This Offering

The Offering

Securities offered in this offering

2,000,000 units, each unit consisting of one share of our
common stock and two Class D common stock purchase
warrants. These securities will only trade as a unit for 30 days following the effective date, unless the representative of the underwriters determines that a separate trading of the securities should begin earlier.

Common stock to be outstanding after this offering	7,892,126 shares of common stock(1)

Class D Warrants to be issued by this offering	4,000,000 publicly traded warrants

Terms of the Class D Warrants:

Exercise period

The publicly traded warrants will be exercisable, unless
separated earlier from the units by the representative of the
Underwriter, beginning 30 days after the effective date until they expire five years from the effective date, and shall not be
callable for the first year after the effective date.

Exercise price	$4.00

Redemption terms

At any time after the closing price of our common stock, as
reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $5.60, for five
consecutive trading days, we may redeem all or a portion of the outstanding warrants by giving 30 days’ prior written notice and paying $0.50 per public warrant.

Use of proceeds

Our primary purpose will be to use some of the net proceeds to redeem our Series A preferred stock, subject to banking
regulatory approval, and satisfy our loan with Independent
Bankers Bank and our other bridge loans. The remaining net
proceeds will fund working capital increase our loan portfolio and other general corporate purposes.

Proposed American Stock Exchange symbols:
Units	PNBU
Common stock	PNB
Public warrants	PNBW

———————

(1)

The shares of stock that will be outstanding after the offering will include the shares offered by this prospectus and the escrowed securities, but will exclude:

•

exercise of the representative’s over-allotment option, the publicly traded warrants, the representative’s warrants to acquire our common stock;

•

shares that may be purchased on exercise of outstanding stock options;

•

shares that are available for future stock option grants under the Company’s Stock Option Plan;

•

other warrants to purchase shares of common stock.

Summary Consolidated Financial Data

(Dollars in thousands, except per share data)

You should read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included elsewhere in this prospectus.

	Years Ended December 31,
	2003	2002	2001

Selected Consolidated Statement of Operations Data:
Total interest income	$4,932	$4,089	$2,374
Total interest expense	1,197	1,078	690
Net interest income	3,735	3,011	1,684
Provision for loan losses	978	233	—
Net interest income after provision for loan losses	2,757	2,778	1,684
Noninterest income	654	630	221
Noninterest expense	3,854	3,917	3,022
Income (loss) before income taxes and minority interest	(443)	(509)	(1,117)
Income tax expense (benefit)	—	—	—
Income (loss) before income taxes	(443)	(509)	(1,117)
Minority interest in net loss	—	1	3
Net income (loss)	$(443)	$(508)	$(1,114)

Per share data:
Net income (loss) per share
Basic	$(0.80)	$(0.11)	$(0.28)
Diluted	$(0.80)	$(0.11)	$(0.28)
Weighted average shares outstanding
Basic	5,652,618	4,725,106	3,923,020
Diluted	5,652,618	4,725,106	3,923,020

Selected Balance Sheet Data:
Cash and cash equivalents	3,190	12,052	9,602
Total loans, Net	66,197	60,036	44,521
Total assets	94,100	90,210	65,629
Total deposits	80,133	80,086	54,910
Total shareholders’ equity	9,847	8,030	6,008
Book value per share	1.73	1.56	1.38

Selected Financial %:
Return on average assets	(0.47)%	(0.68)%	(3.13)%
Return on average equity	(4.66)%	(6.54)%	(20.53)%
Ratio of average equity to average assets	10.16%	10.42%	15.23%

Additional data for above tables:
Average assets	$93,671	$74,626	$35,616
Average equity	$9,515	$7,773	$5,425
Number of shares outstanding at period end	5,892,126	5,158,442	4,340,968

RISK FACTORS

PanAmerican Has Experienced Operating Losses, And Continued Losses May Depress Our Stock Price And May Cause A Decline In The Value of Your Investment.

PanAmerican has incurred losses of $443,000, $508,000 and $1.1 million for the periods ending December 31, 2003, 2002 and 2001 respectively. If we continue to experience losses, the price of our common stock may decline.

2003 earnings were primarily impacted by a $725,000 increase in net interest income and a $62,000 decrease in operating expenses, offset by a $745,000 increase in the provision for loan losses from the same period in 2002. During 2003, the Bank charged-off $1.1 million in loans, requiring an increased provision to restore the level of the allowance for loan loss. Loans charged-off relating to Business Manager accounts totaled $429,000. Further, $347,000 was incurred related to a commercial engineering company engaged in the development of hospitals, airports, and public facilities, and a $150,000 partial loss was recognized on a condominium loan. As a result of the increase in nonperforming loans and charge-offs above management determined a provision totaling $978,000 was needed for the year ended December 31, 2003. The allowance for loan loss as of December 31, 2003 was $738,000 as compared to $748,000 at December 31, 2002. In 2002, charge-offs totaled $24,000. Recoveries totaled $63,000 in 2003 as compared to $25,000 in 2002. Our loan loss allowance as of December 31, 2003 and 2002 was 1.1 percent and 1.2 percent respectively of our total loan portfolio.

Some borrowers may not repay loans that the Bank makes to them. This risk is inherent in the commercial banking business. If a significant amount of loans were not repaid, it would have an adverse effect on PanAmerican’s earnings and overall financial condition, and could cause the insolvency of PanAmerican.

Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of the Bank’s and the banking industry’s historical loan loss experience, known and inherent risks contained in the loan portfolio, composition, growth of the loan portfolio, and current economic factors. However, the Bank’s allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect PanAmerican’s earnings.

Management’s estimation of losses within PanAmerican’s loan portfolio has increased during the current year over the level of actual loan losses during fiscal year 2002, which prompted increases in the loan loss provision over and above the level necessitated by ongoing growth of the loan portfolio.

We Will Have A Larger Number Of Securities Outstanding After the Offering That Will Be Available For Sale. That May Cause An Imbalance Of The Supply And Demand Of The Shares And Reduce The Price Of Our Common Stock And The Value Of Your Investment.

Following this offering, the amount of our issued and outstanding common stock will increase from 5,892,126 shares as of December 31, 2003, without the exercise of any warrants or options or the accrual of stock dividends, to 7,892,126 shares, which is an increase of approximately 34 percent. Should existing and new shareholders decide to sell their shares soon after this offering, the price of our common stock may decline if supply exceeds demand. A decline in our share price will reduce the value of an investment in our common stock.

Additional common stock shares will be issued as the warrants underlying the units contained in this offering are exercised. Also, there are outstanding warrants that we have previously issued in private offerings and we have issued options to certain officers and directors.

While these warrants are outstanding, the holders will have the opportunity to profit from a rise in the price of our common stock with a resulting dilution (upon exercise) in the value of the interests of our other security holders. This may also cause a decline in our common stock price.

The potential number of shares of our common stock which may be issued upon the exercise of all warrants and options, not including the underwriter’s warrants issued in this offering is as follows:

Common Shares As of December 31, 2003: 5,692,126

a.

2,000,000 shares issued under this offering

b.

200,000 shares currently held in escrow pursuant to a May, 2003 agreement with a corporate investor. 200,000 Class A and 200,000 Class B warrants are also held in escrow

c.

4,000,000 shares to be issued upon the exercise of the Class D warrants underlying the units in this offering

d.

942,625 shares to be issued upon the exercise of Class A warrants

e.

942,625 shares to be issued upon the exercise of Class B warrants

f.

414,000 shares to be issued upon the exercise of Class C warrants

g.

283,417 shares to be issued upon the exercise of options

h.

73,800 warrants issued previously to Franklin National Financial Group, LLC for compensation for certain private offerings of our common shares

i.

16,000 warrants previously issued to Franklin National Financial Group, LLC for compensation for the private offerings of the 200,000 escrowed if and when issued common shares

TOTAL POTENTIAL COMMON SHARES IS 14,964,593.

Should all warrants and options be exercised as set forth in the above chart, the amount of our issued and outstanding common stock will increase from 5,692,126 as of December 31, 2003 to 14,964,593 upon completion of the offering, or approximately 163 percent.

Our Underwriters Have Limited Experience That May Limit Their Ability To Make A Market In The Units, Common Stock And Warrants And This May Cause A Decline In The Value Of Your Investment.

It is their first public offering as managing underwriters and they have only recently begun participating in the selling group of public offerings. Since the underwriters are relatively small firms, there can be no assurance that the underwriters will be able to make a market in the Units, the Common Stock and Warrants, or that if it does develop, that they will be able to adequately support trading of the Units, the Common Stock and Warrants in the aftermarket.

The underwriters have been engaged in a number of private placements since 1995 and its principals have in excess of fifty years of combined experience as managing underwriter of initial and subsequent financings for public companies.

Changes In Interest Rates May Adversely Affect Our Financial Condition And May Cause A Decline In The Value Of Your Investment.

The Bank’s primary market risk exposure is interest rate risk, which is the our financial exposure to adverse movements in interest rates. Our income is primarily derived from the excess of interest collected on interest-earning assets (loans) over the interest paid on interest-bearing liabilities (deposits). The rates of interest earned on assets and owed on liabilities change and generally are established contractually over a period of time. Since market interest rates change over time, the Bank is exposed to lower profitability if it cannot adapt to interest rate changes. Over the short term, a downward movement in market interest rates may cause a decrease in the interest collected due to adjustable rate loans whose interest rate will adjust downward, while interest paid on interest-bearing deposits may not offset the decline in interest collected due to our higher fixed interest payment obligation over a longer period, e.g. certificates of deposit. Over a longer term, for example a five year period, an upward movement in interest rates may increase risk exposure as our liabilities may require increase interest payments which are not offset by increased interest collected on assets. An asset portfolio largely in fixed interest rate loans of long duration, may not be able to be repriced quick enough to offset the effects of paying increased interest on our liabilities .

The Bank Operates In A Highly Competitive Industry, Which Could Hinder Our Growth Strategy And May Cause A Decline In The Value Of Your Investment.

The Bank operates in a highly competitive environment. In one or more aspects of its business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in the Bank’s market area. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Bank does not currently provide. In addition, many of the Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

Our Share Of The Local Deposit Base Is Small And Our Ability To Compete May Be Limited And Your Investment May Not Increase In Value.

The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Competition for loans emanates from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Many of the financial institutions operating in PanAmerican’s market area offer certain services, such as trust, investment and full service international banking, which the Bank does not offer. To compete, the Bank relies upon competitive products and services, responsive handling of customer needs, and personal contacts by its Officers, Directors and staff. In those instances where the Bank is unable to provide services a customer needs, it seeks to arrange for those services to be provided by other financial institutions with which it has correspondent relationships.

Subject to certain federal and state law restrictions, since September 1995, certain bank holding companies are authorized to acquire banks throughout the United States. Since June 1, 1997, certain banks are permitted to merge with banks organized under the laws of other states. In addition, as of March 12, 2000, the federal law that restricted banks, securities firms and insurance firms from affiliating was repealed. These changes, together with economic developments in the United States, have led to a period of consolidation in the banking industry, and may be expected to lead to even greater competition for the Bank and for the Bank to be placed in competition in the future with financial institutions with which it does not currently compete. As a result, the Bank may be expected to encounter intense competition within its market area for the foreseeable future, which may limit its growth and/or profitability.

The Benefits Of The Asset Purchase Agreement Upon The Bank Are Uncertain And May Not Result In An Increase In The Value Of Your Investment.

The Bank’s purchase of Gulf Bank’s loan portfolio and its assumption of Gulf Bank’s deposits increased the amount of its loans to approximately $110 million. It is uncertain whether this level will be retained or over what period of time. The Bank’s ability to use the deposits assumed from Gulf Bank to fund additional loans depends upon Gulf Bank depositors maintaining their accounts at the Bank. While it is expected that most depositors will hold their accounts with the Bank after its assumption of the Gulf Bank deposits, the actual number is uncertain.

You Will Experience A Dilution In Net Tangible Book Value Per Share

If you invest in this offering, you will experience substantial dilution in your net tangible book value per share of $3.12 per share ..

There Are Restrictions That Inhibit The Ability Of PanAmerican To Pay Dividends

The Bank is subject to legal limitations under federal and state law affecting the frequency and amount of dividends that may be paid to its shareholders and until the accumulated deficit is satisfied, no cash dividends may be paid. Banking regulators may restrict the ability of any bank subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. The accumulated deficit totaled $8.4 million at December 31, 2003, a $443,000 increase from $8.0 million at December 31, 2002. Continued losses would increase the accumulated deficit and would continue to postpone our ability to pay dividends.

The Bank Out-Sources Many Essential Services To Third-Party Providers Who May Terminate Their Agreements With Us, Resulting In Interruptions To Our Operations

The Bank receives, and will continue to receive, essential technical and customer service support from third-party providers. These third-party providers provide check processing, data processing, internet processing, home page hosting and statement-rendering services. We expect to use third-party providers for additional services in the future. Our current agreements with each of these service providers may be canceled without cause by either party upon specified notice periods, and future agreements may contain similar clauses. If one of our third-party service providers terminates its agreement with us, we may not be able to enter into a new agreement on similar terms, and our operations may be interrupted. If an interruption were to continue for a significant period of time, we could lose customers to other providers.

At December 31, 2003, the Bank’s major service providers are Fiserv ITI for core data processing, Fiserv Miami for item processing services, Fiserv Jacksonville for statement rendering, Fiserv/Star for ATM processing, and Ocean Systems for wire transfer and OFAC compliance systems. Currently, these service providers operate under continuing contracts.

If Key Management Personnel Leave Our Bank, Our Business Could Be Adversely Affected Which May Decrease The Value Of Your Investment.

Our future success depends to a significant extent on the continued services of our key senior management including PanAmerican Bank President & CEO, Hugo Castro and PanAmerican Bancorp President and CEO, Michael Golden. The loss of the services of either of these individuals or other key employees would likely have material adverse effects on our business. Their backgrounds are described under MANAGEMENT.

Management Has Significant Ownership and Control Of Our Affairs, Which They Could Exercise Against Your Best Interests

As of December 31, 2003, our Directors and Executive Officers beneficially owned approximately 29.7% of our Common Stock. After this offering, their beneficial ownership will be reduced to approximately 22.8%, upon the exercise of all warrants and options, not including underwriter’s warrants issued in this offering and prior private offerings.

In addition, we have granted options to purchase an additional 283,417 shares of our common stock to certain Officers and to our Directors.

The Bank currently extends eight direct and/or indirect credit accommodations to its Directors in the aggregate amount of approximately $2.3 million, of which roughly $2.1 million is secured by real estate, $89,000 is secured by automobiles, $87,000 is secured by cash collateral and $73,000 is unsecured. All loans are believed to be collectable.

Accordingly, our Officers and Directors are in a position to exercise substantial influence over the affairs of PanAmerican and will have the ability to impede the acquisition of control of PanAmerican by a third party. The interests of the Directors and Executive Officers may not align precisely with your interests as a holder of PanAmerican’s Common Stock and Common Stock Purchase Warrants.

Government Regulation May Have An Adverse Effect On Our Profitability And Growth And May Decrease The Value Of Your Investment.

We are subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we accept deposits, make loans, purchase securities and pay dividends. These laws and regulations are subject to change and such change may not be predicted and may impact our business and profitability. These regulations are intended primarily to protect depositors. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry.

PanAmerican Will Need To Apply New Technology To Service Its Customers, Stay Competitive And Continue Its Growth Strategy And If We Do Not This May Decrease The Value Of Your Investment.

The Banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. PanAmerican’s future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank’s operations. Many of the Bank’s competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services to be successful in marketing such products and services to its customers.

Forward Looking Statements

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the assumptions underlying our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The estimated net proceeds from the sale of the units being offered, after deducting the underwriting discount and the expenses of the offering is estimated to be $8.7 million, without the underwriter’s over-allotment option. As this is a firm underwriting, if any shares are purchased, all must be purchased. See, UNDERWRITING.

Our primary purpose will be to use some of the net proceeds to redeem our Series A preferred stock, which provide for an 8% non-cumulative cash dividend, subject to banking regulatory approval, and satisfy certain loans. The Preferred Stock and the Loans were incurred to meet minimum capital requirements necessary for regulatory approval of the Gulf Bank transaction. We intend to use $1 million of the proceeds of the offering to satisfy, in full, our $1 million loan with Independent Bankers Bank , which has an interest rate of 4% .. We will also use $3,100,000 to fully redeem our Series A preferred stock. We will use $850,000 to repay other bridge loans , which have an interest rate of 6%, that were incurred to meet the capital regulatory requirements to complete the Gulf Bank transaction. The remaining net proceeds will fund working capital, increase our loan portfolio and other general corporate purposes. For additional detail see BUSINESS section.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2003. Our capitalization is presented:

•

On an actual basis;

•

On an adjusted basis to give effect to the sale of the Series A Preferred Securities and to give effect to the released escrow proceeds, (On May 2003, we entered into an escrow agreement with a corporate investor for the sale of 200,000 shares of common stock for $650,000 and 200,000 Class A warrants and 200,000 Class B warrants for $350,000. These funds are in escrow and will be released to us upon our listing on the AMEX. This is what we mean by “escrowed proceeds”) and;

•

On an as-adjusted basis to give effect of the sale of 2,000,000 units in the offering, along with release of the escrowed funds and the redemption of the Series A Preferred Stock (that was issued January 26, 2004).

Capitalization	Balances at 12/31/2003	Adjusted for Escrowed Proceeds and Series A Preferred Stock	Escrowed Proceeds, the Offering and Redemption of Series A Preferred Stock

Stockholders Equity
Series A preferred stock		$3,100,000
Common stock and Capital Surplus	$19,380,047	19,280,047	$27,537,047
Accumulated deficit	(8,448,430)	(8,448,430)	(8,448,430)
Accumulated other Comprehensive income (loss)	(84,521)	(84,521)	(84,521)
	10,847,096	13,847,096	19,004,096
Less subscriptions receivable	(1,000,000)	0
Total equity	$9,847,096	$13,847,096	$19,004,096

Book value per common share equivalent	1.73	2.35	2.41

Shares outstanding	5,692,126
Escrowed shares released		200,000
Shares Outstanding after escrow release		5,892,126
Common Share equivalents after offering			7,892,126

Offering Proceeds
Units Sold	2,000,000
Market price	$4.75
Proceeds	$9,500,000
Underwriters discount	(800,000)
Proceeds before expenses	8,700,000
Costs of offering	(443,000)
Net Proceeds	$8,257,000

DILUTION

The difference between the $4.75 offering price per unit (1) share of common stock and two warrants and the net tangible book value of a share or an equivalent share of common stock after the offering is the dilution in the value of the units offered to investors. PanAmerican’s net tangible book value for each share of common stock is determined by dividing the net tangible book value of PanAmerican by the number of shares of common stock and escrowed shares sold in this offering. PanAmerican’s net tangible book value is determined by subtracting PanAmerican’s total liabilities from its total tangible assets.

At December 31, 2003, the net tangible book value of PanAmerican was $7.7 million or $1.36 per share of common stock. The outstanding stock options, Class A Warrants to purchase 942,625 shares of common stock at $4.00 per share, Class B Warrants to purchase 942,625 shares of common stock at $3.50 per share, and Class C Warrants to purchase 414,000 shares at $3.75 per share as well as the Class D Warrants to purchase 4,000,000 shares at $4.00 per share of this offering are antidilutive as the net tangible book value per share is less than the strike price and exercise price.

Assuming the sale of 2,000,000 units in the offering at $4.75 per unit, comprised of one share of common stock and two warrants and giving effect to the 200,000 shares to be released pursuant to the May, 2003 escrow agreement, and considering the redemption of the Series A preferred Stock, (which was issued January 26, 2004) the dilution per share to new investors will be $3.12 on a fully diluted basis, as set forth below.

	Balances at 12/31/2003	Adjusted for Escrowed Proceeds, the Offering, inclusion of identifiable intangibles for the Gulf Bank transaction and redemption of Series A Preferred Stock
Dilution

Shareholders Equity	$9,847,096	$19,044,096
Less intangibles	2,112,395	6,135,956
Net tangible book value	$7,734,701	$12,868,140

Common Share and Common Share equivalent shares	5,692,126	7,892,126
Offering price per unit for equivalent common stock		$4.75
Net tangible book value per common share equivalent	$1.36	$1.63

Increase due to offerings and escrowed funds		$0.27
Dilution per unit to new investors		$(3.12)

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On February 17, 2004 we purchased certain assets and assumed certain liabilities of Gulf Bank of Miami, Florida (the “Gulf Transaction”). We purchased approximately $42 million of loans and some office equipment and we assumed approximately $70 million of liabilities (which consisted almost exclusively of deposits). Because the deposit and other liabilities assumed exceeded the asset values purchased, we received approximately  $28 million in cash from Gulf Bank to bridge this difference. The cash received was reduced by a purchase price of $3.2 million. We also assumed three Gulf Bank leases in Miami-Dade County.

For financial reporting purposes, both historically and prospectively, the Gulf Transaction will be treated as an acquisition pursuant to the purchase method of accounting.

The following selected Pro Forma Consolidated Financial Information assumes the Gulf Bank Transaction had become effective December 31, 2003 with respect to financial condition data and on January 1, 2003 with respect to results of operations data.

The pro forma information represents a current estimate based on available information on the combined company’s results of operations. The pro forma financial information includes adjustments to record the assets and liabilities of Gulf Bank at their estimated fair values and is subject to further adjustment as additional information becomes available. The pro forma financial statements do not include any amount related to acquisition costs (estimated to be $300,000) that will be incurred to complete implementation of the acquisition. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including notes thereto, of PanAmerican Bancorp and Gulf Bank included as exhibits in this document.

The pro forma financial information, while helpful in illustrating the financial characteristics of the acquisition under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and other factors that may result as a consequence of the acquisition and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined business would have been had our companies been combined during the period presented.

Select acquisition pro forma adjustments have been made to the Pro Forma Combined Statement of Operations to remove the impact of unusual, excessive and non-recurring expenses incurred by Gulf Bank during 2003 due to operation of the Company under its second year of a Cease & Desist Order that imposed restrictions on normal operations at Gulf Bank.

PANAMERICAN BANCORP, INC.

PROFORMA BALANCE SHEET

As at December 31, 2003

	PanAmerican 12/31/03	Gulf Bank 12/31/03	Assets/ Liabilities Not Assumed	Acquisition Proforma Adjustments	Note	Proforma PanAmerican (unaudited)

Total Cash & Cash Equivalents	$3,190,424	$5,218,505	$(5,218,505)	$19,248,996	1	$22,439,420
Certificate of Deposit in another Financial Institution	—	100,000	(100,000)	—		—
Securities Available for Sale and Short Term Investments	8,177,881	22,475,831	(22,475,831)	—		8,177,881
Securities Held to Maturity	11,394,088	—	—	—		11,394,088
Loans, net	66,196,534	39,131,673	828,025	(418,982)	2,3	105,737,250
Goodwill and other intangibles	1,953,540	—	—	3,194,974	4	5,148,514
Other Assets	3,187,144	4,359,764	(3,600,400)	828,587	2	4,775,095
Total Assets	$94,099,611	$71,285,773	$(30,566,711)	$22,833,575		$157,672,248

Deposits	$80,133,130	$60,034,007		$408,752	2	$140,575,889
Securities Sold under Repurchase Agreement	2,436,584	—	—	—		2,436,584
Other Borrowings	1,000,000	3,000,000		—		4,000,000
Other Liabilities	659,374	845,307	(715,429)	—		789,252
Total Liabilities	84,229,088	63,879,314	(715,429)	408,752		147,801,725

Minority Interest in Subsidiary	23,427	—	—	—		23,427
Total Shareholders equity	9,847,096	7,406,459	—	(7,406,459)		9,847,096
Total Equity	9,870,523	7,406,459	—	(7,406,459)		9,870,523
Total Liabilities & Equity	$94,099,611	$71,285,773	$(715,429)	$(6,997,707)		$157,672,248

Notes

1.

The pro forma adjustment to increase cash represents the difference between assets purchased and liabilities assumed from Gulf Bank (net of amounts not assumed) in the amount of $22.4 million. Cash was reduced to reflect the impact of the purchase price of $3.2 million for a net increase of $19.2 million. Cash was further adjusted for the net impact of fair market value adjustments (see notes 2 and 3 below) however these amounts net out to a nominal value.

2.

Fair market value pro forma adjustments included a premium to loans of $39,118, a premium to core deposits of $828,587 and a deficiency to certificates of deposit of $408,752 based on market interest rates at the acquisition date.

3.

The purchase price included Gulf Bank loans at gross value. An adjustment of $458,100 was made to decrease Gulf Bank loans to the estimated net recoverable amount.

4.

Goodwill adjustments reflect the purchase price premium.

PANAMERICAN BANCORP, INC.

PROFORMA COMBINED STATEMENT OF OPERATIONS

For the Year ended December 31, 2003

	PanAmerican Bancorp for the Year ended 12/31/03	Gulf for the Year ended 12/31/03	Acquisition Proforma Adjustments	Note	Proforma PanAmerican for the Year ended 12/31/03

Interest and fees on loans and leases	$4,344,609	$3,199,066	$(6,520)	1	$7,537,155
Interest and dividends on investments and fed funds	587,858	906,866	(208,866)	1	1,285,858
Total interest income	4,932,467	4,105,932	(215,386)		8,823,013
Interest on deposits	1,180,397	1,178,841	(172,164)	2	2,187,074
Interest on other borrowings	16,640	204,146	—		220,786
Total interest expense	1,197,037	1,382,987	(172,164)		2,407,860
Net interest income	3,735,430	2,722,945	(43,222)		6,415,153
Provision (recovery) for loan losses	978,066	(35,000)	—		943,066
Net interest income after provision for loan losses	2,757,364	2,757,945	(43,222)		5,472,087
Service charges on deposit accounts	600,580	933,420	—		1,534,000
Other	53,136	180,957	(92,065)	3	142,028
Total non-interest income	653,716	1,114,377	(92,065)		1,676,028
Salaries and employee benefits	1,723,981	2,491,215	—		4,215,196
Occupancy and equipment	667,155	657,031	—		1,324,186
Professional services	184,742	1,487,247	—		1,671,989
Other	1,278,202	1,582,758	—		2,860,960
Total non-interest expense	3,854,080	6,218,251	—		10,072,381
Income (loss) before taxes and minority interest in net loss	(443,000)	(2,345,929)	(135,287)		(2,924,216)
Income tax recovery	—	996,266	(996,266)		—
Loss before minority interest in net loss	(443,000)	(1,349,663)	(1,131,583)		(2,924,216)
Other comprehensive loss, net of tax	—	(109,647)	(109,647)

Minority interest in net loss	345	—	—		345
Net loss	$(442,655)	(1,459,310)	(1,021,906)		$(2,923,871)
Basic and diluted earnings (loss) per share	(0.08)				(0.50)

———————

(1)

The interest income adjustment primarily consisted of (i) the projected amortization of loan fair value adjustments over a projected eight year life, and (ii) the reduction in investment interest income associated with the securities available for sale which were not purchased as part of the transaction.

(2)

The interest expense adjustment primarily consisted of a decrease in interest expense associated with the projected amortization of fair value adjustments on certificate accounts over a five year projected average maturity.

(3)

The adjustment to non-interest expense represents the amortization of the core deposit intangible asset over nine years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The Company has focused its attention on adding branches and resources to grow the Bank, while improving asset quality. (The “Holding Company”, the “Company” and “Bank” will be used interchangeably below.) Information related to prior periods may not be reflective for comparison due to certain changes occurring in the Bank, such as the merger that took place in 2001 and the acquisition of Gulf Bank assets and assumption of liabilities in 2004.

Critical Accounting Policies

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition.  The Company has identified four policies as being critical because they require us to make particularly difficult, subjective and / or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

The first policy is our accounting for the allowance for loan losses which is discussed in detail in this section (see Lending Activities).

The second policy is our accounting for purchase price adjustments. The cost of acquiring the assets and liabilities from Gulf Bank has been allocated to goodwill and is not amortized in the financial statements. Fair market value adjustments are based upon an independent evaluation of the assets and liabilities acquired at the purchase date. Premiums or discounts are determined based upon interest rates and maturities at the acquisition date. Premiums are amortized to income annually. Discounts are accreted to income annually.

The third policy involves the valuation of goodwill and identifiable intangibles. Each period an analysis is conducted to determine if goodwill and identifiable intangibles valued in the books of account of the company has been impaired. To date no permanent impairment has been identified. If goodwill and identifiable intangibles were determined to be impaired, the excess value would be expensed in the period in which the impairment was identified.

The fourth policy is our accounting for the fair market value of investments which is discussed in this section (see Investment Activities).

The Company, in consultation with the Audit Committee, has reviewed and approved these critical accounting policies (further described in Note 1 (Summary of Significant Accounting Policies) to Financial Statements).

Overview

Our results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a commercial banking business which consists of, in very general terms, attracting deposits from the general public and applying a majority of these funds (typically 60% to 75%) to the origination of commercial loans to small businesses, consumer loans, and secured real estate loans in South Florida. The balance (approximately 25% to 40%) is generally held in cash and invested in investment grade securities.

The Bank’s profitability depends primarily on generating sufficient net interest income (the difference between interest income received from loans and investments and the interest expense incurred on deposits and borrowings) to offset the Bank’s operating expenses. Any excess thereof is pre-tax profit earned by the Bank. The careful balance sought between the interest rate earned and frequency of rate changes, as that balance relates to that interest rate paid to the Bank’s deposit base, determines the nature and extent to which the Bank may be profitable. For example, if the income generated by the Bank’s net interest income plus non-interest income is in excess of the Bank’s noninterest expenses and provision for loan losses, the Bank should be operating profitably. Non-interest expenses consist primarily of personnel compensation and benefits, occupancy and related expenses; deposit insurance premiums paid the FDIC, as well as other operating expenses. Non-interest income consists primarily of loan origination fees, service charges on deposit accounts and gains on securities transactions.

The depository financial institution industry began a process of consolidating in the decade of the 80’s that continues to this day. As a result, the number of depository institutions has been decreasing significantly.

This has created opportunities for new banking charters that have been opened, and operate generally referred to as “community banks”. The commitment to better customer service providing continuity of basic values has been responsible for its success.

PanAmerican Bank as a community bank has been growing successfully in the markets it serves, providing deposit services and loans to clients that are mostly small businesses and high net worth individuals who seek a more personalized professional environment in which to conduct their affairs. Our prompt response to loan requests and the friendly environment in which services are delivered proved to be the determining factor in our current growth.

This trend is anticipated to continue as our company culture continues to percolate all levels of the Bank. Our employees are mostly seasoned individuals in the business who are highly motivated by our Business Plan.

The U.S. Economy continues to show a moderate recovery and risks of renewed recession appear small, however growth has been limited. These conflicting forces have brought an uncertain outlook for the interest rates in 2004. Banks during 2003 continued to feel the effects of the historically low interest rate environment, as net interest margins contracted industry wide.

The potential for an increase in interest rates later in the year should help the Bank obtain higher yielding loans to increase profitability, while the cost of funds remains fairly stable. This should help increase interest margins.

At this time the company’s only source of income is the operation of the Bank. The Bank is a commercial banking institution chartered by the State of Florida, and a member of the Federal Reserve System. The Bank operates six branch offices in South Florida under the name of PanAmerican Bank.

The Bank’s principal source of income is its Loan Portfolio which represents in the average 75% of total assets. The Bank has developed a niche satisfying the needs of the small to medium size businesses. Many of these are companies with annual sales of less than $20 million in a wide variety of industries. Some of the financing provided includes, commercial real estate loans, equipment leasing, business loans, etc.

Fee income has become an important consideration in the revenue mix, due to the transition of interest free deposits to interest bearing deposits that include higher yielding deposits in money market accounts. The Bank has been able to increase its fee income base by the consistent application of service charges to transaction accounts and loan origination fees.

One of the most important considerations in the future conduct of the Bank is the further development of its banking franchise. Bank management is also developing upgrading its technology. Additionally, part of our Business Plan includes the establishment of new products and services. Many community banks have operated in a traditional manner and foregone opportunities to expand its basket of products. This should bring additional revenues to the Bank.

Effect of The Gulf Bank Transaction

On February 17, 2004, we acquired the loan portfolio, deposits, cash and certain assets of Gulf Bank of Miami, Florida. We also retained certain employees that we felt would be beneficial to us in the acquisition of the above items. We also kept the three existing branches of the former Gulf Bank. We see no reason to change our operating strategy of providing commercial real estate loans to customers in South Florida with this acquisition . We believe that we can provide our services in a more cost-effective and efficient manner by using our existing personnel and by employing a small number of former Gulf Bank employees. We anticipate improved operating results due to certain synergies of the combined operations. We have taken steps to assure the clients of the former Gulf Bank that the transition to PanAmerican Bank will be transparent to them and that their business is important to Pan American Bank. We do face uncertainty relating to retention of these customers and in achieving the cost savings through economies of scale that we anticipate.

Average Balance Sheet

The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the Years Ended December 31,
	2003			2002
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$16,656	$539	3.24%	$10,021	$332	3.31%
Federal funds sold	4,481	48	1.07	5,746	100	1.74
Loans:
Commercial loans (2)	18,549	1,100	5.93	11,071	795	7.18
Commercial mortgage loans (2)	36,442	2,483	6.81	26,815	1,890	7.05
Consumer loans (2)	2,456	188	7.65	3,564	290	8.14
Residential mortgage loans (2)	2,927	207	7.07	3,917	267	6.82
Business Manager loans (2)	2,561	238	9.29	2,573	266	10.34
Home equity and other loans (2)	2,485	129	5.19	3,307	149	4.51
Total Loans (2)	65,420	4,345	6.64
Total interest earning assets	86,557	4,932	5.70	67,014	4,089	6.10
Noninterest-earning assets	7,114			7,612
Total	$93,671			$74,626

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
NOW and money market accounts	$33,798	$445	1.32%	$24,604	$375	1.52%
Savings accounts	1,747	9	0.52	1,582	12	0.76
Certificates of deposit	28,578	726	2.54	19,983	622	3.11
Total interest-bearing deposits	64,123	1,180	1.84
Federal funds purchased and securities sold under repurchase agreement and other	2,705	17	0.63	4,321	69	1.60
Total interest-bearing liabilities	66,828	1,197	1.79	50,490	1,078	2.14
Noninterest bearing liabilities	17,328			16,363
Stockholders’ equity	9,515			7,773
Total	$93,671			$74,626
Net Interest income and net yield on interest- earning assets		$3,735	4.32%		$3,011	4.49%

———————

(1)

Includes investment securities and Federal Reserve Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

	For the year ended December 31, 2001
	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$8,939	$470	5.26%
Federal funds sold	4,347	187	4.30
Commercial loans (2)	7,028	580	8.25
Commercial mortgage loans (2)	5,599	472	8.43
Consumer loans (2)	2,002	194	9.69
Residential mortgage loans (2)	2,156	166	7.70
Business Manager loans (2)	1,615	235	14.55
Home equity and other loans (2)	909	70	7.70
Total interest earning assets	32,595	2,374	7.28
Noninterest-earning assets	3,021
Total	$35,616

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
NOW and money market accounts	$11,076	$195	1.76%
Savings accounts	844	10	1.18
Certificates of deposit	7,984	422	5.29
Federal funds purchased and securities sold under repurchase agreement and other	2,143	63	2.94
Total interest-bearing liabilities	22,047	690	3.13
Noninterest bearing liabilities	8,144
Stockholders’ equity	5,425
Total	$35,616
Net Interest income and net yield on interest- earning assets		$1,684	5.17%

———————

(1)

Includes investment securities and Federal Reserve Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk. The Bank’s primary market risk exposure is interest rate risk. Interest rate risk is the exposure of financial condition to adverse movements in interest rates. The Bank’s income is derived primarily from the excess of interest collected on interest-earning assets over the interest paid on interest-bearing liabilities. The rates of interest earned on assets and owed on liabilities generally are established contractually for a period of time. Since market interest rates change over time, the Bank is exposed to lower profitability if it can not adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and stockholder value; however, excessive levels of interest rate risk could pose a significant threat to the Bank’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to our safety and soundness. The Bank’s interest rate risk is monitored using its GAP analysis on a monthly basis.

The Bank does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Bank does not intend to engage in such activities in the immediate future.

Asset/Liability Management. A principal objective of the Bank’s asset/liability management strategy is to minimize the Bank’s exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the Asset and Liability Committee of the Bank that establishes policies and monitors results to control interest rate sensitivity.

The Asset and Liability Committee examines the extent to which its assets and liabilities are interest rate sensitive and monitors the Bank’s interest rate sensitivity GAP. An asset or liability is considered to be interest rate-sensitive if it will be repriced or mature within the time period analyzed, usually one year or less. The interest rate sensitivity GAP is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time periods. During a period of rising interest rates, a positive GAP would tend to result in an increase in net interest income; and a negative GAP would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to adversely affect net interest income.

If the repricing of the Bank’s assets and liabilities were equally flexible and moved concurrently, the impact of any increases or decreases in interest rates on net interest income would be minimal. However, as commercial banking companies generally have a significant quantity of their earning assets in Rate-Over- Prime, rate-adjusted-day-of- change earning assets, GAP management is critical, as very few, if any, rate-sensitive liabilities (deposit accounts) adjust at such a rapid frequency.

The Asset and Liability Committee evaluates the Bank’s GAP position, and stratifies these results according to how often the repayment of particular assets and liabilities are impacted by changes in interest rates. Additionally, income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates; thus, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Additionally, certain types of earning assets (variable rate mortgage loans, for example) may have interest caps which may limit the level of rate- increases, even though general market interest rates increase. GAP management is further complicated by asset (loan) prepayment and/or early withdrawal of liabilities (deposits). In volatile interest rate markets the level of assets and liabilities assumed by bank managers may not have accounted for the deviation that has occurred in the unpredictable interest rate environment.

Therefore, Bank management and the Asset and Liability Committee’s strategy are to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. They review, on at least a monthly basis, the maturity and repricing of assets and liabilities for the various time period traunches considered.

The following table represents the Bank’s static GAP position as of December 31, 2003.

	Within Three Months	Three to Twelve Months	Two to Three Years	Three to Five Years	Over Five Years	Total
	(Dollars in Thousands)
ASSETS:
Immediately repricing investments	$7,851	$—	$—	$—	$—	$7,851
Fixed investments	3	—	2,330	2,601	6,492	11,426
Loans	37,973	12,286	11,905	4,614	165	66,943
Total repricing assets	45,827	12,286	14,235	7,215	6,657	86,220
Nonearning assets	—	—	—	—	—	7,793
Total assets	$45,827	$12,286	$14,235	$7,215	$6,657	$94,013

LIABILITIES:
NOW accounts	$5,091	$—	$—	$—	$—	$5,091
Money market accounts	18,935	—	—	—	—	18,935
Savings accounts	1,605	—	—	—	—	1,605
Total core deposits	25,631	—	—	—	—	25,631
Certificates of deposit	2,427	8,810	21,332	4,645	1,248	38,462
Other borrowed funds	2,437	—	—	—	—	2,437
Total repricing liabilities	30,495	8,810	21,332	4,645	1,248	66,530
Demand deposits	—	—	—	—	—	17,096
Other liabilities	—	—	—	—	—	626
Stockholders’ equity	—	—	—	—	—	9,761
Total liabilities and equity	$30,495	$8,810	$21,332	$4,645	$1,248	$94,013

Asset/liability GAP, static	15,332	3,476	(7,097)	2,570	5,409
Rate sensitive assets /rate sensitive liabilities, static	1.50	1.39	0.67	1.55	5.33
Asset/liability GAP, cumulative	15,332	18,808	11,711	14,281	19,690
Rate sensitive assets /rate sensitive liabilities, cumulative	1.50	1.48	1.19	1.22	1.3
Target	.08 to 1.2	.08 to 1.2	.08 to 1.2	.08 to 1.2	.08 to 1.2

Earning Assets

A primary strategy of the Company is to increase our level of earning assets as they relate to operating expenses in order to improve our profitability. We are pursuing a growth strategy by increasing our level of earning assets, primarily through increases in the loan portfolio, and by increasing the level of capital in support of this growth. Interest-earning assets, which consist of loans, investments, federal funds sold, and Federal Reserve Bank Stock, totaled $85.8 million at December 31, 2003, a $2.5 million, or 3 % increase from $83.3 million at December 31, 2002.

Lending Activities

Our principal lending areas have been defined as all census tracts within the tri-county area of Palm Beach, Broward and Miami-Dade Counties, Florida. Our customers are predominantly small to medium-sized businesses, individual investors and consumers. The Bank had no direct loans to foreign entities during 2002 and 2003, however, some of our loans are to U.S. corporations which may do business with companies in foreign countries. Collateralized loans are extended on similar terms to all of the Bank’s customers and have an inherent degree of risk:

As a significant part of our growth strategy, we are increasing our efforts to develop new business relationships and are increasing our marketing efforts. Typically, we seek commercial lending relationships with customers borrowing from $25,000 to $2.4 million. Our legal lending limit for secured and unsecured loans was $2.4 million and $1.5 million as of December 31, 2003 and 2002. New capital growth from this public offering should increase our legal lending limit which will allow us to meet the loan needs of larger customers. We also have approximately 13 participating loans with other banks, which total approximately $4.2 million as of December 31, 2003.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on mortgage loans generally give us the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of loans tends to increase, however, when current loan market rates are substantially higher than rates on existing loans and, conversely, decrease when rates on existing loans are substantially higher than current loan market rates.

The Bank extends credit with terms, rates and fees commensurate with those in its market place for like types of credit. Loan maturities may positively or negatively impact the Bank’s GAP position and, ultimately, its profitability.

Allowance For Loan Losses. The Company’s allowance for loan losses represents our estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio. Additions to the allowance may result from recording provision for loan losses or loan recoveries, while charge-offs are deducted from the allowance.

Process To Determine The Adequacy Of The Allowance For Loan Losses. The Company has an established process to determine the adequacy of the allowance for loan losses that relies on a number of analytical tools and benchmarks to arrive at a range of probable outcomes. No single statistic or measurement, in itself, determines the adequacy of the allowance. For analytical purposes, the allowance consists of two components, allocated and unallocated.

We have a detailed system of procedures to ensure complete analysis of all factors pertinent to the evaluation of the adequacy of its loan loss allowance. The evaluation process includes analyzing general conditions in the local, regional and national economy as well components within the portfolio itself to include: portfolio composition, concentrations, off-balance sheet risks, delinquencies and non-accruals, classified assets, non-performing assets and gross and net loan balances. In computing the adequacy of the loan loss allowance, we employ the following methodology:

General Allocation: The methodology used in establishing general allocation is based on a broad risk analysis of the portfolio. All significant portfolio segments, including off balance sheet risk and concentrations, are analyzed. The amount of the general allocation is based upon a statistical analysis that derives appropriate formulas, which are adjusted by management’s subjective assessment of current and future conditions. The determination includes an analysis of loss and recovery experience in the various portfolio segments over at least the most recent four quarters. Results of the historical loss analysis are adjusted to reflect current and anticipated conditions. PanAmerican currently utilizes the following formula in determining its General Allocation:

•

Total non-classified loans with a risk grade of nominal to low carry no required general allocation.

•

Total non-classified loans with a risk grade of moderate to high carry a required general allocation of one percent.

•

Total non-classified consumer loans secured by automobiles and services by others carry an additional general allocation of 1/5 of one percent.

•

Off-balance sheet items carry a required general allocation of 1/4 of one percent.

•

Total loans classified as “substandard”, and not considered to be significant commercial and industrial loans, carry a required general allocation of 15 percent.

•

Total loans classified as “doubtful”, and not considered to be significant commercial and industrial loans, carry a required general allocation of 50 percent.

•

Total loans classified as “loss” carry a required general allocation of 100 percent.

Specific Reserves: All significant commercial and industrial loans classified as either “substandard” or “doubtful” are reviewed at the end of each period to determine if a specific allocation is needed for that credit. The determination of a specific allocation for an impaired asset is evaluated in accordance with Financial Accounting Standards Board Statement No. 114, and a specific allocation is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific allocation does not necessarily mean that the credit with the specific allocation will definitely incur loss at the reserve level. It is only an estimation of probable loss based upon anticipated events.

Loan Maturity Schedule. The following schedule sets forth the time to contractual maturity of the Bank’s loan portfolio at December 31, 2003. Loans which have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

	Total	One Year or Less	One to Five Years	Over Five Years
Residential real estate	$22,584	$12,794	$8,264	$$1,526
Consumer	37,608	6,766	16,915	13,927
Commercial	2,465	242	917	1,306
Commercial real estate	4,283	772	1,540	1,971
Other	130	130	—	—
	$67,070	$20,704	$27,636	$$18,730
Deferred loan costs	(135)
	$66,935

Fixed rate loans due after one year total are approximately $9.6 million and adjustable rate loans due after one year are approximately $17.2 million. The trends illustrated reflect managements continuing efforts to evaluate maturities and to increase floating rate earnings assets as opportunities are presented.

Asset Quality. The Bank’s management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The earning asset portfolio (exclusive of investment securities) is generally split into five categories, four of which are types of loans, and the fifth is other which includes overdrafts. Loan concentrations are defined as loans outstanding that are segregated into similar collateral types and/or nature of cash-flow income generation, which may cause a correspondingly similar impact with a particular economic or other condition. We routinely monitor these concentrations in order to make necessary adjustments in its lending practices that most clearly reflect the economic conditions and trends, loan ratios, loan covenants, asset valuations, and industry trends.

Displayed below are the percentages of the total loan portfolio as of December 31, 2003 and December 31, 2002 and 2001:

Loan Distribution	2003	2002	2001
Commercial and industrial loans	34%	28%	25%
Commercial mortgage loans	56%	52%	48%
Residential mortgage loans	4%	15%	17%
Consumer and installment loans	6%	5%	10%
Other	100%	100%	100%

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk loans. In view of the relative significance of real estate related loans, a downturn in the value of the value of real estate property could have an adverse impact on profitability. As part of the Bank’s loan policy and loan management strategy, the Bank typically limits its loan-to-value ratio to a maximum of 50%-80% depending on the type of real property secured thereby. The use of qualified third party state certified appraisers for property valuations, and property inspections by knowledgeable bank officials helps mitigate real property loan risks.

The Loan and Discount Committee of the Board of Directors of the Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures and standards. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral, early detection of loan degradation, and regional economic conditions.

Classification of Assets. Generally, interest on loans is accrued and credited to income based on the outstanding balance of the contract obligations of each loan/receivable contract. It is the Bank’s policy to discontinue the accrual of interest income and classify loan(s)/asset(s) as non-accrual when principal or interest is past-due 90 days or more and/or the loan is not properly/adequately collateralized, or if in the belief of Bank management principal and/or interest is not likely to be paid in accordance with the terms of the obligation/documentation. As of December 31, 2003 and December 31, 2002 respectively, delinquent loans greater than 30 and less than 90 days totaled $672,000 and $1.1 million; and classified loans totaled $1.7 million and $466,000.

Foreclosed Assets. Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they are sold. When property is acquired, it is initially recorded at fair value at date of acquisition. Subsequent to foreclosure, foreclosed assets are carried at the lower of the carrying amount or fair value, less estimated selling costs. The Bank held no other real estate owned and repossessions at December 31, 2003 and 2002.

Non-performing Assets. Non-performing assets consist of loans that are past due 90 days or more which are still accruing interest, loans on non-accrual status and foreclosed assets. The following table sets forth information with respect to non-performing assets identified by the Bank at December 31, 2003 and December 31, 2002 and 2001.

	December 31, 2003	December 31, 2002	December 31, 2001
Nonaccrual loans
Real estate	$798,000	$—	$—
Commercial	—	28,000	—
Accrual loans – past due 90 days or more	—	—	—
Real estate	—	—	—
Installment	—	7,000	26,000
Restructured loans	20,000	—	—
Other real estate owned and repossessions	—	—	348,000
Total nonperforming assets	$818,000	$35,000	$374,000

Total non-performing assets increased in 2003 from 2002 by $783,000. The non-accrual loans at 2003 include three loans totaling $750,000 which are in foreclosure. Management does not anticipate any additional loss will be recognized on these loans.

Allowance for Loan Losses. Our allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio. Additions to the allowance may result from recording provision for loan losses or loan recoveries, while charge-offs are deducted from the allowance.

The allowance for loan loss as of December 31, 2003 was $738,000 as compared to $748,000 at December 31, 2002. Through the normal review of the allowance for loan losses, management determined additional provision was required due to a deterioration of certain credits during 2003. A significant portion of the deteriorated credits were subsequently charged-off or charged-down during 2003.

Activity in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003	2002	2001
Balance, beginning	$747,750	$513,601	$398,992
Amounts charged off:
Commercial loans	(823,479)	(588)	(72,000)
Consumer loans	(72,835)	(23,695)	(67,999)
Real estate	(154,543)	—	—
Recoveries of amounts charged off:
Commercial loans	47,784	17,773	39,628
Consumer loans	10,913	7,658	14,980
Real estate	4,491	—	—
Net (charge-offs) recoveries	(987,669)	1,148	(85,391)
Provision for loan losses	978,066	233,000	—
Acquisition related adjustment	—	—	200,000
Balance, ending	$738,147	$747,750	$513,601
Ratio of net (charge-offs) recoveries to average loans outstanding during the period	(1.51)%	0.02%	(0.4)%

During 2003, the $1.1 million of loans charged-off included $429,000 in Business Manager accounts, $347,000 to a commercial engineering company, and $150,000 as a partial loss on a condominium. The charge-off of $347,000 was related to a commercial engineering company engaged in the development of hospitals, airports, and public facilities. Due to the current economic hardship experienced by this customer, we deemed the loan a loss. We believe that the inherent risks in the loan portfolio have been better identified and have changed the Bank’s lending policy to phase out the Business Manager product and to discontinue the origination of unsecured commercial loans. Non-performing assets totaled $818,000 at December 31, 2003 as compared to $35,000 at December 31, 2002.

The following table sets forth the composition of the allowance for loan losses by type of loan at December 31, 2003, 2002 and 2001. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

	2003		2002		2001
	Amount of Allowance	Percentage of Loans to Gross Loans	Amount of Allowance	Percentage of Loans to Gross Loans	Amount of Allowance	Percentage of Loans to Gross Loans
Commercial and industrial loans	$250,970	31%	$128,375	25%	$209,370%	28%
Commercial mortgage loans	413,362	50%	246,580	48%	388,830	52%
Residential mortgage loans	29,526	12%	87,295	17%	112,163	15%
Consumer and installment loans	44,289	7%	51,351	10%	37,387	5%
Total allowance for loan losses	738,147	100%	$513,601	100%	$747,750	100%

Business Manager Loans. Management has identified the Business Manager loan product as an area of concern. Business Manager is a specialized quasi-account receivable factoring  product that requires a high level of monitoring to control risk. All Business Manager accounts are secured by a first lien position on the customer’s accounts receivable, and additional security typically includes a first lien position on all other business assets as well. Real estate mortgages on the principals’ and life insurance policies are obtained, when available, to further minimize risk. Cash collateral reserves are maintained at a minimum level equivalent to 10 percent of the outstanding balances and are adjusted upward monthly to 25 and 50 percent based upon invoice aging. Account receivable insurance is maintained and fraud insurance coverage is maintained up to $100,000 for each non-construction related business.

Problems within the Business Manager portfolio initially resulted from the discounted sale of fraudulent invoices from two customers under the program. As the fraud was detected through the normal account verification process, the facilities were canceled and insurance claims were filed on behalf of the Bank. Balances in excess of the maximum $100,000 per account fraud coverage limit were charged off.

Subsequent problems were identified with construction-related sub-contractors under the program as habitual slow payment throughout the construction industry impaired collection and resulted in recourse default under the agreement(s.) As such, these companies were required to execute settlement agreements with PanAmerican Bank for repayment. One company has since defaulted under the settlement agreement and the Bank has filed suit to liquidate the company’s assets. Management charged off this exposure during the first quarter of 2004 in accordance with regulatory requirements with the potential for partial or full recovery at some point in the future. The second customer continues to remit payment under the settlement agreement, which is partially secured by a mortgage on the principal’s residence as well as a life insurance policy.

Also during the first quarter of 2004, an additional construction-related company closed down its operations and commenced to file for liquidation under the Chapter 7 of the U.S. Bankruptcy Code. Management charged off this exposure during the first quarter of 2004 and engaged counsel to begin the collection process of the company’s accounts receivables and pertinent records to finalize the Bank’s claim under the account receivable insurance policy. Management anticipates the potential for a partial recovery at some point in the future.

After careful review of the Business Manager product, management decided the Business Manager product did not fit well with the Bank’s current product mix. Phase out of the product was completed in the first quarter of 2004, with management charged off approximately $582,000 with the potential for partial recovery at some point in the future. The Bank has commenced litigation to recover pledged collateral which, in our estimation should partially satisfy the loan balances.

Investment Activities

The Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, we may also invest a portion of our assets in commercial paper and corporate debt securities. As an FRB member bank, we are required to maintain an investment in FRB stock. Under state and federal regulations, a certain amount of our investments must be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires the investments be categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as “held to maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.” Debt and equity securities held for current resale are classified as “trading securities.” Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held to maturity” or “trading securities” are classified as “available for sale.” Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

A committee consisting of Bank officers and Directors determines appropriate investments in accordance with the Board of Directors’ approved investment policies and procedures. Our investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. Our investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, our liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on our credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as the Company. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of our liabilities and obligations. These types of securities also permit us to optimize our regulatory capital because they have low risk capital weighting.

Securities Portfolio. Our investment securities portfolio consists of high quality securities. The maturity distribution of the securities portfolio at December 31, 2003 is reflected in the following table. The average yield for our investment portfolio decreased to 3.32 % at December 31, 2003 from 3.31% at December 31, 2002 as market interest rates continued to decline.

	One Year or Less		Through Five Years		Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in Thousands)D

Corporate bonds:
Held to maturity	$—	—%	$264	4.01%	$—	—%	$—	—%	$264	4.01%
Mortgage- backed securities:
Held to maturity	—	—	—	—	—	—	2,964	4.49%	2,964	4.52%
Available for sale	—	—	—	—	—	—	32	6.60%	32	6.60%
U.S. government agencies:
Held to maturity	—	—	4,666	3.18%	3,500	3.40%	—	—	8,166	3.30%
Available for sale	—	—	—	—	—	—	—	—	—	—
Mutual Funds	7,851	3.04%	—	—	—	—	—	—	7,851	3.04%
Total	$7,851	3.04%	$4,930	3.24%	$3,500	3.40%	$2,996	4.52%	$19,277	3.32%

Valuation Of Securities. We record our securities available for sale in our statement of financial condition at fair value. We use market price quotes for valuation. Equity securities available for sale trade daily on various stock exchanges. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of shares that we own in some of these equity securities is in excess of the securities average daily trading volume. As a consequence, we may not be able to realize the quoted market price upon sale. We adjust our equity securities available for sale to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

At December 31, 2003, the fair value and net unrealized loss associated with our securities available for sale was $7.9 million and $135,000, respectively.

Liabilities and Stockholders’ Equity

The liability side of the balance sheet has great significance to the profitable operation of a banking company. Deposits are the major source of the Bank’s funds for lending and other investment activities. Deposits are attracted principally from within the Bank’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts and certificates of deposits (known as CD’s). Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and Federal regulations.

Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. The Company may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources.

Deposit Accounts. Deposits are attracted from within our market area and substantially all of our depositors are residents of the State of Florida. Deposit services for personal and business customers include a variety of checking accounts which include interest-earning, low-cost checking, and senior checking. Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for the Bank which has historically maintained satisfactory levels of this type of deposits, because of our policy of relationship banking. Money market accounts are priced competitively within our market area of Palm Beach, Broward, and Miami-Dade counties. Our management can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts, which are very liquid. The Bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors. The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services. In addition, businesses can use the Bank’s merchant credit card program.

In determining the terms of its deposit accounts, we consider current market interest rates, profitability to the Bank, matching deposit and loan products and our customer preferences and concerns. We currently offer certificates of deposit for terms not exceeding 60 months. As a result, we believe that we are better able to match the repricing of our liabilities to the repricing of our loan portfolio. Our management reviews our deposit mix and pricing weekly.

Deposit Balances and Rates. The following table sets forth the average balances of the deposit portfolio of the Bank for the years ending December 31, 2003 and 2002. Our management views the deposit base as a good core deposit base that is stable and improving. Non-interest-bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	2003
	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in thousands)
Noninterest bearing accounts	$17,272	0.00%	21%
Interest bearing accounts:
NOW accounts	5,308	0.66%	7%
Money market deposit accounts	28,490	0.98%	35%
Savings accounts	1,747	0.50%	2%
Time deposits	25,758	2.49%	35%
Total deposits	$81,395		100

	2002			2001
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in thousands)
Noninterest bearing accounts	$16,115	0.00%	26%	$6,129	0.00%	23%
Interest bearing accounts:
NOW accounts	5,014	0.78%	8%	3,869	1.02%	15%
Money market deposit accounts	19,590	1.72%	31%	7,207	2.22%	28%
Savings accounts	1,582	0.74%	3%	844	1.18%	3%
Time deposits	19,983	3.11%	32%	7,983	5.29%	31%
Total deposits	$62,284		100%	$26,034		100%

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of December 31, 2003 and 2002, is as follows:

	2003	2002
	(In thousands)
Three months or less	$2,611	$2,283
Over three through six months	12,917	1,958
Over six through twelve months	2,211	2,729
Over twelve months	5,717	2,759
	$23,456	$9,729

Correspondent Relationships. Correspondent banking involves one bank providing services to another bank which cannot provide that service itself for economic or organizational reasons. The Bank purchases correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment service, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or loan participation with correspondent banks. The Bank also sells loan participations to correspondent banks with respect to loans which exceed the Bank’s lending limit.

The Bank has an established correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. As compensation for services provided by a correspondent, we maintain certain balances with the correspondent in non-interest bearing accounts. Such compensating balances are not considered significant to our operations. No correspondent relationships were assumed as a result of the Gulf Bank transaction.

Borrowings. We have the ability to borrow from our correspondent banks to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged.

In addition, we pledge securities to secure repurchase agreements. Additional details regarding securities sold under agreements to repurchase for 2003, 2002 and 2001 are as follows:

	2003	2002	2001
	(Dollars in thousands)
Maximum amount outstanding at any month-end	$3,249,	$6,600	$3,554
Average balance for the year	2,441	4,321	1,735
Average interest rate	0.51%	1.23%	3.02%
Average interest rate paid at year end	0.42%	0.70%	1.23%

The following table sets forth information with respect to the Company’s return on assets and the return on equity for the nine months ending September 30, 2003 and the years ending December 31, 2002 and 2001, and the ratio of average equity to average assets for those periods.

	2003	2002	2001
Net loss	$(269,000)	$(508,000)	$(1,115,000)
Average total assets	99,957,000	74,626,000	35,616,000
Average total equity	9,400,000	7,773,000	5,425,000
Return on average assets	(0.4)%	(0.7)%	(3.1)%
Return on average equity	(3.8)%	(6.5)%	(20.6)%
Average equity to average assets ratio	9.3%	10.4%	15.2%

Equity and Capital Resources

The Bank in its present form has raised cash and or capital mostly through private investors using the private placement method. Starting in 2000 when the original group of investors bought Southern Security Bank they funded the acquisition with their own capital. Funding continued through private funds for the purchase of the assets of Pan American Bank. In June of 2002 a private placement, Reg D, raised further funds .The private placement raised almost $ 4 million .In conclusion almost all the funding of the necessary capital requirements of the bank has been done through private investors.

Management believes the cash flow of the Bank will remain strong due to its ability to offer the necessary deposit products such as special checking accounts to our depositors. We continue to offer other various products such as money market accounts and new types of CD’s. By raising the interest rates on these products from time to time we have been able to bring into the bank additional cash in order to meet our business needs. Management believes that this trend will continue in the future.

At this time management has no need for any major outlays of capital. Our needs of equipment, computer software real-estate or other major investments are currently in place. All cash requirements of the business are being met through operating cash flow at this time and we do not see changes in the near future.

The current trend in the banking industry is for rising interest rates. There is uncertainty of how far they may rise in the future. Management believes that as general interest rates increase so does our cash flow. At the same time our cost of funds increases because we have to pay our customers for their use of funds. We believe we can maintain the positive spread as we have in the past through careful management of matching cash flows and maturities.

We see no major changes in either the mix or the cost of capital in the near future. The majority of the capital we have raised and intend to raise in future is through private investors in the equity markets. We do not expect to use debt financing to raise cash in the immediate future so we do not see that as a negative as the trend of rising rates increases in the future.

One balance sheet item that may affect our liquidity in the future is our deposits from customers. As interest rates increase, other products may become attractive vehicles for depositor’s rather then traditional bank products. In this instance we could experience a reduction of liquidity. Extending the maturities of customer CD’s, though more costly to the Bank, could minimize this exposure by providing longer term sources of funding.

Management believes at this time, and for the near future, that the Bank will be “well capitalized’ after the current offering and therefore we will have no need for additional capital. The capital requirements of a bank are based on maintaining and managing the capital to assets ratio. We feel that we can manage the asset size of the Bank and therefore manage the capital ratio requirements.

In preparation for the Gulf Bank transaction, the Company issued preferred stock for $3.1 million and borrowed a further $1.9 million to help finance the purchase. These funds were invested in the Bank resulting in an increase in overall capital at the Bank level. In addition, the Gulf Bank transaction resulted in increased balances of goodwill and intangible assets that are deducted in determining capital ratios. At February 29, 2004, after the Gulf Bank transaction, the Bank retained adequate capital ratios.

We are subject to various regulatory capital requirements administered by Federal and State banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have a direct material effect on our financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

Our capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table as of December 31, 2003 below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Our management believes that as of December 31, 2003 it has met the capital adequacy requirements as defined by these definitions.

The column below with the heading “Bank” presents our capital ratios at December 31, 2003. The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

Regulator Definition for Each Capital Tier Category	Bank	Adequately	Well
Tier-2 Capital = Tier-2 Cap/Risk Weighted Assets	10.7%	8.00%	10.00%
Tier-1 Risk = Tier-1 Cap/Risk Weighted Assets	9.67%	4.00%	6.00%
Tier-1 Leverage = Tier-1 Cap/Average Quarterly Assets	8.0%	4.00%	5.00%

The following table sets forth information with respect to the Company’s return on assets and the return on equity for the years ending December 31, 2003, 2002 and 2001, and the ratio of average equity to average assets for those periods.

	2003	2002	2001
	(Dollars in Thousands)
Net loss	$(443)	$(508)	$(1,115)
Average total assets	93,671	74,626	35,616
Average total equity	9,515	7,773	5,425
Return on average assets	(0.6)%	(0.7)%	(3.1)%
Return on average equity	(6.2)%	(6.5)%	(20.6)%
Average equity to average assets ratio	10.2%	10.4%	15.2%

Average total assets increased in 2003 by $19.0 million from 2002 and in 2002 by $39.0 million from 2001 due to management’s efforts to grow the Bank. As a result of growth in the assets, the average equity to average assets ratio decreased from 15.2% in 2001 to 10.4% in 2002 and to 10.2% in 2003.

There were no dividends declared in the years ended December 31, 2003, 2002 and 2001.

Liquidity. The Bank is required by Florida law to maintain an average daily balance of specified liquid assets equal to a daily amount of not less than 15% of our total transaction accounts plus 8% of our total time deposits. Liquid assets include cash, items due from Federal Reserve, money market funds, U.S. Government Agency investments, U.S. Treasuries, and federal funds sold. The Bank’s liquidity ratio at December 31, 2003 and 2002 exceeded the regulatory requirements. We have never been subject to monetary penalties for failure to meet its liquidity requirements.

The principal sources of liquidity and funding are generated by the operations the Bank through our diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities is determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and is continuously evaluated as part of the asset/liability management process. Historically, we have increased its level of deposits to allow for its planned asset growth. The level of deposits is influenced by general interest rates, economic conditions and competition, among other things. South Florida is a fast growing area with intense competition from other financial service providers. Management has found that adjusting pricing, or introducing new products, produces increased deposit growth. Adjusting the rate paid on money market accounts can quickly adjust the level of deposits. Our management believes that the Bank is currently operating in a stable environment. The addition of deposits and cash from Gulf Bank will provide additional liquidity. Our management does not anticipate any changes in its debt levels or any use of off-balance sheet financing arrangements. Our liquidity at December 31, 2003, consisted of $3.2 million in cash and cash equivalents and $7.9 million in available-for-sale investments, for a total of $11.1 million, compared to a total of $12.1 million at year-end 2002, a decrease of approximately $1.0 million or 8.3%.

If additional liquidity is needed, the Bank has established a correspondent banking relationship with Independent Bankers Bank of Lake Mary, Florida. This relationship provides the Bank with the ability to borrow from a secured line-of-credit to supplement liquidity up to the amount of $1.0 million. At present, we have utilized this borrowing capacity. Interest is calculated on any outstanding balance at the prevailing market federal funds rate. There is no monthly fee for this account. We also have the ability to sell investments from our portfolio under a repurchase agreement with this correspondent bank.

An additional source of liquidity is expected to be from a May 2003 conditional sale of 200,000 share of common stock and 200,000 Class A Warrants and 200,000 Class B Warrants to a corporate investor. The closing of the sale is subject to listing of our common stock on the AMEX or NASDAQ Small Capital Market by May 2004. We believe that we will satisfy this condition and the net proceeds of $900,000 will be available to us during the second quarter of 2004.

The Gulf Bank purchase provided an increase in liquidity to the Bank as we received approximately $24 million in cash from the transaction. This liquidity is available to provide flexibility to the Bank during the transition process and it is expected that a significant protion of this cash will be available to fund future loan transactions.

Other Services

In November 2003, the Bank and the Holding Company entered into a financial service Networking Arrangement with Franklin National Financial Group, Inc. and Franklin National Financial Group, LLC, a registered securities broker-dealer with the National Association of Securities Dealers (“NASD”) along with Franklin National Financial Services, LLC. This arrangement will allow for us to offer our customers full financial services such as: execution of stock and bond trades, mutual funds, money management, asset allocation, insurance products, fixed and variable annuities, investment banking services, IRA and other financial products that will benefit our customers. The Networking Arrangement has been undertaken in accordance with the rules of the SEC governing arrangements between state-chartered banks and registered securities broker-dealers.

Discussion of Changes in Financial Condition from December 31, 2002 to December 31, 2003

General. Total assets increased by $3.9 million, or 4.3%, from $90.2 million at December 31, 2002, to $94.1 million at December 31, 2003, with the increase invested principally in loans and securities available for sale. Total loans receivable increased by $6.2 million or 10.3%, to $66.2 million at December 31, 2003, from $60.0 million at December 31, 2002. The increase in these earning assets was the result of additional loan activity from the branches, primarily in the greater Boca Raton area. Securities increased $5.7 million or 41.6% to $19.3 million at December 31, 2003 from $13.6 million at December 31, 2002. The increases in loans and securities were funded in part with a $8.9 million decrease in cash and cash equivalents to $3.2 million at December 31, 2003, from $12.1 million at December 31, 2002. The increase in assets was also funded by increases in federal funds purchased of $1 million, securities sold under repurchase agreements of $1 million, and shareholders’ equity of $1.8 million since December 31, 2002.

We are committed to expanding our business through internal growth as well as through purchase opportunities, while maintaining strong asset quality and continuing strong capital growth. Our strategy for achieving these objectives includes continuing our primary focus of increasing originations of high-quality commercial real estate, land acquisition, and construction loans at appropriate yields for enhancing interest income, and improving our efficiency and controlling operating costs. One Miami branch office was closed and the Boca Raton branch office was relocated during 2003. The following is a discussion of the significant fluctuations between the December 31, 2003 and 2002 balance sheets.

Cash and Cash Equivalents. Cash and cash equivalents were $12.1 million at December 31, 2002 compared to $3.2 million at December 31, 2003. The decrease of $8.9 million or 73.5% was primarily used to fund increases in the loan and investment portfolios. In the last quarter of 2003, management allowed a portion of the deposit portfolio to decrease in anticipation of the purchase of Gulf Bank in January 2004. Funds received in this purchase as well as possible new stock issuances will be available in 2004 to fund new loan originations and to invest in higher yielding securities as they become available.

Securities Available for Sale and Held to Maturity. The securities portfolio increased $5.7 million, or 41.6% to $19.3 million at December 31, 2003 from $13.6 million at December 31, 2002. New securities were purchased during 2003 using available excess cash. As part of our new investment strategy for 2004, we are attempting to earn more income from our investment portfolio by balancing the assets against the liquidity needed for loan funding. We are accomplishing this by managing our assets in a more diligent manner that is allowing us to acquire a larger and better yielding portfolio. Additionally, this portfolio will have maturities with a ladder effect, thus coming due in a timely manner. At the same time, it will give us the necessary income to offset higher interest expense from the growth of the deposit portfolio.

Loans Receivable. Total loans were $66.2 million at December 31, 2003, an increase of $6.2 million or 10.3% from $60.0 million at December 31, 2002. This increase resulted primarily from increases in commercial and commercial real estate loan production. The increased production was offset by an increase in loans being paid in full. This was caused by the numerous reductions in key interest rate drivers by the federal government as borrowers chose to refinance at lower rates, often at other financial institutions.

Asset Quality And Non-Performing Assets. In the normal course of business, we have recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, we have established an allowance for loan losses, which totaled $738,000 at December 31, 2003. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated credit losses. Our management’s periodic evaluation of the adequacy of the allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Our allowance for loan and credit losses was analyzed and deemed to be adequate by our management at December 31, 2003 for incurred losses.

The classified assets increased from $35,032 at December 31, 2002, or 0.06% of total loans, to $1.7 million at December 31, 2003, or 2.6% of total loans. Assets which are classified are those deemed by management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets which are classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

	At December 31,
	2003	2002
	(Dollars in Thousands)
Classified loans and discount	$1,720	$35
Other real estate owned and repossessions	—	—

Total classified and other	$1,720	$35

Percent classified and other/total loans	2.56%	0.06%
Gross loans	$67,071	$60,876

Non-performing assets consist of loans that are past due 90 days or more which are still accruing interest, loans on non-accrual status and OREO and other foreclosed assets.

Total non-performing assets have increased $783,000 to $818,000 at December 31, 2003 from $35,000 at December 31, 2002. Of the total nonperforming loans at December 31, 2003, $798,000 consists of loans secured by real estate and $20,000 consists of restructured loans. Accrual loans over 90 days decreased by $7,000. In management’s best judgment, all non-performing assets are either fully collateralized or appropriately allocated based on circumstances known at this time.

Premises and Equipment. At December 31, 2002, the Bank had branches located on Brickell Avenue in Miami and on East Palmetto Road in Boca Raton. During the first quarter of 2003, the Brickell Avenue office was closed. In addition, the East Palmetto Road office was relocated to a newly constructed office on North Federal Highway in Boca Raton in March 2003. The new location is larger and in a more convenient location for customers. As a result of the February 2004 purchase of certain assets of Gulf Bank, we operate three additional leased offices in the greater Miami area in 2004.

Liabilities

Deposits. Deposits increased $47,000 at December 31, 2003 from December 31, 2002. In our South Florida market, management is able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on our deposit accounts, primarily money market accounts. When additional funds are needed to fulfill lending commitments, our management can, by means of marketing efforts and by adjusting the interest paid on deposits accounts, attract new deposits and retain existing accounts. During the year, total deposits had increased to $86.8 million at September 30, 2003, but due to the purchase of the additional deposits from Gulf Bank, management decided to allow the deposit portfolio to decrease during the fourth quarter of 2003. As a result of this strategy, money market accounts decreased $6.1 million from September 30, 2003 to December 31, 2003. This decrease was partially offset by a $2.6 million increase in certificates of deposits during the same period.

	Deposits at December 31,
	2003	2002
Noninterest bearing accounts	$17,054	$16,984
Interest bearing accounts:
NOW accounts	4,076	5,090
Money market accounts	18,935	35,505
Savings accounts	1,605	1,8786
Certificates of deposit under $100,000	15,037	10,800
Certificates of deposit $100,000 or more	23,456	9,829
Total interest-bearing deposits	63,079	63,102
Total deposits	$80,133	$80,086

Notes Payable. The note payable which had a $250,000 balance at December 31, 2002 was paid off during 2003. The note was obtained during 2001 to assist in the financing of the merger between PanAmerican and Southern Security Bancorp. Since sufficient other cash was available, management decided to begin repayment of the loan. We made a payment of $250,000 on the note during 2002, and paid off the balance of the loan during 2003.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $2.4 million at December 31, 2003 compared to $1.4 million at December 31, 2002. Management increased the level of repurchase agreements in part to fund the outflow of deposits in the fourth quarter of 2003.

Capital

Total shareholders’ equity was $9.8 million at December 31, 2003, an increase of $1.8 million or 22.6%, from $8.0 million at December 31, 2002. The increase is due primarily to a capital infusion from a private offering in May 2003. During January 2004, the Holding Company issued 3,100 shares of preferred stock totaling $3.1 million in a private placement which partially funded the purchase of certain of the assets Gulf Bank.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, the Bank is required to maintain a minimum ratio of total capital to weighted risk assets as well as maintaining minimum leverage ratios. The Bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 10.7%, 9.7% and 8.0%

respectively at December 31, 2003 compared to 10.9%, 9.7% and 7.1% at December 31, 2002. Based on these ratios, the Bank is considered to be “well capitalized.” At February 29, 2004, after the acquisition of Gulf bank assets and assumption of liabilities, the Bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 10.8%, 10.2% and 7.9% respectively.

Discussion of Financial Condition Changes From December 31, 2001 To December 31, 2002

General. At December 31, 2002, total assets were $90.2 million compared to $65.6 million at December 31, 2001, representing an increase of $24.6 million or 37.5%. During 2002, we focused on utilizing the funds provided by the December 31, 2001 purchase. This purchase opened new markets for our lending and deposit efforts in Miami-Dade and Palm Beach counties through the addition of two additional branches. The following is a discussion of the significant fluctuations between the December 31, 2002 and 2001 balance sheets.

Cash and Cash Equivalents. Cash and cash equivalents were $12.1 million at December 31, 2002 compared to $9.6 million at December 31, 2001. The increase of $2.5 million or 26.0% was primarily the result of an increase in deposits of $25.2 million, created in large part from the PanAmerican merger in December 2001. Part of the funds were used in the $15.5 million and $6.8 million net increases in the loan and securities portfolios. In addition, our management decreased notes payable and repurchase agreements as a result of the additional funds available. Management intended to use the excess funds to fund new loan originations and to invest in higher yielding securities as they became available. Such activities occurred during 2003.

Securities Available for Sale and Held to Maturity. The securities portfolio increased $6.8 million, or 98.6% to $13.7 million at December 31, 2002 from $6.9 million at December 31, 2001. New securities were purchased during 2002 using available excess cash. Our priority was to originate loans, however some excess funds were invested in interest-earning securities until needed to meet loan demands.

Loans Receivable. Total loans were $60.0 million at December 31, 2002, an increase of $15.5 million or 34.8% from $44.5 million at December 31, 2001. This increase resulted primarily from increases in commercial and commercial real estate loan production. The increased production was offset by an increase in loans being paid in full. This was caused by the numerous reductions in key interest rate drivers by the federal government as borrowers chose to refinance at lower rates, often at other financial institutions.

Deposits. Total deposits were $80.1 million at December 31, 2002 compared to $54.9 million at December 31, 2001, representing an increase of $25.2 million or 45.9%. The increase is the result of an increased focus on generating new deposits and increasing the deposits in the relatively new branch locations acquired in the PanAmerican purchase.

Notes Payable. Notes payable was $250,000 at December 31, 2002 compared to $500,000 at December 31, 2001. The note was obtained during 2001 to assist in the financing of the Merger. Since sufficient other cash was available, management decided to begin repayment of the loan. We made a payment of $250,000 on the note during 2002.

Repurchase Agreements. Repurchase agreements were $1.4 million at December 31, 2002 compared to $3.5 at December 31, 2001. The reduction in repurchase agreements was due to a decision by management to reduce repurchase agreements due to additional funds available.

Discussion Of Results Of Operations From December 31, 2002 To December 31, 2003

General. The net loss recognized for the 2003 was $443,000 compared to a loss of $508,000 for 2002. This was a positive change of $65,000. Earnings for 2003 as compared to 2002 were primarily impacted by a $725,000 increase in net interest income and a $62,000 decrease in operating expenses and offset by a $745,000 increase in the provision for loan losses.

Net interest income. Net interest income before provision for loan losses for the nine months ended September 30, 2003 was $2.7 million as compared to $3.0 million for 2002, an increase of $725,000 or 24.1%. Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity) federal funds sold, and Federal Reserve Bank stock increased by $155,000 from $432,000 for 2002, due primarily to a $5.4 million, or 34.1% increase in average volume of investments during the period. Management used funds invested in lower-yielding federal funds at December 31, 2002 to purchase investments with higher yields during 2003. Interest and fees on loans increased by $688,000, or 18.8% in 2003 as compared to 2002. The increase in loan income resulted from an increase in total average loan balances outstanding from $51.2 million 2002 to $65.4 million for 2003. The largest increases were $7.5 million and $9.6 million in commercial loans and commercial real estate loans. These increases related to volume were partially offset by lower interest yields experienced by the Bank in the declining interest rate environment experienced during the year The yield on interest-earning assets was 5.70% for 2003, a 40 basis point decrease from 10% for 2002, primarily as a result of declining yields in the loan portfolio. The loan portfolio yield decreased to 6.64% for 2003 from 7.14% in 2002.

Total interest expense increased $119,000 or 11.0% from $1.1 million for 2002 to $1.2 million for 2003. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $64.1 million for 2003 from $46.2 million for 2002. The average balance of NOW and money market accounts, and certificate of deposits increased $9.2 million and $8.6 million during 2003. When additional funds were needed to fulfill lending commitments, management, by means of marketing efforts and by increasing the interest paid on deposit accounts to attract new deposits and retain existing accounts. While the average balance of deposits had significantly increased throughout 2003, in anticipation of the February 2004 purchase of certain assets Gulf Bank, management decided to allow the deposit portfolio to decrease during the fourth quarter of 2003. Offsetting the increase in the average balance of deposits was a decrease in the yield paid on interest-bearing deposits to 1.79% for 2003 from 2.14% for 2002.

Provision for Loan Losses. Although we use our best judgment in underwriting each loan, industry experience indicates that a portion of our loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, they may experience losses as a result of many factors beyond their control including among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the Bank’s collateral.

The allowance for loan loss as of December 31, 2003 was $738,000 as compared to $748,000 at December 31, 2002. Through the normal review of the allowance for loan losses, management determined additional provision was required due to a deterioration of certain credits during 2003. A significant portion of the deteriorated credits were subsequently charged-off or charged-down during 2003.

Non-Interest Income. Total non-interest income increased $23,000, or 3.7% from $630,000 for 2002 to $654,000 for 2003. The increase of total other income was the result of a $7,000 increase in service charges on deposit accounts and other customer fees. Based on studies performed by management, the Bank’s service charges on deposit accounts and customer fees have historically been in the lowest quartile of the Bank’s peer group. During 2002, management installed a more competitive table of service charges and fees to increase non-interest income. The result of that change, combined with the increased deposit accounts and increased wire transfer activity, increased service charge and fee income during all of 2003. Also included in non-interest income was a $38,000 gain on the sale of a security held to maturity during 2003. The sale occurred immediately after management realized a $1.0 million security had been purchased which was in violation of the Bank’s investment policy limit of $250,000. Management examined the investment portfolio and determined that this was an isolated event, and all other securities owned by the Bank are within the policy limit. Management has instituted a review policy to ensure compliance with the policy in the future. This gain was partially offset by a $16,000 loss on the sale of a security classified as available for sale during 2003. Sales of investments classified as available for sale resulted in a net gain of $30,000 in 2002.

Non-Interest Expense. Total non-interest expense for the year decreased by $62,000, or 1.6% from $3.9 million for 2002 to $3.8 million for 2003. Our management continues to analyze operating expenses to find areas where costs can be reduced through greater efficiency or through renegotiated contracts

The decrease for 2003 as compared to 2002 resulted primarily from a $255,000, or 12.9% decrease in salaries and employee benefits for 2003 compared to 2002 due primarily to a decrease in staffing. Data and item processing costs decreased $81,000, or 18.2% to $365,000 for 2003 from $446,000 in 2002, primarily due to renegotiated contracts and cost cutting efforts. These decreases were partially offset by a $314,000 or 69.9% increase in other operating expense. Other expense increased to $762,489 from $448,721. Of this amount, loan department expense increased $90,000, from $28,000 for 2002 to $118,000 for 2003. This increase is primarily attributable to increased professional expenses on repossessed properties. Other tax expense increased $74,000 from

$23,000 for 2002 to $97,000 for 2003 as a result of increase in real estate taxes. A $161,000 increase in expenses was caused by a robbery loss and the write-off of a forgery.

Provision for Income Taxes. We have recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 2003 and 2002 because there was no expectation at that time that losses generated would utilized in the future.

Discussion Of Results Of Operations From December 31, 2001 To December 31, 2002

General. On December 31, 2001 Southern Security Bank completed the acquisition of the assets and liabilities of PanAmerican Bank and subsequently adopted the name PanAmerican Bank (the “merger”).

The net loss for the year ended December 31, 2002 was $508,000 or $0.11 per share, diluted, compared to $1.1 million or $0.28 per share, diluted, for the year ended December 31, 2001. The decrease in the net loss of $607,000 was primarily the result of $1.3 million or 7.9% increase in net interest income and $409,000 in non-interest income offset by increases in salaries and employee benefits, occupancy and equipment expenses, and data processing due to the PanAmerican/Southern Security (the “Merger”), merger as of December 31, 2001 which increased non-interest expense by $894,000. In addition, provision for loan losses increased by $233,000 for 2002, primarily as a result of the larger loan portfolio and an increase in classified assets. There was no provision for loan losses during 2001, as acquired loans were adjusted at the time of purchase, and the allowance for loan losses was deemed adequate by management.

Net Interest Income. Net interest income totaled $3.0 million for the year ended December 31, 2002, compared to $1.7 million for the year ended December 31, 2001, representing an increase of $1.3 million or approximately 76.5%. The change was primarily due to the $34.4 million increase in total average earning assets from $32.6 million for 2001 to $67.0 million for 2002. The increase in interest-earning assets reflects management’s strategy of continued growth of the Bank primarily through increased loan production. This increase in the volume of interest-earning assets was partially offset by declining average yields and a $28.5 million increase in interest-bearing liabilities to $50.5 million for 2002 from $22.0 million for 2001. The average yield/rate for interest-earning assets decreased to 6.10% during 2002 from 7.28% during 2001, while the average yield/rate of interest-bearing liabilities decreased to 2.14% during 2002 from 3.13 % during 2001. The Bank’s reduction in yields earned on interest earning assets and cost of funds on interest bearing liabilities was consistent with prevailing market trends.

Provision for Loan Losses. During the year ended December 31, 2002, the provision for loan losses was $233,000 compared to $0 for the year ended December 31, 2001. During 2002, loans charged off totaled $24,000, and were offset by recoveries of $25,000. As a result of the December 31, 2001 purchase of PanAmerican Bank, the acquired loans were recorded net of an acquisition related adjustment of $200,000. No further allowance was deemed necessary during 2001. As at December 31, 2002 and 200 respectively, the allowance for loan losses was 1.23% and 1.14 % of loans receivable at the end of the year. For more information see “Discussion of Financial Condition Changes from December 31, 2001 to December 31, 2002”.

Other Non-interest Income. Total other income was approximately $630,000 during 2002 compared with $221,000 for 2001, which represents an increase of $409,000. The Bank experienced a significant increase in service charges due to the addition of PanAmerican accounts at the end of 2001. Based on studies performed by the management, the Bank’s service charges on deposit accounts and customer fees have historically been in the lowest quartile of the Bank’s peer group. During 2002, management installed a more competitive table of service charges and fees to increase noninterest income. Service charges increased $370,000 from 2001 to 2002, due to the increase fee schedule as well as the additional fee-earning deposit accounts added in the 2001 merger. The Bank also sold $28.1 million of securities in 2002, resulting in a net gain of $30,000.

Other Non-interest Expense. Salaries and employee benefits totaled $2.0 million and $1.6 million for 2002 and 2001 respectively, which represents an increase of $429,000. The increase is due to the increased number of employees as a result of the merger with PanAmerican in 2001. Total other expenses were $1.9 million and $1.5 million for 2002 and 2001, respectively, which represent an increase of $465,000 or 31.6%. The Bank opened two new branches in 2001, and the increased expense in 2002 was a result of the branches being fully operating for the entire year. In addition, data processing costs increased as a result of the increased transactions processed as a result of the merger.

Federal Income Taxes. At December 31, 2002, the Holding Company had net operating loss carry-forwards for federal income tax purposes available to offset future federal taxable income, in the amount of $11.1 million with specific amounts expiring each year from 2003 through the year 2022. No deferred tax asset has been recognized because past results of operations do not indicate that it is more likely than not such net operating losses will be used in the future. Due to the limitations on the amount of losses that may be used in each year, as a result of changes in control, a significant portion of the losses will never be used.

BUSINESS

Overview

The metropolitan area covering the Bank’s six branches totals approximately 5.0 million persons, and includes a diverse population.  Our primary market area for loans and deposits are Miami-Dade, Broward, and Palm Beach counties in southeast Florida where we operate six full-service banking offices. South Florida traditionally has strong tourism and taxable sales.  The area experiences high tourism and housing demand both of which benefit from the influx of visitors and residents migrating from the northern states, Canada, other Florida counties, Latin America, the Caribbean, and Europe.  We have also experienced a growing demand for commercial loans, primarily in the metropolitan Boca Raton area in Palm Beach County.  We face substantial competition in all phases of our operations from a variety of different competitors.  Competition for deposits, loans, and other financial services come from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than the Bank. We compete by offering high levels of attention to our customers, providing personalized services that we feel our larger competitors can not match.

The populations we serve are very diverse. South Florida has a large population of retirees. In addition, many of our customers, due to their Hispanic backgrounds, speak Spanish. The population of Broward County, is approximately 1.6 million. We have one full service banking office located in the city of Hollywood. Hispanics represent 18 percent of the population. The median age is 37.6 years and 15 percent is 65 or over.

We have four full service banking offices in Miami, Florida. Miami-Dade County has a population of approximately 2.3 million. Hispanics represent 59 percent of the Miami-Dade’s total population. The median age is 35.9 years and 13 percent is 65 or over.

Palm Beach County, where the bank has a full service branch in Boca Raton, has a population of approximately 1.1 million The median age is 41.2 years and 23 percent of the population is age 65 or over. Hispanics made up 12 percent of the population. Population growth in South Florida has slowed since the 1990s, however the Florida Legislature Office of Economic and Demographic Research projects growth for the 10 year period from 2000 to 2010 to be 17% in Broward County, 13% in Miami-Dade County and 21% in Palm Beach County.

Our Business Model

The Bank, which is the sole subsidiary of the PanAmerican Bancorp, is a state chartered, federal member bank engaging in a general commercial and consumer banking business.  The Bank’s services are provided through its six full-service community banking offices. The Bank engages in general commercial banking providing a wide range of loan and deposit services. Although the Bank operates its branches in a highly competitive banking market, it intends to develop further its niche in providing services to the small to medium size business, and individuals within its South Florida market.  The Bank experiences some variety in the differing communities it serves. The Miami and Boca Raton branches are located in mixed communities of business and some residential areas, while the Hollywood branch is more focused on personal banking, with a retirement community and a large family country club community in the immediate vicinity, together with mixed large commercial facilities.  These factors play an important role in the Bank’s activity and performance in meeting the deposit and credit needs of the community. The ratio of loan to deposits has increased to levels comparable of the Bank’s peers in recent years.

PanAmerican Bank employs a lending philosophy which is based upon the application of accepted lending criteria. We document each credit extension to determine its demonstrated economic benefit to our Bank and its acceptability with our policies and regulatory guidelines. Credit is granted only to reputable borrowers and only where their applications are supported by reliable financial and credit information. We encourage the pledging of collateral and the use of guarantees. However, the source of repayment is the primary factor in determining credit worthiness. We take into account other factors such as the environment affecting the business, interest rates and general economic conditions. As cash flow is most often the primary commercial repayment source, historic and projected cash flows are analyzed for adequacy and reliability. We have required the approval of the Bank’s Board of Directors and Loan Discount Committee for all extensions of credit in excess of $100,000, on an unsecured basis, and $500,000 on a properly documented secured basis. The members of the Loan and Discount Committee are appointed by the Board of Directors. For smaller loans, the Board of Directors has granted limited lending authority to Bank employees who possess the requisite knowledge and experience. Such lending limits vary by the level and experience of the employee.

PanAmerican’s principal lending areas have been defined as all census tracts within the tri-county area of Palm Beach, Broward and Miami-Dade Counties, Florida.  The Bank’s customers are predominantly small to medium sized businesses, individual investors and consumers.  Collateralized loans, the most common of which follow, are extended on similar terms to all of the Bank’s customers and have an inherent degree of risk:

•

Commercial and industrial loans, represent a moderate degree of risk. These loans represented 34% of PanAmerican’s lending portfolio as of December 31, 2003.

•

Commercial real estate loans represent a moderate degree of risk. These loans represented 56% of PanAmerican’s lending portfolio as of December 31, 2003.

•

Residential real estate loans secured by real estate represent a moderate level of risk to the Bank. These loans represented 4% of PanAmerican’s lending portfolio as of December 31, 2003.

•

Consumer and installment loans represent a medium to high level of risk to the Bank. These loans represented 6% of PanAmerican’s lending portfolio as of December 31, 2003.

We also hold other interest-earning investments which had an average balance of approximately $21.1 million as of December 31, 2003, which yielded income of $588,000 with an average yield of 2.79%

Deposit services for personal and business customers include a variety of checking accounts which include interest-earning, low-cost checking, and senior checking.  Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for the Bank which has historically maintained satisfactory levels of this type of deposits, because of its policy of relationship banking.  Money market accounts are priced competitively within the Bank’s market area of Palm Beach, Broward, and Miami-Dade counties. Management can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts, which are very liquid.  The Bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors.  Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services.  In addition, businesses can use the Bank’s merchant credit card program.

As of February 29, 2004, our deposit categories represented the following percentages of our total deposits:

Demand Deposits	26.5%
NOW Accounts	3.7%
Savings	4.9%
Money Market	13.4%
IRA Time Deposits	1.2%
Certificates of Deposit	50.3%
Total	100.0%

The terms of our personal and business deposit accounts are as follows:

PERSONAL ACCOUNTS

•

Liberty Checking

Initial Minimum Deposit $100.00

Monthly Statement Service Fee $8.00

Minimum Daily Balance $750.00 Or Average $1,500.00 During The Month

•

Liberty Plus Checking (Now Account)

Initial Minimum Deposit $250.00

Monthly Statement Service Fee: $10.00

Per Check Paid Fee Of $.20 For Each Check In Excess Of Twenty-Five During The Month

Minimum Daily Balance $1,000.00 During The Month To Avoid Both Service Charges

Interest Bearing Account

Method For Interest Calculation

1-Interest Is Paid On The Collected Balance

2-We Use The Daily Method (Interest Is Accrued On The Collected Balance Everyday

3-Interest Is Credited And Compounded Monthly

•

Liberty Gold Money Market Checking

Initial Minimum Deposit $2,500.00

Monthly Statement Service Fee $10.00

Minimum Daily Balance Of $2,500.00 Or Average $5,000.00 During The Month

Interest Bearing Account

Method For Interest Calculation

1-Interest Is Paid On The Collected Balance

2-We Use The Daily Method (Interest Is Accrued On The Collected Balance Everyday

3- Plus Rate Tiers As Follows:

$1,000.00 To $49,999.99

$50,000.00 To $99,999.99

$100,000.00 To $249,999.99

$250,000.00 To $999,999.99

$1,000,000.00 And Over

4-You May Make No More Than Six Transfers Per Monthly Statement Cycle Of Which Three Can Be Made By Check Of Similar Order. A Penalty Fee Of $10.00 Per Excess Transaction Will Be Assessed

•

Freedom Thrift Checking

Initial Minimum Deposit $100.00

Monthly Statement Service Fee: $3.00 Per Check Paid Fee Of $.20 In Excess Of Ten During The Month

•

Freedom Gold Checking

Initial Minimum Deposit $100.00

Monthly Service Fee: $2.00

Minimum Daily Balance Of $500.00 Or Average Balance Of $1,000.00 During The Month

You Must Be At Least 55 Years Old. Free Basic Style Checks, Free Cashier Checks, Free Travelers And More.

•

Liberty Savings

Initial Minimum Deposit $100.00

Interest Bearing Account

Method For Interest Calculation

1-Interest Is Paid On The Collected Balance

2-We Use The Daily Method (Interest Is Accrued On The Collected Balance Everyday

5) Interest Is Credited Quarterly And Compounded Quarterly

•

Liberty Junior Savings (A Custodial Account)

Initial Minimum Deposit $1.00

Interest Bearing Account

Method For Interest Calculation

Same As 1); 2); And 5) Above

Same As 4) Above

There Is A Limit Of Three Withdrawals Per Quarter

BUSINESS ACCOUNTS

•

Commercial Freedom Checking

Initial Minimum Deposit $500.00

Monthly Statement Service Fee: $6.00

Per Check Fee Of $.50 For Each Checks Of Thirty During The Month

•

Commercial Liberty Checking

Initial Minimum Deposit $500.00

Monthly Statement Service Fee $15.00

Per Check Paid Fee $.20

Per Deposited Check Fee $.12

Per Deposit Slip Fee $.30

Note: The Per Item Charges Are Assessed Regardless Balances Maintained

Minimum Daily Balance Of $5000.00 Or Average Balance Of $10,000.00 During The Month

Note: Refers Only To The Monthly Statement Service Fee.

•

Commercial Analysis

Initial Minimum Deposit $1,000.00

Monthly Statement Service Fee: $15.00

Per Check Paid Fee: $.20

Per Deposited Check Fee: $12.00

Per Deposit Slip Fee: $.30

*Earnings Credit Based On The Monthly Collected Balance (Less Reserve Of 10%) Will Be Granted And Applied To Offset To Assessed Service Charge. The Earnings Credit Is Calculated Using The Most Recent “91 Days T Bill Rate”. If The Earnings Credit Is Higher Than The Service Charge, You Will Be Assessed No Fees But You Will Not Be Paid, Carry Forward Or Otherwise Receive Credit For Any Excess Credit. If The Earning Credit Does Not Offset Completely The Service Charge, The Net Difference Will Be Assessed

•

Commercial Liberty Plus Checking (Now Account)

Initial Minimum Deposit $500.00

Monthly Statement Service Fee $10.00

Minimum Daily Balance Of $2,500.00 Or Average Balance Of $5,000.00 During The Month

Interest Bearing Account

Method For Interest Calculation

1-Interest Paid On The Collected Balance

2-We Use The Daily Method (Interest Is Accrued On The Collected Balance Every Day)

3-Interest Is Credited And Compounded Monthly

Limits/Restrictions/Other

Limited To Non-Profit Organization And Sole Proprietors

•

Commercial Liberty Gold Money Market Checking

Monthly Statement Service Fee: $10.00

Per Check Paid Fee: $.20

Per Deposited Check Fee Of $.12

Per Deposit Slip Fee: $.30

Note: The Per Item Fees Are Assessed Regardless Balances Are Maintained

Minimum Daily Balance Of $5,000.00 Or Average Balance Of $10,000.00 During The Month

•

Commercial Liberty Gold Money Market Checking

Note: Refers Only To The Monthly Statement Service Fee

Interest Bearing Account

Same As 1) , 2) And 3) Above Plus Rate Tiers As Follows:

$1,000.00 To $49,999.99

$50,000.00 To $99,999.99

$100,000.00 To $249,999.99

$250,000.00 To $999,999.99

$1,000,000.00 And Over

Limits/Restrictions/Other

5) You May Make No More Than Six Transfers (Per Statement Cycle) Of Which Three Can Be Made By Check Or Similar Order. A Penalty Fee Of $10.00 Per Excess Transaction Will Be Assessed

•

Commercial Liberty Savings

Initial Minimum Deposit $500.00

Interest Bearing Account

Same As 1) And 2) Above. Interest Is Credited Quarterly And Compounded Quarterly

Limits/Restrictions/Others

Same As 5) Above  6) There Is Limit Of Six Withdrawals During Each Quarter. An Excess Withdrawal Fee Of $1.00 Will Be Assessed For Each Withdrawal In Excess Of The Six Allowed

•

Iota

Initial Minimum Deposit $1,000.00

Monthly Statement Service Fee: 10.00

Per Check Paid Fee $.20

Per Deposited Check Fee $.12

Per Deposit Slip Fee $.30

Interest Bearing Account

Same As 1), 2) And 3) Above

Limits/Restrictions/Others

Available Only To Florida Lawyers

Our History

The Holding Company, now known as PanAmerican Bancorp, was first incorporated under the laws of Florida on April 8, 1992 under the name PCM Acquisition Group, Inc.  PCM Acquisition Group, Inc. was later reorganized as Southern Security Bank Corporation, (“Southern Security”) under Florida law.

On June 28, 1993, Southern Security entered into an agreement to acquire a bank, then known as Florida First International Bank. Southern Security completed the acquisition of Florida First International Bank on December 16, 1993 through the purchase of 96.6% of the Bank’s shares.  Later, Florida First International Bank changed its name to Southern Security Bank.

On November 10, 1997, the Holding Company merged with Southern Security Financial Corporation, a Delaware corporation, with the Holding Company being the surviving corporation under the name Southern Security Bank Corporation.

On December 31, 2001, the Holding Company and the Bank, which was then known as Southern Security Bank, completed the acquisition of the assets and liabilities, which consisted of mainly cash, loans, deposits, the bank name and securities, of PanAmerican Bank.  At the time of the acquisition, PanAmerican Bank operated one full service banking office in Miami-Dade County, Florida, which was reopened after the acquisition as a branch of Southern Security Bank.  The terms of the acquisition were such that Southern Security Bank paid $4.5 million in cash and the Holding Company issued the shareholders of PanAmerican Bank 1,025,000 shares of the common stock of the Holding Company.

On January 18, 2002, following the acquisition, Southern Security adopted the name – PanAmerican Bank, and the Holding Company became known as PanAmerican Bancorp.

As of December 31, 2001, and as a result of the acquisition, PanAmerican Bank had assets totaling $65.6 million and liabilities totaling $59.6 million.

The Gulf Bank Asset Purchase Agreement

On October 9, 2003, the Bank entered into an Asset Purchase Agreement to purchase certain of the assets of Gulf Bank. Gulf Bank was a bank chartered by the State of Florida and is registered with the Board of Governors of the Federal Reserve System. On December 24, 2003, the State of Florida issued a Final Order of Approval, and on January 30, 2004, the Board of Governors of the Federal Reserve System approved the Gulf Bank transaction. The Federal Reserve System conditioned its approval upon PanAmerican Bank remaining a well-capitalized bank and upon PanAmerican Bancorp remaining adequately capitalized and PanAmerican Bancorp, within sixty days of the Gulf Bank closing, to be and remain well-capitalized.

The Gulf Bank Asset Purchase Agreement closed on February 17, 2004, transferring all of its loans, totaling, $42 million to the Bank, along with certain contracts of Gulf Bank and the books and records of Gulf Bank relating to the transferred assets. In addition, the Bank received a cash payment of approximately $28 million and fixed assets valued at approximately $500,000. The Bank assumed all of the deposits totaling $67 million of Gulf Bank, and Federal Home Bank Loan Advances totaling $3 million and entered into an assignment and sublease agreements for the lease of the Gulf Bank’s branches.

To facilitate the Gulf Bank transaction we sold Series A Preferred Stock and borrowed money to increase our capital in the holding company and bank as follows;

On January 26, 2004, we issued 3,100 shares of our Series A preferred shares, in a private offering, for a total capital contribution of $3.1 million. Each Series A preferred share provides for an 8% per year non-cumulative cash dividend, payable semi-annually, at $1,000 per share par value. The Series A preferred shares were exempt from registration pursuant to Regulation D, Section 506, of the Rules of the SEC. The Series A preferred shares may not be redeemed by the shareholders and may not be called by us absent regulatory approval. The Series A preferred shares provide for a liquidation preference in the event of our liquidation. The Series A preferred shares will not have voting rights, except as required by Delaware law. We intend to use $3,100,000 of the proceeds of this offering to redeem the Series A preferred shares in full.

On February 13, 2004, we borrowed $1 million from Independent Bankers Bank of Lake Mary, Florida, at the prime rate of interest for six months. As security, we pledged 100% of our shares in PanAmerican Bank as collateral. We intend to use $1,000,000 of the proceeds of this offering to satisfy the loan to Independent Bankers Bank.

We also borrowed $545,000 from four of our Directors to facilitate the Gulf Bank transaction, and we intend to use $545,000 from the proceeds of this Offering to repay the loan. We also intend to repay other loans totaling $655,000, in full, from the proceeds of the Offering.

We expect that our acquisition of certain assets of Gulf Bank, which substantially consist of commercial real estate loans, and our assumption of the deposit accounts will be compatible with our current operations and business model and should not alter our primary business of providing commercial real estate loans in South Florida. We continue to operate three branches of the former Gulf Bank in Miami-Dade County, Florida and retain key branch personnel. Only a small number of Gulf Bank operations personnel have been retained. As a result of our acquisition, we expect to experience substantial increases in revenue which should exceed increases in expenses.

Lending and Other Services

Commercial Loans. As previously stated, a lending focus of the Bank is to small and medium-sized businesses in a variety of industries. The Bank makes available to businesses a broad range of short and medium-term commercial lending products, including working capital lines (for financing inventory and accounts receivable), purchases of machinery and business expansion (including acquisition of real estate and improvements). At December 31, 2003 commercial loans represented 34% of the total loan portfolio compared to 28% at December 31, 2002. The average balance of commercial loans was $21.1 million for 2003 and $13.6 million for 2002. Income from these loans totaled $1.3 million for the year ended December 31, 2003 and $1.1 million0 for the year ended 2002. Loan loss allowance balance attributed to commercial loans totaled $251,000 at December 31, 2003 and $175,000 at December 31, 2002.

Inherent risks associated with commercial lending include a broad spectrum of risks including industry, market, economic, country, political, and foreign exchange. Commercial lending typically includes short-term loans to support receivables and inventory and long-term loans for equipment acquisition. Loans secured by receivables and inventory are considered unsecured extension of credit due to collection difficulties when defaulted. Equipment loans are supported by collateral valuations either in the form of purchase invoices and/or equipment appraisals performed by an appraiser, selected by the Bank, specializing in the valuation of similar equipment. A policy limitation on concentration within the Bank’s overall loan portfolio for commercial loans has been established at 50 percent.

Commercial Mortgage Loans. The Bank makes commercial mortgage loans to finance the purchase of real property, which generally consists of developed real estate. The Bank’s commercial mortgage loans are secured by first liens on real estate, and typically have variable rates and amortize over a 15 to 20 year period, with balloon payments due at the end of three to seven years. At December 31, 2003 commercial mortgage loans represented 56% of the total loan portfolio compared to 52% at December 31, 2002. The average balance of commercial mortgage loans was $ 36.4 million for 2003 and $26.8 million for 2002. Income from these loans totaled $2.5 million for the year ended December 31, 2003 and $1.9 million for the year ended 2002. Loan loss allowance balance attributed to commercial mortgage loans totaled $413,000 for the year ended December 31, 2003 and $90,000 for the year ended 2002.

Inherent risks associated with commercial real estate loans are collateral valuations and economic factors affecting rental rates (i.e. location, market saturation). The Bank requires collateral valuation be performed only by appraisers, whose credentials and previous experience has been reviewed and approved by the Bank. Policy limitations on advance rates for owner and non-owner occupied properties have been restricted to 80 and 75 percent, respectively. Policy limitations on concentrations within the Bank’s overall loan portfolio for owner and non-owner occupied properties have been established at 50 and 30 percent, respectively.

Inherent risks associated with real estate development and raw land loans are collateral valuations, exit strategies and economic factors affecting interest rates. As noted above, the Bank requires collateral valuation be performed by Bank-approved appraisers. An exit strategy would include an identified means of repayment – i.e., “take out” financing or the sale of the property to an end user. Interest rates fluctuations are monitored in consideration of the impact on the developer’s profit margin as well as the availability of financing to end users. A policy limitation on concentrations within the Bank’s overall loan portfolio for real estate development loans has been established at 20 percent.

Consumer Lending. The Bank offers a variety of loan products to retail customers through its branch network. Loans to retail customers include residential mortgage loans, home equity loans and lines of credit, automobile loans, and other personal loans. At December 31, 2003 residential mortgage loans represented 4% of the total loan portfolio compared to 15% at December 31, 2002. The average balance of residential mortgage loans was $2.9 million for 2003 and $3.9 million for 2002. Income from these loans totaled $207,000 for the year ended December 31, 2003 and $267,000 for the year ended 2002. Loan loss allowance balance attributed to residential mortgage loans totaled $30,000 for the year ended December 31, 2003 and $112,000 for the year ended 2002.

At December 31, 2003 consumer, home equity, and installment loans represented 6% of the total loan portfolio compared to 5% at December 31, 2002. The average balance of consumer, home equity, and installment loans was $4.9 million for 2003 and $6.9 million for 2002. Income from these loans totaled $317,000 for the year ended December 31, 2003 and $439,000 for the year ended 2002. Loan loss allowance balance attributed to consumer, home equity, and installment loans totaled $44,000 for the year ended December 31, 2003 and $37,000 for the year ended 2002.

Consumer lending is typically a concentration in automobile loans. Inherent risks associated with this area of lending are collateral valuations and personal bankruptcy. A policy limitation on concentrations within the Bank’s overall loan portfolio for consumer lending has been established at 50 percent.

Supervision And Regulation

The Holding Company and the Bank are highly regulated entities, which are governed by various federal state governmental authorities. As explained more fully below, federal and Florida banking laws and regulations govern all areas of the operations of the Holding Company and the Bank, including reserves, loans, capital, payment of dividends, establishment and closing of branches, the granting of credit under equal and fair conditions, and the disclosure of the cost and terms of such credit. As its primary federal regulator, the Board of Governors of the Federal Reserve System has authority to initiate civil and administrative actions and take other measures against the Bank and its institution-affiliated parties, which include the Bank’s officers, directors, employees, 10%-or-greater shareholders and (under certain circumstances) the Bank’s professionals, for any violation of law or any action that constitutes an unsafe or unsound banking practice. Such enforcement actions include the issuance of cease and desist orders, civil money penalties, and the removal of and prohibition against the Bank’s institution-affiliated parties from actively participating in the conduct of the Bank’s affairs.

Bank Holding Company Regulation And Supervision

PanAmerican Bancorp is a one-bank holding company, registered with the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. As such, the Holding Company and the Bank are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act of 1956, and the regulations of the Federal Reserve Bank. The Holding Company is required to file periodic reports with the Federal Reserve Bank and such additional information as the Federal Reserve Bank may require pursuant to the Bank Holding Company Act of 1956 . The Federal Reserve Bank may conduct examinations of the Holding Company and the Bank. Under Federal Reserve Bank regulations and other Federal Reserve Bank authority, the Holding Company is required to serve as a source of financial and managerial strength to the Bank and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks may be considered by the Federal Reserve Bank to be an unsafe and unsound banking practice or a violation of the FRB’s regulations or both.

The Bank Holding Company Act of 1956, generally prohibits the Holding Company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Bank to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Bank must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, all have been determined by the Federal Reserve Bank to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve Bank has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Change of Holding Company Control. With regard to bank holding companies, the Bank Holding Company Act of 1956 requires that every bank holding company obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Bank is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

The Bank Holding Company Act of 1956 further prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Bank has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, any person or group of persons must obtain the approval of the Federal Reserve under the

Bank Holding Company Act of 1956, before acquiring 25% (5% in the case of an acquirer that is already a bank holding company) or more of the outstanding common stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over the bank holding company.

Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999 significantly changed the regulatory structure and oversight of the financial services industry. Effective March 12, 2000, the Gramm-Leach-Bliley Act of 1999, Act repealed the provisions of the Depression-era Glass-Steagall Act that restricted banks and securities firms from affiliating with one another. It also revised the Bank Holding Company Act to permit a qualifying bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the prior approval of the FRB.

Management does not believe that the Gramm-Leach-Bliley Act of 1999, Act has or will have an immediate positive or negative material effect on operations. In addition, the Holding Company has not elected to become a financial holding company for purposes of the Gramm-Leach-Bliley Act of 1999, Act and, therefore, cannot engage in the expanded range of activities afforded to financial holding companies. However, the Gramm-Leach-Bliley Act of 1999, Act may have the result of increasing the amount of competition that our Bank faces from larger financial service companies, many of whom have substantially more financial resources than our Bank, which may now offer banking services in addition to insurance and brokerage services.

Bank Regulation And Supervision

As a Federal Reserve Bank member state Bank, the principal federal regulator of the Bank is the Federal Reserve Bank and, therefore, the Bank is subject to the regulations and administrative practices of the FRB. In addition, as a state bank chartered by the State of Florida, the Bank is subject to the Florida Banking Code which is administered by the Florida Department of Financial Services as well as the rules and regulations of the Florida Department of Financial Services. The deposit obligations of the Bank are insured by the FDIC in the maximum individual amounts of $100,000 each. The Florida Department of Financial Services supervises and regulates all areas of the Bank’s operations, including, without limitation, its loans, mortgages, issuance of securities, annual shareholders meetings, capital adequacy requirements, payment of dividends and the establishment or termination of branches. As a state-chartered banking institution in the State of Florida, the Bank is empowered by statute, subject to limitations expressed therein, to take savings and time deposits, to accept checking accounts, to pay interest on such deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of companies and to undertake other various banking services on behalf of its customers.

As a state-chartered member of the Federal Reserve System, the Bank is subject to capital requirements imposed by the FRB. The Federal Reserve Bank requires state-chartered member banks to comply with risk-based capital standards and to maintain a minimum leverage ratio. As of December 31, 2002, the last date that audited financial records are available, the Bank was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

Change of Bank Control. Florida and federal law restrict the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of financial institutions are less likely to benefit from the rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other companies.

Under Florida law, no person or group of persons may, directly or indirectly or acting by or through one or more persons, purchase or acquire a controlling interest in any bank which would result in the change in control of that bank unless the Department first shall have approved such proposed acquisition. A person or group will be deemed to have acquired “control” of a bank (i) if the person or group, directly or indirectly or acting by or through one, or more other persons, owns, controls, or has power to vote 25% or more of any class of voting securities of the bank, or controls in any manner the election of a majority of the directors of the bank, or (ii) if the Department determines that such person exercises a controlling influence over the management or policies of the bank. In any case where a proposed purchase of voting securities would give rise to a presumption of control, the person or group who proposes to purchase the securities must first file written notice of the proposal to the Department for its review and approval. Subsections 658.27(2)(c) and 658.28(3), Florida Statutes, refer to a potential change of control of a financial institution at a 10% or more threshold and rebuttable presumption of control. Accordingly, the name of any subscriber acquiring more than 10% of the voting securities of the Bank must be submitted to the Florida Department of Financial Services for prior approval.

Federal law imposes additional restrictions on acquisitions of stock in banks which are members of the Federal Reserve System. Under the federal Change in Bank Control Act of 1978, as amended, and the regulations thereunder, a person or group must give advance notice to the Federal Reserve Bank before acquiring control of any state member bank. Upon receipt of such notice, the Federal Reserve Bank either may approve or disapprove the acquisition. That statute creates a rebuttable presumption of control if a member or group acquires 10% or more of a bank’s voting stock and if one or more other “control factors” as set forth in that statute are present.

Allowance For Loan Losses

The Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. However, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request the Bank to increase significantly its allowance for loan losses. Additionally, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that a substantial increase will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

Investment Activities

The Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit of other federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. As a Federal Reserve Bank member bank, the Bank is required to maintain an investment in Federal Reserve Bank stock. The Bank is required under state and federal regulations to maintain a minimum amount of liquid assets.

A committee consisting of Bank Officers and Directors determines appropriate investments in accordance with the Board of Directors’ approved investment policies and procedures. The Bank’s investment policies generally limit investments to U.S. Government and U.S. Government agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. The Bank’s investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Bank’s liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Bank credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Deposit Activities And Other Sources Of Funds

General. Deposits and loan repayments are the major sources of the Bank’s funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. The Bank may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources.

Deposit Accounts. Substantially all of the Bank’s depositors are residents of the State of Florida. Deposits are attracted from within the Bank’s market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular checking accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Bank considers current market interest rates, profitability to the Bank, matching deposit and loan products and its customer preferences and concerns. The Bank reviews its deposit mix and pricing weekly.

International Banking Facility. The Bank has also received regulatory approval to operate an International Banking Facility. An International Banking Facility is not a physical banking presence. Rather, an International Banking Facility is a separate set of books and records of the Bank used to record certain assets and liabilities made outside the United States. IBFs are entitled to obtain demand and time deposits which are not insured by the FDIC. An International Banking Facility is also authorized to extend credit. Customers of an International Banking Facility are limited to foreign-domiciled customers or customers domiciled in Puerto Rico and U.S. Territories. The Bank has chosen not to engage in international banking at this time.

Borrowings. The Bank has the ability to borrow from correspondent banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged. The Bank has established a correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. As compensation for services provided by a correspondent, the Bank maintains a $60,000 balance with the correspondent in non-interest-bearing accounts. Such compensating balances are not considered significant to the Bank’s operations. At February 29, 2004 the Bank had an outstanding balance on this line-of-credit.

Liquidity. The Bank is required by Florida law to maintain an average daily balance of specified liquid assets equal to a daily amount of not less than 15% of its total transaction accounts plus 8% of its total time deposits. Liquid assets include cash, items due from Federal Reserve, money market funds, US Government Agency investments, U.S. Treasuries, and federal funds sold. The Bank’s liquidity ratio at September 30, 2003 and December 31, 2002, exceeded the regulatory requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

Dividends. There are various limitations under law on the ability of the Bank to pay dividends. The Federal Reserve Bank and the Florida Department of Financial Services also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice. Under Florida law applicable to banks and subject to certain limitations, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, the board of directors of a bank may declare a dividend of so much of the bank’s aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board shall deem to be appropriate and, with the approval of the Florida Department of Financial Services, may declare a dividend from retained earnings for prior years. The Bank may not pay cash dividends until such time as it has positive retained earnings. Before declaring a dividend, a bank must carry 20% of its net profits for any preceding period as is covered by the dividend to its surplus fund, until the surplus fund is at least equal to the amount of its common stock then issued and outstanding. No dividends may be paid at any time when a bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law or any written statement with the Department or a federal regulatory agency.

Interstate Banking and Branching. Florida banks are permitted by Florida statute to branch statewide. Such branch banking, however, is subject to prior approval by the Florida Department of Financial Services, Federal Reserve Bank and the FDIC. Any approval by the Florida Department of Financial Services, Federal Reserve Bank and the FDIC of branching by the Bank would take into consideration several factors, including the Bank’s level of capital, the prospects and economics of the proposed branch office, and other considerations deemed relevant by the Florida Department of Financial Services, Federal Reserve Bank and the FDIC for purposes of determining whether approval should be granted to open a branch office.

Affiliate/Insider Restrictions. Transactions between a bank and its affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between an institution and an affiliate of such an institution, as well as the aggregate amount of transactions between an institution and all of its affiliates, and they require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities. Federal law and regulations also restrict the extent to which a bank may lend to its directors, officers, shareholders and to entities controlled by such persons.

Lending Activities; Community Reinvestment Act; Fair Lending. The Bank is subject to a variety of fair lending laws and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a bank in meeting the credit needs of its local communities, including low-and moderate-income neighborhoods. Each financial institution’s efforts in meeting community credit needs are evaluated as part of the examination process pursuant to twelve assessment factors. A bank can also become subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and Community Reinvestment Act obligations into account when regulating and supervising other activities or assessing whether to approve certain applications such as mergers, acquisitions and applications to open a branch or facility. At the Bank’s most recent evaluation during 1999, the Federal Reserve Bank rated the Bank “Satisfactory” in complying with its Community Reinvestment Act obligations.

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or the providing of any property or service.

Federal and Florida law further provide loans-to-one borrower limits. A bank may extend credit to any person, including any related interest of that person, up to an amount of 15% of its capital for loans and lines of credit which are unsecured. A bank may extend credit to any person, including any related interest of that person, up to an amount of 25% of its capital for loans and lines of credit, which are amply and entirely secured. When outstanding loans consist of both secured and unsecured portions, the secured and unsecured portions may not exceed 25% of the capital of the lending bank, and the unsecured portion may not exceed 15% of the capital of the lending bank.

Deposit Insurance. The Bank’s deposit accounts are insured by the FDIC up to a maximum of $100,000 per insured depositor. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

As a FDIC-insured institution, the Bank is subject to insurance assessments imposed by the FDIC. Under current law the insurance assessment to be paid by insured institutions shall be as specified in a schedule required to be issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designed to increase the FDIC insurance fund reserve ratio as it relates to estimated insured deposits (a ratio as the FDIC may determine in accordance with its statute). Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury.

The FDIC Insurance is based on a risk-based assessment schedule based on an institution’s average assessment base. The actual assessment to be paid by each FDIC-insured institution is based on the institution’s assessment risk classification, which is determined based on whether the institution is considered “Well-Capitalized,” “Adequately Capitalized” or “Undercapitalized,” as such terms have been defined in applicable federal regulations adopted implement the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

Equity and Capital Resources. The Bank and the Holding Company are subject to various regulatory capital requirements administered by Federal and State banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The Bank’s capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below as of December 31, 2003, the most recent day audited financial records are available, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. We believe that as of December 31, 2003, the Bank has met the capital adequacy requirements as defined by these definitions.

Below under the heading “PAB” are the capital ratios of the Bank at December 31, 2003. The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

Regulator Definition for Each Capital Tier Category	PAB	Adequately	Well
Tier-2 Capital = Tier-2 Cap/Risk Weighted Assets	10.7%	8.0%	10.0%
Tier-1 Risk = Tier-1 Cap/Risk Weighted Assets	9.7%	4.0%	6.0%
Tier-1 Leverage = Tier-1 Cap/Average Quarterly Assets	8.0%	4.0%	5.0%

Anti-Money Laundering and Anti-Terrorism Legislation. On October 26, 2001, the President of the United States signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and domestic and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•

to conduct enhanced scrutiny of certain account relationships to guard against money laundering and report any suspicious transaction;

•

to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, certain accounts as needed to guard against money laundering and report any suspicious transactions;

•

to ascertain with respect to any foreign correspondent bank customer, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•

to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

On September 26, 2002, the United States Department of the Treasury adopted final rules pursuant to Section 314(a) and 314(b) of the USA PATRIOT Act designed to increase the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

•

expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in an information request submitted by the Financial Crimes Enforcement Network;

•

notify Financial Crimes Enforcement Network if an account or transaction is identified;

•

designate a contact person to receive information requests;

•

limit use of information provided by Financial Crimes Enforcement Network to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction, and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•

maintain adequate procedures to protect the security and confidentiality of Financial Crimes Enforcement Network requests; and

•

Under the new rules, a financial institution under certain circumstances may also share with other financial institutions, information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering.

On September 26, 2002, the United States Department of the Treasury also adopted a new rule under the authority of Sections 313 and 319(b) of the USA PATRIOT Act intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

•

are prohibited from providing correspondent accounts to foreign shell banks;

•

are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

•

must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept services of legal process; and

•

must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General. The Bank as of the date of this Prospectus does not maintain any correspondent accounts for non-U.S. banking institutions.

On April 30, 2003, the United States Department of the Treasury issued final regulations under Section 326 of the USA PATRIOT Act that require banks to adopt written customer identification programs that will require them to: (1) verify the identify of any person seeking to open an account; (2) maintain records of the information used to verify identity; and (3) consult government known or suspected terrorist lists to determine whether the customer appears on any such list. The foregoing requirements must be included in the bank’s anti-money laundering program no later than October 1, 2003, and we believe we have complied.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board’s power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Reports To Security Holders

We are a reporting company and file the following reports and other information with the Securities and Exchange Commission: Form 10-KSB, Form 10-QSB, Form 8-K, and Form 14A.

MANAGEMENT

The management of PanAmerican and PanAmerican Bank is under the day-to-day supervision of its Officers and the overall supervision of the Holding Company and the Bank is under the control of their respective Boards of Directors. The Officers and Directors of the Bank and the Holding Company are as follows:

Hugo A. Castro: President & CEO of the Bank

Mr. Castro is 60 years old and is the President, Chief Executive Officer and Director of the Bank, and is Chairman of the Bank’s Loan and Discount Committee. He also serves on the Board of Directors of PanAmerican where he is a shareholder, and Corporate Secretary. Mr. Castro is a graduate of the School of Banking of the South at Louisiana State University, he holds a degree from Miami-Dade College, and attended La Salle University in Havana, Cuba in 1960 and 1961.

Mr. Castro is a career banker of 39 years. Until 1999, Mr. Castro served as President and Chief Executive Officer of Eastern National Bank in Miami, Florida. He was an Executive Vice President with Totalbank in Miami, Florida from 1996 through 1998. From 1994 to 1996, he was Executive Vice President with Intercontinental Bank, Miami, Florida, having joined Intercontinental upon the acquisition of Commercial Trust Bank, Miami, Florida in 1993. Mr. Castro was the President, Chief Executive Officer, Director, and a founding shareholder of Commercial Trust Bank, Miami, Florida from 1988 to 1993, following 20 years of service at Commercial Bank & Trust Company, where he served as Executive Vice President.

In 1988 Commercial Bank & Trust Company was an affiliate of Florida Commercial Banks Holding Company with $1 Billion in Assets. The company was acquired by First Union [today Wachovia] in its first transaction in South Florida, providing the market share to establish its base over the three counties. Taking advantage of this transaction, and the past twenty years of service to the bank; Mr. Castro organized a group of investors to purchase the Village Bank of Hialeah, a small community bank, under a “cease and desist order” from the FDIC. The Village Bank was renamed Commercial Trust Bank, and with new capital and management under the direction of Mr. Castro as President and Chief Executive Officer, restored the bank to regulatory standards and turned a profit after the first 12 months of operation of the bank. His term expires on June 17, 2006.

Michael E. Golden: President & CEO of PanAmerican Bancorp, Chairman of the Bank

Michael E. Golden is 60 years old and is the President, Chief Executive Officer of the Holding Corporation and has been a Director of the Holding Company and Bank since May 2002. He is also the Chairman of the Bank. Mr. Golden has been in the investment banking /securities business for over 25 years. He was a Senior Vice President in sales and management at Smith Barney from 1979 to 1989. In 1989, he started a securities firm, First Colonial Securities Group, which grew nationwide to 25 offices and 200 retail brokers specializing in asset management and investment banking. The firm was responsible for numerous initial public offerings (“IPO”) in the commercial banking and industrial business. Golden was the Vice Chairman and Founder of Carnegie Bank of Princeton NJ in 1987 where his firm, First Colonial Securities Group, a member of the NASD, was the main underwriter of the IPO. First Colonial Securities Group served as an investment banker in the sale of Carnegie Bank. He was also on the board of the Boca Raton National Bank of Florida. In 1998, Mr. Golden bought Admiralty Bank of Palm Beach Gardens and along with Bruce Mahon; they were the Chair and Vice Chair respectively. Mr. Golden’s firm, First Colonial Securities Group raised the initial capital of $8 million through a private placement offering and then did an initial public offering raising $13.3 million in September, 1998. Admiralty Bank grew from $45 million in assets in 1998, to over $500 million in less than four (4) years and was subsequently sold in 2002 to Royal Bank of Canada, shortly after Mr. Golden ended his affiliation. Mr. Golden has also been on the board of other banks and industrial companies. Mr. Golden is currently Chairman of the Kid Academy, a child-learning center that he founded in 1997.

Mr. Golden has also been very active in the community in both South Jersey and South Florida where he served on the boards of many philanthropic organizations including the Jewish Federation of South Palm Beach County, Florida, Donna Klein Jewish Academy, President of the South Jersey Heart Association, Trustee of the Cooper Hospital of South Jersey, President of the Ben Gurion University of South Jersey chapter and other organizations. His term expires on June 17, 2005.

Alfredo Barreiro: SVP COO

Mr. Barreiro currently serves as the SVP Chief Operations Officer of PanAmerican Bank. He joined the Bank in 2002 as the CFO Controller and has recently been promoted to SVP/COO. From 2001 until 2002 Mr. Barreiro served as the CFO for Union Credit Bank in Miami, Florida. From 1999 until 2001, He was VP Controller for Sofisa Bank of Florida. From 1995 until 1999 Mr. Barreiro worked for Florida International Bank. He was hired as an Assistant Controller in 1995 and promoted to Controller in 1997. In 1992 he was hired by Banco Latino International as an Accounting Clerk and Assistant Treasurer. Mr. Barreiro is a graduate of Florida International University (1992) with BBA in Finance. He also has a Associate of Art in Economics from Miami Dade Community College (1990). Married to Soraya, He enjoys Fishing and Boating. Mr. Barreiro was born in Caracas, Venezuela in 1967.

Robert L. Nichols: SVP CFO

Mr. Nichols is 45 years old and has recently joined the Company as Senior Vice President and Chief Financial Officer. Mr. Nichols started his career in Canada where he spent five years in public accounting with Ernst & Young. Mr. Nichols joined Royal Trust (Canada’s largest Trust Company) in 1986. He held various roles including Manager, Internal Audit and Manager, Corporate Accounting in the National Office. In 1991, Mr. Nichols moved to Barbados for six years where he became the Managing Director of Royal Bank of Canada (Caribbean) Corporation. This business was an institutional Discretionary Investment Management business that also provided private client banking and trust services.

In 1997, Mr. Nichols relocated to Miami and joined Royal Bank of Canada, Miami Agency where he developed an Investment Advisory business and then became the Chief Financial Officer for the private banking business in the United States.

Mr. Nichols graduated from University of Toronto where he received a Bachelor of Commerce degree. He also earned a Chartered Accountant designation in 1984.

Robert K. Garrett: SVP Senior Loan Officer

Mr. Garrett is a Senior Vice President and the Senior Lending Officer of PanAmerican Bank. He is a South Florida Native and attended Florida International University where he received his Bachelor of Arts Degree in Finance. He later earned a Commercial Lending Diploma from the America Institute of Banking. Mr. Garrett has been in banking since 1980, beginning his career with Commercial Bank & Trust Company in Miami, which was later acquired by First Union National Bank of Florida. Prior to his employment with PanAmerican Bank, Mr. Garrett served as Vice President of Commercial Lending for Intercontinental Bank, Totalbank and Eastern National Bank.

Board of Directors

James F. Partridge: Chairman of the Holding Company Board. Mr. Partridge is 72 years old and has been the Chairman of the Board of the Holding Company since April 2000 and is a Director of the Bank. He retired as President of Visa International, Latin America and Caribbean Region, on June 30, 1999 after serving since 1978. At present he serves as a Strategic Director on the Regional Board of Directors of Visa International and is Chairman of its Executive & Planning Committee. He joined the management of Visa International, as Vice President in charge of the Development Division for the Western United States, Latin America and Asia-Pacific in 1978. His term expires on June 17, 2005.

Leonard F. Marinello: Mr. Marinello is 62 years old and has served as a Director of the Holding Company since June 2000. Mr. Marinello has been President and Chief Executive Officer of Allied Plating Supplies, Inc., a company engaged in the metal finishing business, from 1957 to the present, where he has been active in all phases of the business including domestic sales, international sales, manufacturing and finance. Mr. Marinello was a Director of Commercial Trust Bank from 1988 to 1993, when it was sold. During this time, he was an active member of that bank’s Loan and Audit Committees. Mr. Marinello has also served as a Director of several privately held companies, including Allied Plating Supplies, Inc. (Chairman), Arch Drain Block Co. (Chairman), Brick Oven Pizzaria and Royal Sport, Inc. Mr. Marinello is a graduate of the University of Miami, where he received a Bachelor’s degree in Finance. His term expires on June 17, 2006.

Nelson Famadas, Ph.D.: Dr. Famadas is 54 years old and been a Director and Vice Chairman of the Holding Company since May 2002 and is also a Director of the Bank. Dr. Famadas is also the Chairman of the Audit Committee of the Board of the Holding Corporation. Dr. Famadas serves on the boards of various civic and charitable organizations both in Puerto Rico and Florida. He is also a member of the board of a community-based home healthcare agency, as well as of two non-profit hospitals. He is presently an Adjunct Professor at Florida International University’s School of Business Administration, lecturing in Operations Management. Dr. Famadas is Chairman and CEO of Gables Holding Corporation, a real estate development company, with over $116 millions of projects under development. His term expires on June 17, 2004.

Stephen L. Perrone: Mr. Perrone is 60 years old and is a Director of the Bank and has been a Director of the Holding Company since September 2001. He is also Vice Chairman of the Bank. Mr. Perrone is also a member of the Audit Committee of the Board of the Holding Company. Mr. Perrone is Founder and President of Brickell Bay Capital Group, a private investment firm, which was formed in 1996. Prior to this, Mr. Perrone was a Partner with the Law Offices of Shutts & Bowen in Miami, Florida where be began his law career in 1968. During his time as a Partner at Shutts & Bowen, Mr. Perrone was involved in corporate mergers and acquisitions, formation and structuring of investment vehicles for U.S. and non-U.S. investors and businesses and U.S. income and estate planning matters. Mr. Perrone is also a Certified Public Accountant, licensed in Florida. Mr. Perrone has been active in community affairs, having been past president of the Miami Downtown Lions Club, and the Coral Gables South Miami Khoury Baseball League, where he was active for twelve years. He was a founding member and still is on the Board of the Archdiocese of Miami Education Foundation. He has also served on the Boards of Gulliver Schools and the Miami City Ballet. His term expires on June 17, 2004.

Alberto Valle: Mr. Valle is 65 years old and is a Director of the Bank and has been a Director of the Holding Company since September 2001. Mr. Valle is also a member of the Audit Committee of the Board of the Holding Company, and is a Member of the Bank’s Loan & Discount Committee, Asset/Liability & Investment Committee, and the Audit & Examining Committee. Mr. Valle attended the Havana Institute in Havana, Cuba, where he received his Bachelor in Science. He has been employed with BMC Investments, and Athlone of Florida, Inc., since 1987, where he is responsible for the direct supervision of the construction and administration of new developments in Stuart, Florida, real estate holdings in Palm Beach County, and related corporations. Mr. Valle was a Director of Commercial Trust Bank from 1988 to 1993, when it was sold. He also served as Vice President and Lending Officer for Commercial Bank and Trust from 1985 to 1988. His term expires on June 17, 2005.

Susan Jaramillo: Ms. Jaramillo is 57 years old and has been a Director of the Holding Company since December 2002. She earned an MBA degree from the University of Chicago Graduate School of Business in 1977. After business school, Ms. Jaramillo worked for CBS at its Chicago Station, WBBM-TV, as the Director of Financial Planning. During 1981 she was Vice President and Assistant to the Chairman of American Cinema and its parent company, American Communications Industries, a large U.S. production and distribution company. In 1981, Ms. Jaramillo was granted a construction permit by the FCC to build and operate WDZL (Channel 39) in Miami, Florida, which she operated from 1982 to 1984 when it was sold. In 1993 she became a general partner of Rainbow Broadcasting, which built and operated WRBW (Channel 65) in Orlando, Florida. The station was sold in 1998. Since that time, Ms. Jaramillo has been an individual investor in Miami, Florida and is presently the CEO of Locus Location Systems, LLC and a partner in several investment partnerships with Joseph Rey and Stephen Perrone. Her term expires on June 17, 2006.

Joseph Rey: Mr. Rey is 54 years old and has been a Director of the Holding Company since December 2002. Mr. Rey received his B.A. from City University of New York in 1972. He began his career in New York City where he worked with Westinghouse Broadcasting Co., Buckley Broadcasting Co., and Golden West Broadcasting before moving to Miami, Florida in 1978 as the National Sales Manager for Storer Broadcasting. From 1980 to 1982 he was the General Manager of two Miami based radio stations, WCMQ AM and FM. In 1982 he became the Vice President of Sales for Miami based TV station, WDZL-TV. In 1982 he was a General Partner in an application for a new television station in Orlando, Florida, WRBW-TV. The FCC granted a construction permit in 1985, which was finalized in 1991. From 1985 to 1991 he was a Consultant to the broadcast industry and President of a data processing and telemarketing firm. From 1991 until the station was sold he was the General Manager of WRBW-TV. He is presently a partner in several investment partnerships with Susan Jaramillo and Stephen Perrone. His term expires on June 17, 2006.

Eugene J. Strasser, M.D.: Dr. Strasser is 55 years old and has been a Director of the Holding Company since December 1992. He did his undergraduate and Pre-Med work at Loyola College and the University of Maryland where he graduated in 1968. He attended the University of Maryland Medical School in Baltimore,

Maryland where he graduated in 1972. He is licensed by the American Medical Board as a Board Certified General Surgeon and a Board Certified Plastic and Reconstructive Surgeon. He has established his own private hospital, Cosmeplast Center, in Coral Springs, Florida where he has practiced medicine since 1981. His term expires on June 17, 2004.

Samuel S. Caliendo: Mr. Caliendo is 52 years old and been a Director of the Holding Company since September 2001. Mr. Caliendo has lived in South Florida for more than 30 years. He has served as Vice President of Consolidated Construction, Inc., a commercial builder, since 1992; as President of Park Avenue Creative Decorating, and Shoreline Realty, Inc., a residential MLS realtor, since 1985. Mr. Caliendo is a graduate of Florida State University, with a degree in Business and Government. His term expires on June 17, 2004.

Other Matters

Mr. Golden has been involved in certain legal proceedings prior to and unconnected with his employment by PanAmerican. In 2001, the National Association of Securities Dealers, Inc. (“NASD”), brought an administrative proceeding against him, Case No. C9A020027, along with Steven Schwartz. The NASD alleged that Mr. Golden of First Colonial Securities Group, Inc. (“First Colonial”), a registered securities broker-dealer, failed to have First Colonial obtain proper registration for an employee, that First Colonial failed to properly supervise the employee, that the employee participated in securities purchases at public offering prices in his personal securities account, and First Colonial failed to establish and maintain an appropriate supervisory system with an appropriately designated registered principal for underwriting and investment banking. During most of the period in question, Mr. Golden served as Chairman and CEO of First Colonial and Steven Schwartz was its President and COO, and Mr. Schwartz was responsible for First Colonial’s day to day management. Without admitting or denying the allegations, Mr. Golden consented to a $20,000 fine and a two month suspension of his NASD principal’s registration. Mr. Golden paid the fine and the suspension has been completed.

Also in a matter not related to PanAmerican, on September 23, 1999, the SEC instituted proceedings against Steven Schwartz, First Colonial and Mr. Golden, and alleged that all three “failed reasonably to supervise [a First Colonial stock broker]” and “failed to establish and/or follow policies and procedures designed to prevent and detect [the stock broker’s] fraudulent conduct.” File No. 3-10026. Mr. Golden served as Chairman and CEO of First Colonial during most of these events and Mr. Schwartz was the President and COO responsible for day to day management. The SEC accepted Mr. Golden’s offer of settlement, and censured him and fined him $15,000, which was paid. Mr. Schwartz and First Colonial also received fines, with Mr. Schwartz ordered to pay $10,000 and he received a nine month suspension from any supervisory position. The Commonwealth of Pennsylvania also commenced a proceeding in 2000 based upon the same factual allegations that were the subject of the SEC’s proceeding. Without admitting or denying the allegations, Mr. Golden was censured and paid a $12,500 fine.

In 2001, Mr. Golden commenced an action entitled Golden v. V-Finance.com, Inc. et.al.,01-11425 (05) (Broward County, Florida) relating to V-Finance.com Inc.’s acquisition of Colonial Direct Financial Group, Inc., the parent of First Colonial. That action was settled on December 18, 2002 and dismissed on October 31, 2003.

Audit Committee

The Holding Company has Audit Committee financial experts serving on its Audit Committee and those persons are Nelson Famadas, Stephen Perrone and Alberto Valle.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows those persons who are the beneficial owners of more than five percent (5%) of PanAmerican common stock as of January 1, 2004, which is the only class of our voting securities.

Name and Address of Beneficial Owner	Note #	Amount and Nature of Beneficial Owner	Percent of Class
First Bancorp San Juan, PR		504,491	8.5%
Martin & Edith Stein Boca Raton, FL 33433		515,115	8.7%
Alberto Valle	1	325,412	5.5%
Hugo Castro	1,2	122,381	2.0%
Susan Jaramillo	1	63,238	1.0%
Leonard F. Marinello	1	134,286	2.2%
Joseph Rey	1	63,238	1.0%
Samuel S. Caliendo	1	58,676	0.9%
Nelson Famadas	1,2,3	174,417	2.9%
Michael E. Golden	1,7	191,600	3.2%
Philip C. Modder	1,4	185,997	3.1%
James F. Partridge	1	131,308	2.2%
Stephen L. Perrone	1,5	247,029	4.1%
Eugene J. Strasser	1,6	99,302	1.6%
Total		2,816,490	52.4%

———————

1.

The business address of each of the persons given is 3400 Coral Way, Miami FL 33145

2.

Number of shares includes 11,841 options that are exercisable in 60 days

3.

The number of shares includes 37,942 shares owned by Mr. Famadas’ wife.

4.

The number of shares includes options to purchase 9,546 shares that are exercisable within 60 days and 18,368 shares owned by Mr. Modder’s wife.

5.

The number of shares includes 123,428 shares held by a limited partnership and 76,315 shares held by a corporation with respect to which Mr. Perrone has sole voting power and shared investment power.

6.

The number of shares includes 75,801 shares owned by Mr. Strasser’s wife and options to purchase 20,168 shares that are exercisable within 60 days.

7.

Number of shares includes 53,200 shares held by a corporation and with respect to which Mr. Golden has sole voting and shared investment power.

Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities

Our Charter provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a Director except for liability:

•

for any breach of the Director’s duty of loyalty to the corporation or its stockholders;

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

•

for any transaction from which the Director derived an improper personal benefit.

Our Charter also provides that if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of members of our Board of Directors will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Our Charter and By-laws also provide that we may indemnify our Directors and Officers to the fullest extent permitted by Delaware law.  A right of indemnification shall continue as to a person who has ceased to be a Director or Officer and will inure to the benefit of the heirs and personal representatives of such a person.  The indemnification provided by our Charter and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Charter, By-laws, by any agreement, by vote of our stockholders, by resolution of our Directors, by provision of law or otherwise.

We Have Also Secured Directors’ And Officers’ Liability Insurance On Behalf Of Our Directors And Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our Directors, Officers and controlling persons in accordance with the provisions contained in our Charter and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such Director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court’ s determination.

PROPERTY

We own one parcel of real property which is located at 2770 S.W. 27th Avenue, Miami, Florida, which houses a branch of the Bank. As of December 31, 2003, the book value of this property was $899,000 less accumulated depreciation of $23,000 for a net book value of $876.000. We lease five branches and corporate offices and the material terms of these leases are as follows:

a.

3475 Sheridan Street, Hollywood, Florida:

1.

5212 square feet

2.

expiring December 31, 2013

3.

option to renew for 10 years

4.

rent per square foot is approximately $30.00 at the present time, including CAM and other costs

5.

total annual base rent is approximately $156,000

b.

1200 N. Federal Highway, Boca Raton, Florida

1.

5388 square feet

2.

expiring September, 2012

3.

base rent per square foot is presently $20.83, including CAM and other costs

4.

total annual rent is presently $112,275.60

c.

3400 Coral Way, Miami 33145

1.

11,463.95 square feet

2.

expiring February 17, 2007

3.

option to renew for one three year term

4.

base total rent is approximately $253,608 per year

d.

2500 NW 97th Avenue, Miami, Florida 33162

1.

2986 square feet

2.

expiring August 14, 2009

3.

option to renew for 2 five year periods

4.

base total rent is $ 67,529 per year

e.

2800 SW 8th Street, Miami, Florida 33135

1.

2284 square feet

2.

expiring February 18, 2007

3.

option to renew for three years

4.

base total rent is $ 52,532 per year

At December 31, 2002, the Bank had a branch located on Brickell Avenue in Miami. This office was closed during the first quarter of 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Christine Golden, the spouse of PanAmerican CEO and President, Michael Golden, is the sole owner of the issued and outstanding shares of Franklin National Financial Holding, LLC, which is the parent company of Franklin National Financial Group, LLC, a registered securities broker-dealer. Under Florida law, Christine Golden’s interest in Franklin National Financial Holding, LLC is the marital asset of both Michael and Christine Golden. Michael Golden also presently maintains his NASD Series 7 registered representative license with Franklin National Financial Group, LLC. Franklin National Financial Group, LLC, on August 15, 2003, entered into a Networking Arrangement with the Holding Company and the Bank for Franklin National Financial Group, LLC to provide securities broker-dealer services to Bank customers at the Bank’s branches, and for the Bank to receive a fee from this arrangement. According to the Networking Arrangement, Franklin National Financial Group, LLC, will pay the Bank a fee for utilizing Bank space at its branches which will consist of a desk to meet potential customers. Franklin National Financial Group, LLC will be permitted to advertise its broker-dealer services at the Bank’s branches and enter into agreements with customers for brokerage services. The Bank sampled rents from other similar arrangements to determine the rent to be charged Franklin National Financial Group, LLC. Members of our Board were aware of the relationship between Michael Golden, and his wife’s broker-dealer, Franklin National Financial Group, LLC, and consented to the arrangement. The Board took no further steps in this matter. The Bank will not be involved in the brokerage relationship between its customers and Franklin National Financial Group, LLC nor will the Bank receive any compensation or fee for brokerage transactions or services provided by Franklin National Financial Group, LLC. If Bank clients open accounts with Franklin, the Bank employee who gave the lead will receive only a one time nominal payment of $25.00. The arrangement between the Bank and Franklin National Financial Group, LLC is in compliance with the rules of the SEC for such bank-securities brokerage affiliations.

PanAmerican currently extends eight direct and/or indirect credit accommodations to three directors in the aggregate amount of approximately $2.3 million. Roughly $2.1 million is secured by real estate, $89,000 is secured by automobiles, $87,000 is secured by cash collateral, and $73,000 is unsecured. The loans are all believed to be collectible. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment.

On January 26, 2004, upon the approval of our Board of Directors to facilitate the Gulf Bank transaction, we received loans from certain of our directors totaling $545,000.

Each of these loans provide for our payment of interest at the prime rate of interest for a term of six months. The loans are unsecured. The purpose of these loans was to assist us in completing the Gulf Bank transaction.

Also on January 26, 2004, to facilitate the Gulf Bank transaction, and upon the approval of our Board of Directors, certain directors purchased our Series A preferred shares at $1,000 per share in a private offering totaling $405,000.

Our Series A preferred shares is described in the Section entitled DESCRIPTION OF SECURITIES.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At the present, our common stock is traded on the Over-the-Counter Bulletin Board. Upon the closing of this offering, we intend to list our units, common stock, and warrants for separate trading on the AMEX. These securities will not trade separately for thirty days from the effective date of this offering unless the representative of the Underwriter so directs. Our common stock began trading publicly in March, 2003. As of December 31, 2003, there were 568 holders of our common stock of which there is only one class. The following table reflects the high/low sale prices for each quarter of 2003 and the first quarter of 2004.

	High	Low
1st Qtr. 2003	$4.50	$4.50
2nd Qtr. 2003	$4.25	$3.25
3rd Qtr. 2003	$9.90	$3.00
4th Qtr. 2003	$5.50	$3.10
1st Qtr. 2004	$5.00	$2.00

Both federal and Florida law limit the frequency and amount of dividends that may be paid to our shareholders. Also, banking regulators may restrict the ability of any bank subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. Under applicable banking regulations, we may not pay cash dividends until our accumulated deficit, has been satisfied. No dividends have ever been paid.

EXECUTIVE COMPENSATION

For the fiscal years ended 2001, 2002 and 2003, two Officers of the Holding Company and the Bank earned more than $100,000 in salary and bonus: Philip C. Modder, Director & Regional President, Palm Beach County and Hugo A. Castro, President and CEO, PanAmerican Bank. In 2003, Michael Golden, CEO and President of The Holding Company and Director of The Holding Company and Bank also received compensation as follows:

	Annual Compensation				Long-Term Compensation
Name and Principal Position			Other Annual Compensation		Securities Underlying Options / SARs (#)
	Year	Salary				LTIP Layouts	Other Compensation

Philip C. Modder,	2003	$125,000	—		—
Director & Regional President	2002	$125,000	—		—	—	—
Palm Beach County	2001	$125,000	$17,000	(1)	—	—	—

Hugo A. Castro,	2003	$130,000	10,800	(2)		—	—
President & CEO	2002	$125,000	—		—	—	—
PanAmerican Bank	2001	$150,000	$19,800	(2)	—	—	—

Michael Golden	2003	$130,000	$11,400	(2)	—	—
CEO & President of
PanAmerican Bancorp

————————

(1)

Includes Term Life Insurance premiums and automobile allowances.

(2)

Includes automobile allowance

The following table shows information concerning options granted to Named Executive Officers during the fiscal year ended December 31, 2003.

Option / SAR Grants in Last Fiscal Year

	Number of Securities Underlying Options/ SAR’s Granted
			Exercise or Base Price ($/Share)
		% of Total Options/SAR’s Granted to Employees in Fiscal Year		Expiration Date
Name

Philip C. Modder	—	—%	—	—
Hugo A. Castro	19,000	—%	2.35	2,013
Michael Golden	19,000	—%	2.35	2,013

The following table shows information concerning option exercises and year-end option values for options held by the Named Executive Officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized		Number of Securities Underlying Unexercised Options/SAR’s at FY-End	Value of Unexercised In-the-Money Options/SAR’s at FY-End (1)

Philip C. Modder		$		9,546	$
Hugo A. Castro	—		—	60,000 / 0		$—
Michael Golden	—		—	0		$—

Stock Option Plan

On September 19, 2002, we adopted a Directors Stock Option Plan and Employees Stock Option Plan. A copy of the Directors Stock Option Plan is incorporated by reference as Exhibit 10.8 to Part II of this Prospectus, and the Employees Stock Option Plan is incorporated by reference as Exhibit 10.9 to Part II of this Prospectus.

Employment Agreements

Michael E. Golden has an Employment Agreement with the Holding Company dated January 1, 2004 which expires December 31, 2004 unless either party notifies the other, sixty days prior to the ending date. Mr. Golden’s Employment Agreement provides that he will receive: a minimum base salary of $130,000; health, hospitalization, and disability benefits; an automobile or an automobile allowance; and participation in an executive incentive bonus plan.

Hugo A. Castro’s Employment Agreement with the Bank dated January 1, 2003 was renewed in January 2004 and the expiration date was extended to December 31, 2004, unless either party notifies the other, sixty days prior to the ending date. Mr. Castro’s Employment Agreement provides that he will receive: a minimum base salary of $130,000; health, hospitalization, and disability benefits; an automobile or an automobile allowance; and participation in an executive incentive bonus plan.

The Employment Agreements above contain provisions for additional compensation to the executive in the event of termination. Mr. Golden, Mr. Castro and other executive officers of the Company and the Bank will be considered for inclusion in a management incentive bonus plan and the Employee Stock Option Plan.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 20,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock. The following summary is qualified in its entirety by reference to our certificate of incorporation, as amended, and our by-laws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and incorporated herein by reference.

Units

In the offering described in this prospectus, we are offering for sale units of our securities. Each unit consists of one share of common stock and two Class D warrants. Under our underwriting agreement, if any units are purchased, all must be purchased.

Following the initial sale of the units these securities will trade as a unit for 30 days following the effective date, unless the representative of the underwriters determines that a separate trading on the securities should begin earlier. We intend to list our common stock, the Units and Class D warrants on the American Stock Exchange.

Common Stock

As of January 15, 2004, there were 5,892,126 shares of common stock outstanding that were held of record by 568 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation, as amended and currently in effect, provides for the issuance of up to 5,000,000 shares of preferred stock. Our board of directors have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

On January 26, 2004, we issued 3,100 shares of our Series A preferred shares, in a private offering, to 5 shareholders for a total capital contribution of $3.1 million. Each Series A preferred share provides for an 8% per year non-cumulative cash dividend, payable semi-annually, at $1,000 per share par value. The Series A preferred shares were exempt from registration pursuant to Regulation D, Section 506, of the Rules of the SEC. The Series A preferred shares may not be redeemed without the approval of our banking regulators. The Series A preferred shares provide for a liquidation preference in the event of our liquidation. The Series A preferred shares will not have voting rights, except as required by Delaware law. Other than purchases by certain Directors, we sold 2,695 Series A preferred shares to a new shareholder – Programa De Servicios De Salud En El Hogar Y Hospicio San Lucas for $2,695,000 at $1,000 per share.

Class D Common Stock Purchase Warrants Issued In This Offering

General

Each Class D warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $4.00. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate and summarized below. Our Class D warrants may be exercised at any time after they become traded as a separate security on the American Stock Exchange until the fifth anniversary of the effective date, at which time they will expire. Those of our Class D warrants which have not previously been exercised will expire on the expiration date. A Class D warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the Class D warrant has been properly exercised.

Redemption

We have the right to redeem the Class D warrants issued in this offering at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing 30 days’ prior written notice to the Class D warrant holders at any time after the closing price of our common stock equals or exceeds $5.60, for five consecutive trading days. We will send the written notice of redemption by first class mail to Class D warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our Class D warrants. No other form of notice by publication or otherwise will be required. If we call the Class D warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise

A Class D warrant holder may exercise our Class D warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission, and if the shares of common stock underlying our Class D warrants are qualified for sale under the securities laws of the state in which the holder resides.

Our Class D warrants may be exercised by delivering to our warrant and transfer agent the applicable Class D warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of Class D warrants being exercised.

Adjustments of exercise and redemption prices

The exercise price and the redemption price are subject to adjustment if we declare any stock dividend to common stockholders or effect any split or reverse split with respect to our common stock after the effective date of this offering. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class D warrant or, if we elect, an adjustment of the number of Class D warrants outstanding. If we elect to adjust the number of Class D warrants outstanding, we will make a proportionate adjustment in the redemption price.

Existing Warrants

As of January 31, 2004, we had issued and outstanding warrants to purchase 2,299,250 shares of our common stock, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part or incorporated by reference therein. Following is a summary of the outstanding warrants:

Class A Warrants

We have an aggregate of 942,625 Class A warrants outstanding. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $4.00, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. We may redeem the Class A warrants at any time if the following conditions have been satisfied: (i) we have registered for resale the common stock issuable upon exercise of the Class A warrants; (ii) our common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) we pay $4.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class A warrants will expire no later than April, 2008.

Class B Warrants

We have an aggregate of 942,625 Class B warrants outstanding. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $3.50, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class B warrants will expire no later than April, 2006.

Class C Warrants

We have an aggregate of 180,000 Class C warrants outstanding. Each warrant entitles the holder to purchase 2.3 shares of our common stock at an exercise price of $3.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. We may redeem the Class C warrants at any time if the following conditions have been satisfied: (i) we have registered for resale the common stock issuable upon exercise of the Class C warrants; (ii) our common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) we pay $8.65 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class C warrants will expire no later than May 15, 2007.

Warrants Issued In Prior Financings

We have issued 59,400 warrants to Franklin National Financial Group, LLC for compensation for prior private offerings of our common shares. These warrants are exercisable at $1.35 for one share of our common stock. We also issued 14,400 warrants to Franklin National Financial Group, LLC, exercisable at $2.00 for one share of our common stock, for other compensation for prior private offering of our common stock.

Material United States Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax consequences of the purchase, ownership and sale of the units and the common stock and Class D warrants comprising the units in the opinion of our counsel Greenberg Traurig, P.A.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and all of which are subject to differing interpretations. This discussion is a summary and does not purport to deal with all aspects of U.S. federal income taxation that may be applicable to holders who are subject to special tax treatment, nor does it consider specific facts and circumstances that may be relevant to a particular holder’s position. Accordingly, this discussion does not address:

•

Alternative minimum taxes or any state, local or foreign taxes;

•

Special rules that may be relevant to special classes of holders, such as dealers in securities, insurance companies, banks, regulated investment companies, tax-exempt organizations, those holding units (or common stock or Class D warrants comprising the units) as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency (as defined in Code Section 985) is not the U.S. dollar, and U.S. expatriates;

•

Tax consequences for the stockholders, partners or beneficiaries of a holder; or

•

Tax consequences for holders who do not hold the units (or common stock or Class D warrants comprising the units) as capital assets within the meaning of Code Section 1221.

This summary is not intended as tax advice, but rather represents our best judgment as to the U.S. federal tax consequences that may apply to holders based on current U.S. federal tax law. Prospective investors should be aware that no rulings have been or will be sought from the Internal Revenue Service (“IRS”) with respect to any of the tax consequences described below, and either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. Accordingly, prospective investors should consult their tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment is discussed in this summary. Persons considering the purchase of a unit should consult their tax advisors with regard to the application of the U.S. and other income tax laws, as well as the tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty, to their particular situations.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a unit (or the common stock or Class D warrants comprising the unit) that is subject to U.S. federal income tax on his, her or its worldwide income. Subject to a variety of special rules, the following are treated as U.S. holders:

•

An individual citizen of the United States;

•

An individual treated as a resident of the United States for tax purposes, including generally any individual who is present in the United States 183 days or more in any calendar year or who is treated as present for 183 days based on presence in the current and the two preceding years;

•

A corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States;

•

An estate the income of which is subject to U.S. federal income taxation regardless of its source; and

•

A trust the income of which is subject to U.S. federal income taxation, including a trust that is subject to the supervision of a court within the United States and is under the control of one or more U.S. persons or that has made a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a unit (or the common stock or Class D warrants comprising the unit) that is not a U.S. holder.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences with respect to the purchase, ownership and sale of the units (or common stock or Class D warrants comprising the units) by U.S. holders.

Exchange of Units for Common Stock, and Class D warrants

Although our common stock and Class D warrants will initially be sold only as units, the Class D warrants will constitute property separate from the common stock for U.S. federal income tax purposes from the outset. Accordingly, a U.S. holder of a unit will not have taxable gain or loss when the representative of the underwriters separates the unit and issues certificates for the common stock and Class D warrants comprising the unit, except that gain will be recognized by a U.S. holder to the extent cash is received in exchange for any fractional share of common stock or any Class D warrant to purchase less than one share of common stock.

Sale of Units

If a U.S. holder sells or otherwise disposes of a unit, the U.S. holder will be treated as having sold or otherwise disposed of the common stock and Class D warrants comprising the unit. The treatment of the sale or other disposition of the common stock and Class D warrants is described below under “Sale of Common Stock” and “Exercise or Sale of Class D warrants.”

Warrants

Exercise or Sale of Class D Warrants

A U.S. holder of a Class D warrant will not have taxable gain or loss when the holder buys common stock for cash upon exercise of a Class D warrant. The tax basis of common stock received upon the exercise of a Class D warrant will equal the sum of the U.S. holder’s tax basis for the Class D warrant and the exercise price of the

Class D warrant. The holding period of common stock received upon exercise of a Class D warrant will begin on the date the Class D warrant is exercised (it will not include the period during which the Class D warrant was held).

If a U.S. holder of a Class D warrant sells or otherwise disposes of a Class D warrant, other than in an exercise for purchase of stock, the holder will have capital gain (or loss) equal to the amount by which the amount realized for the Class D warrant exceeds (or is less than) the U.S. holder’s tax basis for the Class D warrant. A capital gain or loss will be a long-term capital gain or loss if the U.S. holder has held the Class D warrant for more than one year at the time of its sale or disposition. Net long-term capital gains of certain noncorporate taxpayers, including individuals, are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

Expiration of Class D Warrants Without Exercise

If a Class D warrant expires unexercised, a U.S. holder will have a capital loss equal to the holder’s tax basis for the Class D warrant. A capital loss will be a long-term capital loss if the U.S. holder has held the Class D warrant for more than one year at the time of its expiration. The deductibility of capital losses is subject to limitations.

Common Stock

Distributions on Shares of Common Stock

We have never made, and do not intend to make in the foreseeable future, cash distributions on our common stock. If we do, however, make distributions to our stockholders with respect to our stock, whether paid in cash or property (other than qualifying distributions of additional shares of our common stock or rights to buy our stock), the distributions will generally be taxable to a U.S. holder as dividend income. In general, until 2009, dividend income of certain noncorporate taxpayers, including individuals, is subject to preferential tax rates provided that certain holding period requirements are satisfied. To the extent a U.S. holder receives a distribution that exceeds our current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital that reduces the U.S. holder’s tax basis in the stock (but not below zero) and thereafter as capital gain from the sale of the stock. Distributions taxed as dividends generally will be eligible for a dividends received deduction with respect to a percentage of the amounts treated as dividends if received by an otherwise qualifying corporate U.S. holder as long as the deduction is not restricted by the minimum holding period requirements or the “debt-financed portfolio stock” rules, or limited in value by the “extraordinary dividend” provisions of the Code (all of which work to reduce or eliminate the benefit of this deduction).

Sale of Common Stock

Upon the sale or other disposition of common stock, a U.S. holder generally will have capital gain (or loss) equal to the amount by which the amount realized for the common stock exceeds (or is less than) the U.S. holder’s tax basis for the common stock. A capital gain or loss will be a long-term capital gain or loss if the U.S. holder has held the common stock for more than one year at the time of its sale or disposition. Net long-term capital gains of certain noncorporate taxpayers, including individuals, are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. holder may be subject to U.S. information reporting with respect to any dividends paid on the shares of common stock and to proceeds from the sale or other disposition of the common stock or Class D warrants unless such U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. holder that is subject to U.S. information reporting generally will also be subject to U.S. backup withholding unless such U.S. holder provides certain information to the Company or its agent, including a correct taxpayer identification number (which, for an individual, is his or her social security number) and a certification that it is not subject to backup withholding. A U.S. holder that does not comply with these requirements may be subject to certain penalties. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability provided that certain required information is furnished.

Non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences with respect to the purchase, ownership and sale of the units (or common stock or Class D warrants comprising the units) by non-U.S. holders.

Exchange of Units for Common Stock and Class D Warrants

A non-U.S. holder of a unit generally will not have taxable gain or loss when the representative of the underwriters separates the unit and we issue certificates for the common stock and Class D warrants comprising the unit. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock, in lieu of a fractional share of common stock or holds any Class D warrant to purchase less than one share of common stock, that cash may give rise to gain that would be subject to the rules described below with respect to the sale of common stock or a Class D warrant.

Sale of Units

If a non-U.S. holder sells or otherwise disposes of a unit, the holder will be treated as having sold or otherwise disposed of the common stock and Class D warrants comprising the unit. The treatment of the sale or other disposition of the common stock and Class D warrants is described below under “Sale of Common Stock or Class D warrants.”

Exercise of Class D Warrants

A non-U.S. holder of a unit generally will not have taxable gain or loss when the holder buys common stock for cash upon exercise of a Class D warrant. The tax basis of stock acquired upon exercise of a Class D warrant will equal the sum of the non-U.S. holder’s tax basis for the Class D warrant and the exercise price of the Class D warrant (exclusive of any tax basis allocable to a fractional share).

Distributions on Shares of Common Stock

We have never made, and do not intend to make in the foreseeable future, cash distributions on our common stock. If we do, however, make distributions to our stockholders with respect to our stock, whether paid in cash or property (other than qualifying distributions of additional shares of our common stock or rights to buy our stock), distributions made to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% or at a lower rate under an applicable income tax treaty between the United States and the holder’s country of residence. A non-U.S. holder generally must provide the withholding agent with a properly executed IRS Form W-8BEN in order to claim a reduced rate of withholding tax under a treaty.

Generally, the entire amount of a distribution paid with respect to common stock will be subject to withholding even if some or all of the distribution does not constitute a dividend. We may elect to withhold only on the portion of the distribution that is a dividend, or we may withhold on the entire distribution. If we withhold on the entire distribution, a non-U.S. holder will generally be entitled to obtain a refund or credit for the amount withheld on the non-dividend portion, provided the appropriate procedures are followed.

Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on distributions that are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, and if required by a tax treaty, are attributable to a permanent establishment maintained in the United States. If the non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. In order to claim the benefit of a U.S. tax treaty or to claim exemption from withholding because distributions paid to a non-U.S. holder are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, such holder must provide a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income.

Sale of Common Stock or Class D Warrants

Non-U.S. holders generally will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of shares of our common stock or Class D warrants unless:

•

The gain is effectively connected with the holder’s conduct of a trade or business in the United States or, under an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the holder in the United States,

•

In which case the gain will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. holder, and a holder that is a foreign corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

•

The holder is an individual present in the United States for 183 days or more in the taxable year of the sale (but is not treated as a U.S. holder due to an exception to the general rule that treats such individuals as residents) and meets other requirements,

•

In which case the holder’s net gain will be taxed at a rate of 30%; or

•

With respect to a sale of our common stock, we are or have been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale of our common stock or the period that the holder held our common stock and either the holder actually or constructively holds (or held at any time during the shorter of those two periods) more than 5% of our shares of common stock or our shares are no longer regularly traded on an established securities market,

•

In which case the gain from the sale of our common stock will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. holder, and a holder that is a foreign corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the aggregate fair market value of its worldwide real property assets plus its other assets used or held for use in a trade or business. We do not believe that we are currently a United States real property holding corporation. Although we think it is unlikely given our current business plans and operations, we cannot assure you that we will not become a United States real property holding corporation in the future.

Backup Withholding and Information Reporting

Dividends paid to you may be subject to information reporting and U.S. backup withholding. Backup withholding generally will not apply to dividends on shares of our common stock, however, if the non-U.S. holder provides an IRS Form W-8BEN or otherwise meets evidence requirements for establishing that the holder is not a U.S. person or satisfies another exemption.

Payments on the sale or other disposition of shares of common stock or Class D warrants made to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder either certifies its status as a non-U.S. holder (and, if an individual, as not being present in the United States for a total of 183 days or more during the calendar year) under penalties of perjury on the applicable IRS Form W-8BEN or W-8IMY or otherwise establishes an exemption.

Payments on the sale or other disposition of shares of common stock or Class D warrants made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting, but not backup withholding, however, may apply to those payments if the broker has certain connections to the United States, unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is furnished.

U.S. Federal Estate Tax Treatment of “Non-U.S. Holders”

An individual “non-U.S. holder” (as specially defined for U.S. federal estate tax purposes) who is treated as the owner of our units, common stock or Class D warrants at the time of his or her death, or who has made certain lifetime transfers of these securities, generally will be required to include the value of the securities in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax on that value, unless an applicable estate tax treaty provides otherwise.

Transfer Agent, Warrant Agent And Registrar

The registrar, transfer agent for the units, the common stock and the warrant agent for the Class D warrants offered hereby is Olde Monmouth Stock Transfer co., Inc. whose address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

American Stock Exchange

We intend to apply to list our common stock, units, and Class D warrants on the American Stock Exchange under the trading symbols “PNB,” ”PNBU,” and “PNBW,” respectively.

UNDERWRITING

CGF Securities, LLC and Forge Financial Group, Inc. are acting as the representatives of the underwriters. CGF Securities, LLC is a full service securities brokerage and investment banking firm having six offices in five states and being registered in all states. Brokerage activities include equities, mutual funds, fixed income products including corporate and government bonds, insurance and annuities. Investment banking activities include private placements and public offerings with public offering participation as a firm involving membership in selling groups.

The principals of CGF Securities, LLC, Alan Jacobs and Michael Jacobs, have combined experience in investment banking, including public offerings as lead manager, co-manager and syndicate member of more than 30 years with Ladenburg, Thalmann, Josepthal and Gruntal. Alan Jacobs served as a Managing Director of Investment Baking at Ladenburg, Thalmann and Associate Director of Investment Banking at Josepthal. Michael Jacobs served as a Vice President of Investment Banking at Josepthal and Gruntal. Alan and Michael Jacobs have been actively involved in all phases of more than fifteen public offerings as well as many private placements and mergers and acquisitions of public companies.

Forge Financial Group, LLC (“Forge”) is a market making firm serving approximately 20 wholesale clients and 12 retail clients. Forge makes markets in approximately 180 stocks. The principals of Forge, Joe Conti and Joe Juliano, have combined experience in the financial services areas of over 40 years. This experience covers retail brokerage, investment banking and market making. Priot to forming Forge, Messrs. Conti and Juliano, were principals of the Aegean Group which participated in the Underwriting syndicate of two Public Offerings.

We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriters	Number of Units

CGF SECURITIES, LLC
FORGE FINANCIAL GROUP, INC.

Total	2,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the obligations of the several underwriters to pay for and accept delivery of the units are subject to the approval of certain legal matters by counsel and certain other conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for such purpose have been instituted or threatened by the Securities and Exchange Commission.

The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than $.40 per unit. The underwriters and selected dealers may re-allow a concession to other dealers, including the underwriters, of not more than $      per unit. After completion of the initial public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 300,000 units on the same terms as the other units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts, and proceeds to us before offering expenses will be $10,474,500

Stabilization

Until the distribution of the units offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase units. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the units. CGF Securities, LLC and Forge Financial Group, Inc. on behalf of the underwriters, may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•

Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

•

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional units as described above.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the representative’s over-allotment option to purchase additional units in this offering. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared with the price at which they may purchase units through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in this offering.

In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the American Stock Exchange or otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the units to the underwriters at the initial offering price of $4.33, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 8.5% underwriting discount. The underwriting agreement also provides that the Underwriters will be paid a nonaccountable expense allowance equal to 3.0% of the gross proceeds from the sale of the units offered by this prospectus.

We have also agreed to issue warrants to the representative to purchase from us up to 200,000 units at an exercise price per unit equal to $5.94 (125% of the initial public offering price of a unit). Each component of these units is exercisable at 125% of the initial public offering price of such units. These warrants are exercisable during the four-year period beginning one year from the date of this prospectus. Pursuant to NASD Rule 2710(c)(7)(A), these warrants cannot be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year following the effective date of the offering, except to any NASD member participating in the offering, to our bona fide officers, by operation of law or if we are reorganized, so long as the securities so transferred remain subject to the same transfer restriction for the remainder of the one-year period.

The holders of the representative’s warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized by the representative on the sale of the units issuable upon exercise of the representative’s warrants may be deemed to be additional underwriting compensation. The securities underlying the representative’s warrants are being registered on the registration statement. During the term of the representative’s warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the representative’s warrants are outstanding. At any time at which the representative’s warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

Determination Of Offering Price

The initial public offering price of the units offered by this prospectus and the exercise price of the public warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price of the units and the exercise price of the public warrants were:

•

the market price of the common stock;

•

our history and our prospects;

•

the industry in which we operate;

•

the status and development prospects for our proposed products and services;

•

our past and present operating results;

•

the previous experience of our executive officers; and

•

the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the initial public offering price.

COUNSEL

Greenberg Traurig, P.A., Boca Raton, Florida will pass upon the validity of the shares of common stock , preferred stock and the warrants offered by this Prospectus for PanAmerican Bancorp. Baritz & Colman LLP will serve as counsel to the Underwriter.

EXPERTS

The consolidated financial statements of PanAmerican Bancorp as of and for the year ended December 31, 2003 and December 2002, included in this Prospectus have been audited by Crowe Chizek and Company LLC, independent certified public accountants, and have been so included in reliance upon the report of Crowe Chizek and Company LLC given upon their authority as experts in accounting and auditing. The financial statements of Gulf Bank as of and for the year ended December 31, 2003 and December 2002, included in this Prospectus have been audited by Morrison Brown Argiz & Farra, LLP, independent certified public accountants, and have been so included in reliance upon the report of Morrison Brown Argiz & Farra, LLP given upon their authority as experts in accounting and auditing.

LEGAL PROCEEDINGS

Other than routine litigation which is incidental to our business, e.g., foreclosure proceedings, we are not a party to any litigation. None of the proceedings to which PanAmerican is a party could, in the opinion of management, present a material risk to earnings, assets or equity.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission with respect to the units offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to us and the units, you should refer to the registration statement and the accompanying exhibits. Statements in this prospectus regarding the contents of contracts or other documents are not necessarily complete. In each instance you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Statements in this prospectus about these contracts and documents are qualified by reference to the exhibits.

We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W. Washington, DC 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities.

CHANGES IN ACCOUNTANTS

On March 6, 2003, our principal independent certified accountants, McGladrey & Pullen, LLP were dismissed. The decision to change accountants was approved by the Board of Directors and by a vote of our shareholders. There were no disagreements with our former accountants and none of our financial statements for the past two years contained an adverse opinion or disclaimer of opinion or modification to uncertainty, audit scope or accounting principles. A copy of the letter of McGladrey & Pullen, LLP dated March 26, 2003 and attached to Form 8-K/A, which is Exhibit 16.1 is incorporated by reference. On March 13, 2003, we formally engaged the accounting firm of Crowe Chizek and Company LLC as our new principal independent certified accountants to audit our financial statements and those of PanAmerican Bank.

Please read this Prospectus carefully. It describes our business, products and services, and financial condition and results of operations.

PANAMERICAN BANCORP

Hollywood, Florida

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

PanAmerican Bancorp

Hollywood, Florida

We have audited the accompanying consolidated balance sheets of PanAmerican Bancorp as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PanAmerican Bancorp as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

CROWE CHIZEK AND COMPANY LLC

Fort Lauderdale, Florida

February 20, 2004

PANAMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Cash and due from financial institutions	$3,190,424	$2,730,195
Federal funds sold	—	9,322,000
Cash and cash equivalents	3,190,424	12,052,195
Certificate of deposit in another financial institution	—	96,813
Securities available for sale	7,883,131	80,149
Securities held to maturity (fair value 2003 - $11,292,508, 2002 - $ 13,586,534)	11,394,088	13,531,716
Loans, net (of allowance for loan losses of $738,147 and $747,750)	66,196,534	60,036,443
Federal Reserve Bank stock	294,750	273,000
Accrued interest receivable	257,310	244,810
Premises and equipment, net	1,717,838	1,599,912
Goodwill	1,953,540	1,953,540
Other assets	1,211,996	341,555
	$94,099,611	$90,210,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$17,053,604	$16,984,143
Interest bearing	63,079,526	63,101,557
Total deposits	80,133,130	80,085,700
Federal funds purchased	1,000,000	—
Repurchase agreements	2,436,584	1,421,652
Notes payable		250,000
Accrued expense and other liabilities	659,374	402,332
Total liabilities	84,229,088	82,159,684

Minority interest	23,427	20,683

Shareholders’ equity
Preferred stock, 5,000,000 shares authorized; none issued
Common stock, $.01 par value; 20,000,000 shares authorized; 2003 - 5,892,126 shares issued, 2002 - 5,158,442 shares issued	294,593	257,922

Capital surplus	19,085,454	15,774,429
Accumulated deficit	(8,448,430)	(8,005,775)
Accumulated other comprehensive income (loss)	(84,521)	3,190
	10,847,096	8,029,766
Subscriptions receivable	(1,000,000)	—
Total shareholders’ equity	9,847,096	8,029,766

	$94,099,611	$90,210,133

See accompanying notes.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2003 and 2002

	2003	2002

Interest and dividend income
Loans, including fees	$4,344,609	$3,656,779
Securities	539,441	332,008
Federal funds sold and other	48,417	100,149
	4,932,467	4,088,936
Interest expense
Deposits	1,180,397	1,008,965
Other	16,640	69,440
	1,197,037	1,078,405

Net interest income	3,735,430	3,010,531

Provision for loan losses	978,066	233,000

Net interest income after provision for loan losses	2,757,364	2,777,531

Noninterest income
Service charges on deposit accounts	600,580	593,131
Net gains on sales of securities	21,788	30,371
Other	31,348	6,871
	653,716	630,373
Noninterest expense
Salaries and employee benefits	1,723,981	1,978,729
Occupancy and equipment	667,155	731,732
Data processing	365,297	446,340
Professional services	184,742	208,118
Insurance	150,416	102,750
Other	762,489	448,721
	3,854,080	3,916,390

Loss before taxes and minority interest in net loss	(443,000)	(508,486)

Income tax expense	—	—

Loss before minority interest in net loss	(443,000)	(508,486)

Minority interest in net loss	345	537

Net loss	$(442,655)	$(507,949)

Basic and Diluted earnings (loss) per share:	$(0.08)	$(0.11)

See accompanying notes.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2003 and 2002

	Common Stock	Capital Surplus	Subscriptions Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity

Balance at January 1, 2002	$217,048	$13,284,126	$—	$(7,497,826)	$4,645	$6,007,993

Comprehensive income (loss):
Net loss	—	—	—	(507,949)	—	(507,949)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	—	—	—	—	(1,455)	(1,455)
Total comprehensive income (loss)	—	—	—	—	—	(509,404)

Issuance of 770,134 shares of Common stock	38,507	2,412,605	—	—	—	2,451,112

Issuance of stock under stock option plans	2,367	77,698	—	—	—	80,065

Balance at December 31, 2002	257,922	15,774,429	—	(8,005,775)	3,190	8,029,766

Comprehensive income (loss):
Net loss	—	—	—	(442,655)	—	(442,655)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	—	—	—	—	(87,711)	(87,711)
Total comprehensive income (loss)	—	—	—	—	—	(530,366)

Issuance of 733,684 shares of common stock	36,671	3,311,025	(1,000,000)	—	—	2,347,696

Balance at December 31, 2003	$294,593	$19,085,454	$(1,000,000)	$(8,448,430)	$(84,521	$9,847,096

See accompanying notes.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003 and 2002

	2003	2002

Cash flows from operating activities
Net loss	$(442,655)	$(507,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Net amortization (accretion) on securities	81,471	(13,797)
Provision for loan and lease losses	978,066	233,000
Depreciation and amortization	229,678	225,119
Gain on sale of securities	(21,788)	(30,371)
Minority interest in net loss of subsidiary	(345)	(537)
(Increase) decrease in other assets	(853,119)	589,448
Increase (decrease) in other liabilities	257,042	(286,371)
Net cash provided by operating activities	228,350	208,542

Cash flows from investing activities
Net decrease (increase) in interest-bearing deposits	96,813	(96,813)
Purchases of available for sale securities	(10,000,000)	(35,269,733)
Maturities and paydowns of available for sale securities	66,464	13,999,253
Proceeds from sales of available for sale securities	3,038,325	28,113,778
Purchases of held to maturity securities	(8,923,665)	(13,526,803)
Maturities and paydowns of held to maturity securities	9,976,306	15,917
Purchases of FRB stock	(21,750)	(64,400)
Loan originations, net	(7,138,157)	(15,748,599)
Purchases of premises and equipment, net	(347,604)	(559,272)
Net cash used in investing activities	(13,253,268)	(23,136,672)

Cash flows from financing activities
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	2,014,932	(2,082,496)
Net change in notes payable	(250,000)	(250,000)
Net increase in deposits	47,430	25,175,619
Proceeds from issuance of stock	2,347,696	2,451,112
Proceeds from exercise of stock options	—	80,065
Increase in minority interest	3,089	3,624
Net cash provided by financing activities	4,163,147	25,377,924

Net change in cash and cash equivalents	(8,861,771)	2,449,794

Cash and cash equivalents at beginning of year	12,052,195	9,602,401

Cash and cash equivalents at end of year	$3,190,424	$12,052,195

Supplemental cash flow information:
Interest paid	$1,121,729	$1,051,621

See accompanying notes.

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include PanAmerican Bancorp and its subsidiary, PanAmerican Bank (the “Bank”), which is 99.76% owned by PanAmerican Bancorp, together referred to as “the Corporation.” Intercompany transactions and balances are eliminated in consolidation.

The Corporation provides financial services through its offices in Southeast Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential and commercial mortgages, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions, federal funds sold, and securities.

On February 17, 2004, the Corporation purchased certain assets and assumed certain liabilities of Gulf Bank of Miami, Florida. See Note 20 for further information.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, determination of purchase accounting adjustments and the resulting amortization thereof, goodwill impairment and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Reserve Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers pools of other loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which is 12 years.

Long-Term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45, are recorded at fair value if significant.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net loss and earnings (loss) per share for 2003 and 2002 if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2003	2002

Net loss as reported	$(442,655)	$(507,949)
Deduct: Stock-based compensation expense determined under fair value based method	(41,499)	(15,750)

Pro forma net loss	$(484,154)	$(523,699)

Basic and diluted earnings (loss) per share as reported	$(0.08)	$(0.11)
Pro forma basic and diluted earnings (loss) per share	$(0.09)	$(0.11)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of the grant date.

	2003	2002

Risk-free interest rate	4.25%	5.28%
Expected option life	10 years	10 years
Expected stock price volatility	0	0
Dividend yield	0%	0%

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock warrants. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income (loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income. Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards: During 2003, the Corporation adopted FASB Statement 143, Accounting for Asset Retirement Obligations, FASB Statement 145, Rescission of FAS Statement 4, 44 and 64, Amendment of FAS Statement 13, and Technical Corrections, FASB Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company’s operating results or financial condition.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,200,000 was required to meet regulatory reserve and clearing requirements at year-end 2003. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to its parent holding company or by the holding company to shareholders.  No dividends may be paid at this time, as the Bank and its parent holding company has a net loss from the preceding two years, and deficit retained earnings.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reverse Stock Split: Effective July 15, 2003, the Board ratified a reverse 1:5 split and authorized the reduction of the authorized common stock shares to 20 million. All shares in the consolidated financial statements reflect the split.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 2 – SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at year-end were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

2003
Mortgage-backed	$32,512	$1,724	$(40)
Mutual funds	7,850,619	—	(136,260)

	$7,883,131	$1,724	$(136,300)

2002
Mortgage-backed	$80,149	$3,190	$—

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity at year-end were as follows:

	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value

2003
U.S. Government and federal agency	$8,165,964	$42,122	$(71,336)	$8,136,750
Corporate	264,201	2,049	—	266,250
Mortgage-backed	2,963,923	—	(74,415)	2,889,508

	$11,394,088	$44,171	$(145,751)	$11,292,508

2002
U.S. Government and federal agency	$12,523,204	$32,753	$—	$12,555,957
Corporate	1,003,600	21,951	—	1,025,551
Mortgage-backed	4,912	114	—	5,026

	$13,531,716	$54,818	$—	$13,586,534

Sales of available for sale securities were as follows:

	2003	2002

Proceeds	$3,038,325	$28,113,778
Gross gains	37,921	36,726
Gross losses	16,133	6,355

The fair value of debt securities and carrying amount, if different, at year-end 2003 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held-to-Maturity		Available for Sale Fair Value
	Carrying Amount	Fair Value

Due in one year or less	$—	$—	$7,850,619
Due from one to five years	4,930,165	4,959,875	—
Due from five to ten years	3,500,000	3,443,125	—
Mortgage-backed	2,963,923	2,889,508	32,512

	$11,394,088	$11,292,508	$7,883,131

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 2 – SECURITIES (Continued)

Securities pledged at year-end 2003 and 2002 had a carrying amount of $4,169,501 and $0, and were pledged to secure repurchase agreements. At year-end 2002, there was a debt security to one issuer held in the portfolio totaling $1,003,600, or 12.58% of shareholders equity. During 2003, management transferred the debt security to available for sale at an amortized cost of $1,003,238 due to the security exceeding Bank policy limitations on securities to one issuer. The security was sold at a gain of $37,921.

All securities with unrealized losses at December 31, 2003 have been in an unrealized loss position for less than twelve months. Securities with unrealized losses at year-end 2003, aggregated by investment category are as follows:

	Less than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government federal agency	$5,428,125	$71,336	$5,428,125	$71,336
Money market funds	7,850,619	136,260	7,850,619	136,260
Mortgage-backed	2,832,094	74,455	2,832,094	74,455

Unrealized losses on securities have not been recognized into income because the issuers are of high credit quality (government agencies and sponsored entities), management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date or market interest rates change.

NOTE 3 – LOANS

Loans at year-end were as follows:

	2003	2002

Commercial	$22,584,839	$17,411,400
Real estate:
Residential	2,465,445	8,958,736
Commercial	37,608,153	31,339,661
Consumer	4,283,037	2,914,720
Other	129,054	251,366
	67,070,528	60,875,883
Less: allowance for loan losses	(738,147)	(747,750)
Net deferred loan fees	(135,847)	(91,690)

Loans, net	$66,196,534	$60,036,443

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses was as follows.

	2003	2002

Beginning balance	$747,750	$513,601
Provision for loan losses	978,066	233,000
Loans charged-off	(1,050,85)	(24,283)
Recoveries	63,188	25,432

Ending balance	$738,147	$747,750

Impaired loans were as follows:

	2003	2002

Year-end loans with no allocated allowance for loan losses	$750,000	$—
Year-end loans with allocated allowance for loan losses	969,965	747,147

	$1,719,965	$747,147

Amount of the allowance for loan losses allocated	$108,278	$134,564

Average of impaired loans during the year	$1,216,351	$348,966
Interest income recognized during impairment	31,303	73,817
Cash-basis interest income recognized	31,303	73,817

Nonperforming loans were as follows:

	2003	2002

Loans past due over 90 days still on accrual	$—	$7,123
Nonaccrual loans	798,000	27,909

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2003	2002

Land	$478,375	$478,375
Buildings and improvements	420,209	405,755
Leasehold improvements	1,099,477	1,288,173
Furniture, fixtures and equipment	1,150,637	634,577
	3,148,698	2,806,880
Less: Accumulated depreciation	1,430,860	1,206,968

	$1,717,838	$1,599,912

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

Depreciation expense was $229,678 and $225,119 in 2003 and 2002.

Rent expense was $404,093 and $338,000 in 2003 and 2002. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

2004	$327,208
2005	337,037
2006	331,783
2007	365,517
2008	369,921
Thereafter	1,095,726

$2,827,192

NOW, savings, and money market account deposits totaled $24,616,623 and $42,473,025 at December 31, 2003 and 2002.

NOTE 5 – INTANGIBLE ASSETS

Acquired Intangible Assets

Acquired intangible assets were as follows as of year-end:

	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$200,000	$30,550	$200,000	$9,722

Aggregate amortization expense was $20,828 and $9,722 for 2003 and 2002.

Estimated amortization expense for each of the next five years:

2004	$16,660
2005	16,660
2006	16,660
2007	16,660
2008	16,660

$83,300

NOTE 6 – DEPOSITS

Time deposits of $100,000 or more were $23,455,507 and $9,728,552 at year-end 2003 and 2002.

Scheduled maturities of time deposits for the next five years were as follows.

2004	$26,266,356
2005	8,580,275
2006	1,342,723
2007	1,622,137
2008	651,410

$38,462,901

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 7 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $2,436,584 at year-end 2003.

Securities sold under agreements to repurchase are financing arrangements that mature within two years. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2003	2002

Average daily balance during the year	$2,441,000	$4,321,000
Average interest rate during the year	0.51%	1.23%
Maximum month-end balance during the year	$3,249,000	$6,600,000
Weighted average interest rate at year-end	0.42%	0.70%

NOTE 8 – NOTES PAYABLE AND OTHER BORROWINGS

The Corporation had a note payable of $500,000 at December 31, 2001. The obligation was collateralized by 99% of the common stock of Southern Security Bank and expired May 1, 2002. The line was renewed May 1, 2002, and was collateralized by 99% of the stock of PanAmerican Bank. The interest rate was the prime rate published in The Wall Street Journal with a minimum interest rate not less than 4.75%. Under the loan agreement the Bank was required to maintain a Tier 1 leverage ratio of 6%. The balance of the loan was $250,000 at December 31, 2002. The loan was paid off during 2003.

Federal funds purchased totaled $1,000,000 and $0 at December 31, 2003 and 2002.

NOTE 9 – INCOME TAXES

The Corporation recorded no current or deferred benefit for income taxes in 2003 and 2002 as a result of recording a valuation allowance in an amount equal to its net deferred tax assets.

Effective tax rates differ from federal statutory rates applied to financial statement income (loss) due to the following.

	2003	2003

Federal statutory rate of 24% times financial statement loss	$(150,503)	$(172,703)
Effect of:
State taxes	—	20,086
Deferred tax valuation allowance	150,503	152,617

	$—	$—

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 9 – INCOME TAXES  (Continued)

Year-end deferred tax assets and liabilities were due to the following:

	2003	2002

Deferred tax assets:
Net operating loss carryforwards (expires 2023)	$4,092,726	$4,141,155
Accrual to cash	41,942	—
Allowance for loan losses	141,832	235,928
Unrealized (gain) loss on securities available for sale	49,800	—
Other	211,015	34,737
	4,537,315	4,411,820
Deferred tax liabilities:
Intangibles	(96,023)	(50,101)
Purchase accounting adjustment for allowance for loan losses	—	(66,122)
Accrual to cash	—	(4,808)
Net deferred tax asset	4,441,292	4,290,789
Valuation allowance for deferred tax assets	(4,441,292)	(4,290,78)

Net deferred tax asset after valuation allowance	$—	$—

The Corporation has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowance increased $150,503 during the year ended December 31, 2003 and decreased by $147,311 during the year ended December 31, 2002. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 2003 and 2002, because the results of operations do not provide sufficient evidence that the net operating losses available for carryforward will be utilized in the future.

The Corporation has available federal net operating loss carryforwards approximating the following at December 31, 2003:

Expiring December 31,

2004	$501,000
2005	760,000
2006	526,000
2007	935,000
2008	905,000
2009	872,000
2010	898,000
2011	288,000
2012	844,000
2018	308,000
2019	591,000
2020	1,268,000
2021	1,416,000
2022	322,000
2023	442,000

$10,876,000

As a result of changes in ownership of the Company in excess of 50% in 1993 and 2000, the net operating loss carryforwards expiring in periods prior to 2020 are limited in the amount that may be used in any year. As a result of this limitation, a minimum of $5,502,000 of these net operating loss carryforwards are expected to expire without being used.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 10 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2003 and 2002 were as follows.

	2003	2002

Beginning balance	$3,036,217	$347,497
New and renewed loans	777,875	2,827,708
Repayments and renewals	(1,443,160)	(138,988)

Ending balance	$2,370,932	$3,036,217

Deposits from principal officers, directors, and their affiliates at year-end 2003 and 2002 were $1,101,912 and $2,826,744.

NOTE 11 – STOCK OPTIONS

Options for the purchase of stock in Southern Security Bank

Under the Incentive Stock Option Plan (the “Plan”) adopted by the Bank in 1988, Southern Security granted options for approximately 540,000 shares of Bank common stock. All directors, officers and employees of the Bank were eligible to receive options to purchase shares of common stock at the fair value of the stock at the date of grant but in no event may the price be less than the par value of such stock. Options granted under the Plan expire no more than 8 years from the date of issue, or upon 90 days after termination of employment. The Plan expired July 1, 2000, and no additional options may be granted under the Plan. All remaining outstanding options were waived during 2002.

A summary of the activity in the plan is as follows.

2002
	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	168,500	$1.00
Granted	—
Exercised	—
Forfeited or expired	168,500

Outstanding at end of year	—

Options exercisable at year-end	—

Options for the purchase of stock in PanAmerican Bancorp

The Corporation has granted stock options for the purchase of shares of common stock of the Corporation to directors of the Corporation under various compensation agreements and actions of the Board of Directors. All options for the purchase of common stock of the Corporation expire from 5 to 10 years from the date of issue.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 11 – STOCK OPTIONS (Continued)

A summary of the options for the purchase of common stock of the Corporation as of December 31, 2003 and 2002, and changes during the years then ended is presented below.

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	133,917	$1.85	228,269	$5.90
Granted	149,900	2.35	15,000	2.35
Exercised	—	—	(52,338)	1.65
Forfeited or expired	(400)	2.35	(57,014)	18.20

Outstanding at end of year	283,417	$2.18	133,917	$1.85

Options exercisable at year-end	154,897	$1.63	104,584	$1.70

Weighted average fair value of options granted during year		$1.76		$1.05

Options outstanding at year-end 2003 were as follows.

	Outstanding			Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.439-$2.00	114,371	2.9 years	$1.29	109,371	$1.03
$2.35	149,500	8	2.35	29,980	2.35
$3.75	10,000	4.2	3.75	6,000	3.75
$6.25	9,546	5.8	6.25	9,546	6.25

Outstanding at year-end	283,417			154,897

NOTE 12 – STOCK WARRANTS

As of December 31, 2003, the Corporation has issued and outstanding warrants to purchase 2,373,050 shares of common stock, including Class A, B, and C warrants.

Class A Warrants

An aggregate of 942,625 Class A warrants are outstanding as of December 31, 2003. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class A warrants at any time if the following conditions have been satisfied: (i) the Corporation has registered for resale the common stock issuable upon exercise of the Class A warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Corporation pays $4.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class A warrants will expire no later than April, 2008.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 12 – STOCK WARRANTS (Continued)

Class B Warrants

An aggregate of 942,625 Class B warrants are outstanding as of December 31, 2003. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.50, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class B warrants will expire no later than April, 2006.

Class C Warrants

An aggregate of 180,000 Class C warrants are outstanding as of December 31, 2003. Each warrant entitles the holder to purchase 2.3 shares of common stock at an exercise price of $3.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. We may redeem the Class C warrants at any time if the following conditions have been satisfied: (i) the Corporation has registered for resale the common stock issuable upon exercise of the Class C warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Corporation pays $8.65 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class C warrants will expire no later than May 15, 2007.

Other Warrants

An aggregate of 73,800 warrants have been issued to Franklin National Financial Group, LLC for compensation for certain private offerings of the Corporation’s common shares.

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2003 and 2002, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Bank’s actual and required capital amounts and ratios (in thousands of dollars) are presented below at year-end.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2003
Total Capital to risk weighted assets	$8,200	10.7%	$6,149	8.0%	$7,686	10.0%
Tier 1 (Core) Capital to risk weighted assets	7,462	9.7	3,075	4.0	4,612	6.0
Tier 1 (Core) Capital to average assets	7,462	8.0	3,727	4.0	4,659	5.0
2002
Total Capital to risk weighted assets	$6,875	10.9%	$5,066	8.0%	$6,332	10.0%
Tier 1 (Core) Capital to risk weighted assets	6,127	9.7	2,533	4.0	3,799	6.0
Tier 1 (Core) Capital to average assets	6,127	7.1	3,431	4.0	4,209	5.0

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2003	2002

Commitments to make loans	$10,956,916	$7,300,813
Standby Letters of credit	385,416	—

	$11,342,332	$7,300,813

Commitments to make loans are generally made for periods of 60 days or less. Fixed rate loan commitments have interest rates ranging from 3.5% to 12.0% and maturities ranging from one year to three years.

Employment Agreements: The Corporation has employment agreements with an officer and President of the Bank and Corporation. Under terms of the agreement, the Corporation agreed to pay a base salary of $125,000 per year, to grant semiannual options, and to provide certain other benefits and compensation. The employment agreements also included a provision requiring certain payments upon the occurrence of certain events leading to the termination of employment such as a change in control, death, or disability. The 2003 agreements were renewed and the expirations were extended to December 31, 2004. The agreements have no provision for automatic renewal.

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and due from financial institutions	$3,190,424	$3,190,424	$12,052,195	$12,052,195
Certificate of deposit	—	—	96,813	96,813
Securities available for sale	7,883,131	7,883,131	80,149	80,149
Securities held to maturity	11,394,088	11,292,508	13,531,716	13,586,534
Loans, net	66,196,534	66,406,004	60,036,443	61,630,243
Federal Reserve Bank stock	294,750	294,750	273,000	273,000
Accrued interest receivable	257,310	257,310	244,810	244,810

Financial liabilities
Deposits	$(80,133,130)	$(80,188,346)	$(80,085,700)	$(80,428,527)
Federal funds purchased	(1,000,000)	(1,000,000)	—	—
Repurchase agreements	(2,436,584)	(2,436,584)	(1,421,652)	(1,421,652)
Note payable	—	—	(250,000)	(250,000)
Accrued interest	(240,562)	(240,562)	(261,345)	(261,345)

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not significant.

NOTE 16 – PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of PanAmerican Bancorp follows.

CONDENSED BALANCE SHEETS December 31,
	2003	2002

ASSETS
Cash and cash equivalents	$54,916	$275,947
Investment in Bank subsidiary	9,738,018	8,049,459
Other assets	86,947	451

Total assets	$9,879,881	$8,325,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$—	$250,000
Other liabilities	32,785	46,091
Shareholders’ equity	9,847,096	8,029,766

Total liabilities and shareholders’ equity	$9,879,881	$8,325,857

CONDENSED STATEMENTS OF INCOME Years ended December 31,

	2003	2002

Interest expense	$3,958	$16,097
Salaries and benefits	186,177	105,931
Other expense	109,227	120,396
Equity in net loss of Bank	(143,293)	(265,525)

Net loss	$(442,655)	$(507,949)

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 16 – PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS Years ended December 31,

	2003	2002
Cash flows from operating activities
Net loss	$(442,655)	$(507,949)
Adjustments:
Equity in undistributed subsidiary income	143,293	265,525
Change in other assets and other liabilities	(99,802)	36,595
Net cash from operating activities	(399,164)	(205,829)

Cash flows from investing activities
Investment in Bank	(1,919,563)	(2,249,470)
Net cash from investing activities	(1,919,563)	(2,249,470)

Cash flows from financing activities
Repayments of note payable	(250,000)	(250,000)
Exercise of stock options	—	80,065
Proceeds from stock issue	2,347,696	2,401,112
Net cash from financing activities	2,097,696	2,231,177

Net change in cash and cash equivalents	(221,031)	(224,122)

Beginning cash and cash equivalents	275,947	500,069

Ending cash and cash equivalents	$54,916	$275,947

NOTE 17 – EARNINGS (LOSS) PER SHARE

The factors used in the earnings (loss) per share computation follow.

	2003	2002

Basic and diluted
Net loss	$(442,655)	$(507,949)

Weighted average common shares outstanding	5,652,618	4,725,106

Basic and diluted earnings (loss) per common share	$(0.08)	$(0.11)

Stock options and stock warrants for 283,417 and 2,373,050 shares of common stock were not considered in computing diluted earnings per common share for 2003, and stock options and stock warrants for 133,917 and 708,658 shares of common stock were not considered in computing diluted earnings per common share for 2002, because they were antidilutive.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 18 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2003	2002

Unrealized holding gains and losses on available-for-sale securities	$(115,978)	$(31,828)
Less reclassification adjustments for gains and losses later recognized in income	(21,788)	(30,371)
Net unrealized gains and losses	(137,766)	(1,457)
Tax effect	50,037	—
Other comprehensive loss before minority interest	(87,729)	(1,457)
Minority interest in other comprehensive loss of subsidiary	18	2

Other comprehensive income (loss)	$(87,711)	$(1,455)

NOTE 19 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)	Earnings (Loss) Per Share
				Basic	Fully Diluted

2003
First quarter	$1,207,123	$888,499	$80,505	$0.02	$0.02
Second quarter	1,182,331	906,148	(456,946)	(0.08)	(0.08)
Third quarter	1,250,074	940,270	106,714	0.02	(0.02)
Fourth quarter	1,292,939	1,000,513	(172,928)	(0.04)	(0.04)

2002
First quarter	$964,011	$685,111	$(545,211)	$(0.13)	$(0.13)
Second quarter	1,003,818	818,632	(114,212)	(0.02)	(0.02)
Third quarter	1,017,562	761,972	63,499	0.01	0.01
Fourth quarter	1,103,545	744,816	87,975	0.02	0.02

NOTE 20 – SUBSEQUENT EVENTS (UNAUDITED)

On February 17, 2004, the Corporation purchased certain assets and assumed certain liabilities of Gulf Bank of Miami, Florida. Approximately $40 million of loans were purchased, and approximately $60 million of deposits were assumed. $22 million in cash was received which was reduced by a purchase price of approximately $3.8 million.  The Corporation also assumed leases for three Gulf Bank branches in Miami-Dade County, Florida.  The transaction received approval by federal and state banking regulators. To facilitate the transaction, Series A preferred shares were issued in January 2004 and $1,000,000 was obtained from Independent Bankers Bank along with certain other loans, which was down-streamed to the Bank to provide capital to complete the transaction. As security for the loan, the Corporation pledged 100% of our shares in PanAmerican Bank as collateral.

Each Series A preferred share provides for an 8% per year non-cumulative cash dividend, payable semi-annually, at $1,000 per share par value. The Series A preferred shares were exempt from registration pursuant to Regulation D, Section 506, of the Rules of the Securities and Exchange Commission. The Series A preferred shares may not be redeemed by the shareholders and may not be called. The Series A preferred shares provide for a liquidation preference in the event of the Corporation’s liquidation. The Series A preferred shares will not have voting rights, except as required by Delaware law.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 20 – SUBSEQUENT EVENTS (Continued)

The Corporation is currently completing a registration statement for 1,265,000 units consisting of one share of common stock and two Class D common stock warrants. The Corporation intends to use a portion of the proceeds of this offering to redeem the Series A preferred shares and satisfy all loans in full.

The rent commitments under the three noncancelable branch operating leases assumed from Gulf Bank are as follows, before considering renewal options that generally are present.

2004	$444,296
2005	533,156
2006	533,156

$1,510,608

GULF BANK AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

GULF BANK AND SUBSIDIARY

CONTENTS:

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of

Gulf Bank and Subsidiary:

We have audited the accompanying consolidated balance sheets of Gulf Bank and Subsidiary, (the “Bank”) as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulf Bank and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Bank will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Bank has suffered losses during 2003 and 2002, and in November 2001, due to the results of a regulatory examination as of March 31, 2001, the Bank consented to enter into an order to cease and desist as proposed by the Board of Governors of the Federal Reserve System and the State of Florida Department of Banking and Finance, which under generally accepted accounting principals in the United States of America, raises substantial doubt about its ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 1. As explained in Note 16 to the consolidated financial statements, due to the non-filing of Currency Transaction Reports and additional Bank Secrecy Act deficiencies discovered during the regulatory examination as of March 31, 2001, the Bank is exposed to potential fines, penalties and/or forfeitures from a variety of state and federal governmental agencies. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Miami, Florida,

January 23, 2004 (except with respect to Note 19,

as to which the date is February 17, 2004)

GULF BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

ASSETS	2003	2002

Cash and due from banks	$5,218,505	$10,549,980
Federal funds sold	—	4,900,000
Total cash and cash equivalents	5,218,505	15,449,980

Certificates and other deposits	100,000	100,000
Available-for-sale securities	22,141,181	29,284,812
Federal Reserve and Federal Home Loan
Bank stock, at cost	334,650	542,100
Loans, net	39,131,673	49,680,317
Due from customers on acceptances	—	373,012
Bank premises and equipment, net	2,318,971	2,347,700
Accrued interest receivable	346,820	597,805
Other assets	1,693.973	556,134

TOTAL ASSETS	$71,285,773	$98,931,860

The accompanying notes are an integral part of these consolidated financial statements.

GULF BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (CONTINUED)

DECEMBER 31,

LIABILITIES AND STOCKHOLDERS’ EQUITY	2003	2002

Deposits
Noninterest-bearing demand deposits	$15,936,185	$20,086,026
Interest bearing deposits:
NOW and Super NOW accounts	1,665,355	2,602,925
Savings accounts	5,664,060	6,125,071
Money market accounts	3,046,274	4,047,035
Time deposits, $100,000 and over	8,958,380	27,428,326
Time deposits, less than $100,000	24,763,753	24,940,537

TOTAL DEPOSITS	60,034,007	85,229,920

FHLB ADVANCES	3,000,000	3,000,000

ACCEPTANCES OUTSTANDING	—	373,012

OTHER LIABILITIES	845,307	1,463,159

TOTAL LIABILITIES	63,879,314	90,066,091

COMMITMENTS AND CONTINGENCIES (NOTE 17)
STOCKHOLDERS’ EQUITY:
Preferred stock:
Series A, $7 par value; 71,430 shares authorized; 47,616 shares issued and outstanding in 2003 and 2002 (NOTE 11)	333,312	333,312
Series B, $25 par value; liquidation preference of $25 per share; 40,000 shares authorized; 16,000 shares issued and outstanding in 2003 and 2002 (NOTE 11)	400,000	400,000
Common stock:
Class A, $2 par value; 200,000 shares authorized; 35,273 shares issued and outstanding in 2003 and 2002 (NOTE 11)	70,546	70,546
Class B, $2 par value; 1,288,570 shares authorized; 790,596 shares issued and outstanding in 2003 and 2002 (NOTE 11)	1,581,192	1,581,192
Additional. paid-in capital	1,743,064	1,743,064
Accumulated surplus	3,110,238	4,459,901
	7,238,352	8,588,015

Accumulated other comprehensive income, net of tax	168,107	277,754

TOTAL STOCKHOLDERS’ EQUITY	7,406,459	8,865,769

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,285,773	$98,931,860

The accompanying notes are an integral part of these consolidated financial statements.

GULF BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31,

	2003	2002

INTEREST INCOME:
Interest and fees on loans	$3,199,066	$4,538,624
Investment securities and due from banks	878,688	1,587,773
Federal funds sold	28,178	36,230

	4,105,932	6,162,627

INTEREST EXPENSE:
Deposits	1,178,841	1,529,242
Borrowings	204,146	255,311

	1,382,987	1,784.553

NET INTEREST INCOME	2,722,945	4,378,074

BENEFIT FROM REVERSAL OF ALLOWANCE (PROVISION) FOR LOAN LOSSES	35,000	(470,00)

NET INTEREST INCOME AFTER BENEFIT FROM REVERSAL OF ALLOWANCE (PROVISION) FOR LOAN LOSSES	2,757, 945	3,908,074

OTHER INCOME:
Service charges and fees	933,420	1,610,612
Gain on sale of securities	64,974	365,230
Other	115,983	223,832

TOTAL OTHER INCOME	1,114,377	2,199,674

OTHER EXPENSES:
Salaries and employee benefits	2,491,215	2,439,054
Occupancy and equipment	657,031	769,407
Legal and professional fees	1,487,247	1,981,346
Other	1,582,758	1,718,387

TOTAL OTHER EXPENSES	6,218,251	6,908,194

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,345,929)	(800,446)

BENEFIT FROM INCOME TAXES	996,266	—

NET LOSS	(1,349,663)	(800,446)

OTHER COMPREHENSIVE LOSS, NET OF TAX:
Net unrealized holding (loss) gain arising during the year	(114,810)	82,164
Less reclassification adjustment for net gains included in net loss	5,163	82,682

OTHER COMPREHENSIVE LOSS	(109,647)	(518)

COMPREHENSIVE LOSS	$(1,459,310)	$(799,928)

The accompanying notes are an integral part of these consolidated financial statements.

GULF BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

DECEMBER 31, 2003 AND 2002

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Surplus	Accumulated Other Comprehensive Income, Net of tax	Total
	Series A	Series B	Series A	Series B

Balance, January 1, 2002	$333,312	$400,000	$70,546	$1,581,192	$1,743,064	$5,260,347	$278,272	$9,666,733
Net loss	—	—	—	—	—	(800,446)	—	(800,446)
Other comprehensive income, unrealized loss on securities, net of tax	—	—	—	—	—	—	(518)	(518)
Balance, December 31, 2002	333,312	400,000	70,546	1,581,192	1,743,064	4,459,901	277,754	8,865,769
Net loss	—	—	—	—	—	(1,349,663)	—	(1,349,663)
Other comprehensive income, unrealized loss on securities, net of tax	—	—	—	—	—	—	(109,647)	(109,647)
Balance, December 31, 2003	$333,312	$400,000	$70,546	$1,581,192	$1,743,064	$3,110,238	$168,107	$7,406,459

The accompanying notes are an integral part of these consolidated financial statements.

GULF BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS Of CASH FLOWS (CONTINUED)

DECEMBER 31,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,349,663)	$(800,446)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	276,685	332,878
(Recoveries) provision for loan losses	(35,000)	470,000
Amortization of premiums and discounts on securities, net	295,759	185,605
Gain on sale of securities	(64,974)	(365,230)
Deferred income taxes	(996,266)	—
Decrease in:
Accrued interest receivable	250,985	84,734
Other assets	59,310	70,221
(Decrease) increase in other liabilities	(751,567)	(205,179)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,314,731)	182,941

CASH FLOWS FROM INVESTING ACTIVITIES:
Available-for-sale securities-
Proceeds from sales, maturities, calls and paydowns	20,569,951	21,164,683
Purchases	(13,833,920)	(13,358,502)
Held-to-maturity securities-
Proceeds from maturities, calls and paydowns	—	540,406
Federal Reserve and Federal Home Loan Bank Stock -
Proceeds from sales	207,450	—
Purchases	—	(22,950)
Decrease in certificates and other deposits	—	105,259
Loan originations and principal collections on loans	10,583,644	8,965,908
Purchase of premises and equipment	(247,956)	(123,161)

NET CASH PROVIDED BY INVESTING ACTIVITIES	17,279,169	17,271,643

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposits	(25,195,913)	(12,979,584)
Net payments on FHLB advances	—	(2,000,000)

NET CASH USED 1N FINANCING ACTIVITIES	(25,195,913)	(14,979,584)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(10,231,475)	2,475,000

CASH AND CASH EQUIVALENTS, beginning of year	15,449,980	12,974,980

CASH AND CASH EQUIVALENTS, end of year	$5,218,505	$15,449,980

The accompanying notes are an integral part of these consolidated financial statements.

GULF BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS Of CASH FLOWS (CONTINUED)

DECEMBER 31,

	2003	2002

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for:

Interest	$1,502,602	$1,990,230

Income taxes	$—	$259,000

SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Transfer of investment securities from held-to-maturity to available-for-sale	$—	$1,092,000

The accompanying notes are an integral part of these consolidated financial statements.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Gulf Bank (the “Bank”) provides a full range of banking services to individual and corporate customers. The Bank is subject to competition from other financial institutions and non-financial institutions providing financial products. Additionally, the Bank is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

On November 28, 2001, the Bank consented to enter into an Order to Cease and Desist (the “Order”) with the Board of Governors of the Federal Reserve System (“FRB”) and the State of Florida Department of Banking and Finance (the “Department”). The Order, among other things, requires the Bank to submit and adhere to strategic and capital plans that are acceptable to the Bank’s regulators, prohibits the declaration of dividends without prior regulatory approval, and requires the correction of any existing violations of the Bank Secrecy Act (the “BSA!) and the development of procedures to ensure future compliance. Failure to comply with the Order may subject the Bank to additional sanctions and/or fines, which could have a material adverse effect on the Bank. Management advices that the Bank is attempting to correct this failure and is attempting to assure compliance with these rules and regulations (Note 17). The requirements of the Order are the result of findings from a March 31, 2001 examination by the FRB. The Bank has since complied with some of the contemplated requirements of the Order. See Note 19.

The accompanying consolidated financial statements have been prepared on a going concern basis, as a result of the consent of the Order, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the years ended December 31, 2003 and 2002, the Bank incurred net losses of approximately $1,350,000 and $800,000, respectively. These losses have been the result of the expenses incurred related to the remedial and corrective actions taken by the Bank in order to correct violations with the BSA. Management’s plan is to sell certain assets and liabilities of the Bank to PanAmerican Bank (Note 19). These financial statements do not include any adjustments that might result from the outcome of the present situation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Gulf Bank and its wholly-owned subsidiary, Gulf Realty, Inc., which invests in Bank premises. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry. In preparing the consolidated financial statements, the Bank’s management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and the fair value of securities. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold, all of which mature within ninety days. The Bank maintains amounts due from banks, which at times may exceed federally-insured limits. The Bank has not experienced any losses in such accounts.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities

Debt securities that the Bank has the positive intent and ability to hold until maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities that are held principally for the purpose of selling in the near future are classified as trading securities and are recorded at fair value with both realized and unrealized gains or losses included in the consolidated statements of operations and comprehensive loss. Securities not classified as held to-maturity or trading are classified as available-for-sale and recorded at fair value, with unrealized gains or losses, net of the related deferred tax effect, reported as a separate component of other comprehensive income. Management determines the appropriate classification of securities as each individual security is acquired. In addition, the appropriateness of such classification is reassessed at each balance sheet date.

Purchase premiums and discounts on debt securities are amortized using the interest method over their expected terms and recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date.

Declines in the fair value of individual securities classified as either held-to-maturity or available-for-sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting writedowns included in current earnings as realized losses.

Loans and Allowance for Loan Losses

Loans are reported at their principal outstanding balance net of charge-offs, deferred loan fees, unearned income and the allowance for loan losses. Interest income is generally recognized when income is earned using the simple interest or effective yield method. Loan origination and commitment fees and the costs associated with the origination of loans are deferred and amortized using the interest method over the life of the related loan.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans, and other factors in determining the adequacy of the allowance balance. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

Financial Accounting Standards Board Statement (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, or as an expedient, at either the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized, using the interest method, as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual lives of the loans, adjusted for prepayments. Commitment fees which are based upon a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest on loans is recognized over the terms of the loans and is calculated using the simple interest method on principal amounts outstanding. For impaired loans, accrual of interest is generally stopped when a loan is greater than three months past due. Interest on these loans is recognized only when actually paid by the borrower if collection of the principal is likely to occur. Accrual of interest is generally resumed when the customer is current on all principal and interest payments.

Interest Income

Interest income is recognized as earned, based upon the principal amount outstanding, on an accrual basis.

Income Taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using straight-line methods over the following estimated useful lives:

Building and improvements	7 to 3 9 years
Leasehold improvements	Shorter of life or term of lease
Furniture, fixtures and equipment	3 to 10 years

Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commercial and standby letters of credit. Such financial instruments are recorded when they are funded.

Stock Option Plan

The Bank applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board {“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (“FSAB”) Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Bank has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. If the fair-value based method had been applied

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to all outstanding awards, no stock-based employee compensation expense would have been recorded in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2003 and 2002.

Recent Accounting Pronouncements

Accounting for Stock Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123 -- In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. A type of guarantee contract to which the provisions of Interpretation No. 45 apply are financial standby letters of credit, which are irrevocable undertakings to a guarantee payment of a specified financial obligation (Note 17). The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The liability recognized for a standby letter of credit is the premium or fee received or receivable by the Bank. As of December 31, 2003, the premium or fees received or receivable from the standby letters of credit issued by the Bank does not have a material effect on the Bank’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Statement 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Statement 150 requires that an issuer classify a financial instrument that is within the scope of Statement 150 as a liability. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement did not have a material impact on the Bank’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2. CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total required reserve balances as of December 31, 2003 and 2002 were $320,000 and $250,000, respectively.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 2. CASH AND DUE FROM BANKS

Interest-bearing balances of approximately $1,972,000 and $4,430,000 with the Federal Home Loan Bank, are included in cash and due from banks at December 31, 2003 and 2002, respectively. As of December 31, 2002, the Bank had interest-bearing balances with another bank of approximately $3,475,000, which are also included in cash and due from banks.

NOTE 3. HELD-TO MATURITY SECURITIES

During 2002, the Bank elected to reclassify investment securities with a net carrying value of approximately $1,092,000 from held-to-maturity to available-for-sale for the purpose of maintaining the required liquidity as a result of the Order (Note 1). The unrealized holding gain, net of taxes, was approximately $106,000 at the time of reclassification and was recorded in accumulated other comprehensive income in the accompanying consolidated statement of changes in stockholders’ equity for the year ended December 31, 2002.

NOTE 4. AVAILABLE-FOR-SALE SECURITIES

Summary of available-for sale securities:

	December 31, 2003
	Amoritzed Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Lossess	Fair Value

U.S. Government
Corporations and agencies	$11,210,346	$116,302	$(1,061)	$11,325,587
Corporate securities	100,000	—	—	100,000
Municipal securities	2,752,074	158,323	(10,383)	2,900,014
Mortgage-backed securities	7,811,927	56,676	(53,023)	7,815,580
	$21,874,347	$331,301	$(64,467)	$22,141,181

	December 31, 2002
	Amoritzed Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Lossess	Fair Value

U.S. Government
Corporations and agencies	17,174,462	168,780	(1,065)	17,342,177
Corporate securities	1,756,755	10,090	—	1,766,845
Municipal securities	3,912,135	149,636	(4,135)	4,057,636
Mortgage-backed securities	5,996,128	134,544	(12,518)	6,118,154
	$28,839,480	$463,050	$(17,718)	$29,284,812

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 4. AVAILABLE-FOR-SALE SECURITIES (CONTINUED)

The carrying amounts and fair values of available-for-sale securities at December 31, 2003, by contractual maturity, are shown below. Mortgage-backed securities are excluded from the maturity categories because they are not due at a single maturity date. In addition, mortgage backed securities may mature earlier than their contractual maturities because of principal prepayments.

	Amortized Cost	Fair Value

Due in one year or less	$3,993,461	$3,992,400
Due after one year through five years	6,546,319	6,663,072
Due after five years through ten years	1,716,139	1,735,063
Due after ten years	1,806,501	1,935,066
Mortgage-backed securities	7,811,927	7,815,580
	$21,874,347	$22,141,181

Available-for-sale securities with a carrying amount of approximately $1,735,000 and $24,254,000 at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross gains of approximately $65,000 and $367,000 were realized upon the sale of  available for-sale securities in the years ended December 31, 2003 and 2002, respectively. Gross losses of approximately $2,000 were realized upon the sale of available-for-sale securities for the year ended December 31, 2002. Proceeds from sales of securities available-for-sale in 2003 and 2002 were approximately $2,096,000 and $9,689,000, respectively. The Bank sold a portion of it’s available for sale securities to Pan American Bank, see Note 19.

NOTE 5. LOANS

The composition of net loans at December 31, 2003 and 2002 is as follows:

	2003	2002

Commercial	$4,166,992	$6,169,009
Real estate	35,291,058	43,917,839
Installment	397,356	205,984
Overdrafts	104,292	128,844
	39,959,698	50,421,676
Deduct:
Allowance for loan losses	(732,435)	(599,621)
Unearned discounts and loan fees	(95,590)	(141,738)
Loans, net	$39,131,673	$49,680,317

The Bank’s recorded investment in impaired loans was approximately $1,200,000 and $1,933,000 at December 31, 2003 and 2002, respectively. The specific allowance associated with impaired loans, and included in the allowance for loan losses, at December 31, 2003 and 2002 was approximately $73,000 and $120,000, respectively. The average recorded investment in impaired loans during 2003 and 2002 was approximately $1,400,000 and $1,600,000, respectively. Interest income on impaired loans, recognized for cash payments received in 2003 and 2002, was $210,654 and $166,182, respectively.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 5. LOANS (CONTINUED)

As of December 31, 2003 and 2002, the Bank had non-accrual loans of approximately $277,000 and $37,000, respectively. Interest income for 2003 and 2002 would have been approximately $51,000 and $2,000, respectively, had these loans been on accrual status.

The Bank has sold a portion of certain loans guaranteed by the Small Business Administration to a private investor. At December 31, 2003 and 2002, the Bank was servicing approximately $1,700,000 and $2,000,000, respectively, of loans for this investor.

NOTE 6. ALLOWANCE FOR LOANLOSSES

Changes in the allowance for loan losses for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002

Balance, beginning of year	$599,621	$538,459
(Benefit from reversal of allowance) provision for loan losses	(35,000)	470,000
Loans charged off	(172,902)	(461,723)
Recoveries of amounts charged off	340,716	52,885
Balance, end of year	$732,435	$599,621

NOTE 7. BANK PREMISES AND EQUIPMENT, NET

The major classes of bank premises and equipment, net and the total accumulated depreciation and amortization at December 31, 2003 and 2002 are as follows:

	2003	2002

Land	$492,834	$492,834
Building and improvements	1,911,499	1,865,798
Furniture, fixtures, and equipment	1,203,564	1,230,716
Leasehold improvements	484,420	584,125
	4,092,317	4,173,473
Less accumulated depreciation and amortization	1,773,346	1,825,773
	$2,318,971	$2,347,700

Depreciation and amortization amounted to $276,685 and $332,878 in 2003 and 2002, respectively.

NOTE 8. DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits are as follows:

Year Ending December 31,	Amount
2004	$26,145,382
2005	2,500,517
2006	2,249,827
2007	2,198,462
2008 and Thereafter	627,945
$33,722,133

Deposits by foreign depositors totaled approximately $10,400,000 and $16,000,000 at December 31, 2003 and 2002, respectively.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 9. INCOME TAXES

The net deferred tax effects of the primary temporary differences at December 31, 2003 and 2002 are included in other assets and are as shown in the following table:

	2003	2002

Deferred tax assets:
Loan loss allowances	$122,979	$124,913
Premises and equipment	69,198	107,683
Officer life insurance premiums	12,493	12,493
Deferred loan fees	35,971	52,711
Accrued expense	—	21,767
Net operating loss	1,069,575	192,645
Non-accrual loan interest	19,039	—
Donations	3,116	—
Capitalized expenses	11,326	—
Other	7,414	11,320
Total deferred tax assets	1,351,111	523,532
Less valuation allowance	—	166,4941
Total deferred tax assets, net	1,351,111	357,038

	2003	2002

Deferred tax liabilities:
Unrealized gain on available-for-sale securities	(100,410)	(167,578)
Other	(10,445)	(12,638)
Total deferred tax liabilities	(110,855)	(180,216)
Net deferred tax assets	$1,240,256	$176,822

The benefit from income taxes charged to operations for the years ended December 31, 2003 and 2002 consists of the following:

	2003	2002

Current tax expense	$—	$—
Deferred tax benefit	996,266	—
	$996,266	$—

The benefit from income taxes for the years ended December 31, 2003 and 2002 differs from the amount of income tax determined by applying the U. S. federal income tax rate to pretax income as follows:

	2003		2002
	Amount	Percent	Amount	Percent

Computed “expected” federal tax benefit	$(784,157)	(34.0)	$(272,152)	(34.0)
Decrease in income taxes resulting from: State income taxes, net of federal tax benefit	(79,931)	3.47	(10,719)	(1.3)
Tax-exempt income	(33,282)	1.44	(50,035)	(6.3)
Meals and other	659	(.001)	(3,588)	0.4
Dividend received deduction	(1,061)	.05	—	—
Provision for penalties	68,000	(2.95)	170,000	21.2
Increase (decrease)in valuation allowance	(166,494)	7.22	166,494	20.8
	(996,266)	—	$—	—

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 9. INCOME TAXES (CONTINUED)

The Bank has available an unused net operating loss carryforward of approximately $2,842,000 for federal income tax purposes, which may be applied against future taxable income. The net operating loss carryfarward expires in the year 2020.

NOTE 10. OTHER BORROWINGS

The Bank has credit available with the Federal Home Loan Bank of Atlanta under which the Bank can borrow up to 15% of total assets at December 31, 2003 and 2002, subject to collateral available to secure such advances. Advances payable under this agreement as of December 31, 2003 and 2002 are as follows:

	2003	2002

Advances due March 2005, interest payable monthly at a fixed rate of 7.44%	$2,000,000	$2,000,000
Advance due March 2008, interest payable quarterly at a fixed rate of 5.51%	1,000,000	1,000,000
	$3,000,000	$3,000,000

The Bank has pledged available-for-sale securities with a carrying value of approximately $3,747,000 and $3,399,000 as security for these advances at December 31, 2003 and 2002, respectively.

NOTE 11. STOCKHOLDERS’ EQUITY

In April 2001, the shareholders of the Bank approved amendments to the Articles of Incorporation providing for 4 classes of stock as follows:

Class A Common Stock - a new class of non-voting common stock with 200,000 authorized shares.

Class B Common Stock - the existing common stock was converted to Class B Common Stock, par value per share was reduced from $6 to $2, and authorized shares were increased to 1,288,570. Other terms remained the same.

Series A Preferred Stock - the existing Preferred Stock remained as Series A Preferred Stock with 71,430 shares authorized under the same terms that existed at December 31, 2001. Each share of Series A Preferred Stock entitles its holder to receive cash dividends of $0.70 per share, before any dividends are paid on the Bank’s common stock, when declared by the Board of Directors out of funds legally available for dividend distribution. Additionally, subject to the occurrence of certain events, each share of preferred stock may be converted into one or two shares of common stock.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 11. STOCKH0LDERS’ EQUITY (CONTINUED)

Series B Preferred Stock - a new class of non-voting Preferred Stock with 40,000 authorized shares. Each share of Series B Preferred Stock entitles its holder to receive an annual noncumulative dividend at an amount equal to the 10-year constant maturity U.S.’ Treasury rate plus 100 basis points, before any dividends are paid on the Bank’s common stock, when declared by the Board of Directors out of funds legally available for dividend distribution. In the event of dissolution, liquidation or winding up of the Bank, each holder will be entitled to receive $25 per share plus any accrued dividends.

Coincident with the amendment of the Articles of Incorporation and the conversion of existing Common Stock to Class B Common Stock, during 2001, the Bank split the Class B Common Stock 3 for 1, resulting in no change in paid-in capital.

During the year ended 2001, the Bank issued 16,000 shares of Series B Preferred Stock at $25 per share and 35,273 of Class A Common Stock at $11.34 per share to one stockholder. The Bank received total proceeds of $800,000 less issuance costs of $35,005.

NOTE 12. STOCK OPTIONS

Under the Stock Option Plan (the “Plan”) adopted in 1994 and amended in 1997, stock options may be granted to certain officers, directors and key employees of the Bank for the sale of shares of common stock equal to up to 20% of the issued and outstanding shares of common stock at the time of the grant.

The exercise price of each option granted under the Plan must be equal to the greater of the fair market value or the par value of the Bank’s common stock on the date of grant. Options issued under the Plan remain exercisable for no more than ten years from the date of grant or expire upon termination or resignation.

During 1994, the Bank granted stock options for the purchase of 50,000 shares of common stock to a stockholder of the Bank. The options are exercisable for ten years from the date of grant or expire upon termination of the employee for cause. The original exercise price was $8.36 per share. Effective with the amendments to the Articles of Incorporation and the stock split discussed in Note 10, the number of shares under option was increased to 150,000 shares of Class B Common Stock and the exercise price was adjusted to $2.79 per share. In addition, the option agreement requires the Bank to pay to the officer as additional compensation, in the year or years that the options are exercised, an amount equal to the difference between the ordinary income and capital gains tax rates on the excess of the fair market value over the $2.79 per share option price.

Options granted under the Plan may be exercised by the transfer of existing outstanding shares with a book value equal to the exercise price, in lieu of cash. No additional stock options were granted and no stock options were exercised or forfeited during 2003 and 2002.

At December 31, 2003 and 2002, the exercise price and weighted average remaining contractual life of outstanding options was $2.79 and 0.4 year and $2.79 and 1.4 years, respectively. At December 31, 2003 and 2002, the number of options exercisable was 150,000 and the weighted average exercise price of those options was $2.79.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 13. EMPLOYEE LEASING

The Bank has entered into a contract with an employee leasing company under which all active employees of the Bank were transferred from the Bank to the employee leasing company. This agreement is in effect until terminated by either party with written notice, or subject to automatic termination provisions as in the agreement. The fee charged by the leasing company for its services will be part of the burden rate, which also includes payroll taxes, workers’ compensation, and other employee benefits. Total payroll services acquired through the employee leasing company were approximately $2,079,000 and $2,057,000 for the years ended December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, the Bank did not owe the employee leasing company for any services provided but not yet billed.

NOTE 14. RELATED-PARTY TRANSACTIONS

Some of the directors of the Bank are also owners or executive officers in other business organizations. The Bank has made loans to these individuals and related companies, as well as to officers of the Bank, which in the opinion of management, are on the same terms as comparable transactions with others. Aggregate loans and deposits to these related parties totaled $31,060 and $48,195 at December 31, 2003 and 2002, respectively.

NOTE 15. LEASES

The Bank is leasing a branch office under an operating lease that expires in August 2009. The lease includes an option to purchase the land and building and another adjacent parcel of land at any time during the initial ten-year term of the lease for a total purchase price of $806,400. Upon exercise of this option, the Bank would have to pay the unamortized portion of the cost of any building improvements paid by the landlord for the Bank or other tenants. This lease has annual rent increases tied to the Consumer Price Index. The Bank’s operating lease obligation was transferred to Pan American Bank during the sale of the Bank’s assets and liabilities, see Note 19.

Future minimum rental payments required under the noncancelable operating lease at December 31, 2003, are approximately as follows:

Years ending December 31,

2004	64,000
2005	64,000
2006	64,000
2007	64,000
2008	64,000
Thereafter	43,000
$363,000

Total rent expense recorded by the Bank in connection with the leases discussed above was $66,761 and $77,612 for the years ended December 31, 2003 and 2002, respectively.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 15. LEASES (CONTINUED)

Gulf Realty, Inc. leases unused space in the main office building to third parties. Future minimum rental payments receivable under noncancelable operating leases at December 31, 2003, are as follows:

Years ending December 31,

2004	$50,462
2005	36,425
2006	2,622
$89,509

Total rent income recognized by the Bank in connection with the leases discussed above and deducted from occupancy and equipment expenses for the years ended December 31, 2003 and 2002 were $78,942 and $81,414, respectively.

NOTE 16. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

Banks are subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. The Bank does not plan to declare any common stock dividends in the foreseeable future.

Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted, assets, and of Tier I capital to average assets (all as defined in the regulations).

Banks’ capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on a Bank’s consolidated financial statements. The Bank meets all capital adequacy requirements to which it is subject as of December 31, 2003 and 2002.

As of December 31, 2003, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk based, and Tier I leverage ratios as set forth in the table below.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

The Bank’s approximate actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003
Total capital (to risk weighted assets)	$6,806,000	15.2%	$3,588,000	8.0%	$4,486,000	10.0%
Tier 1 capital (to risk weighted assets)	6,245,000	13,5%	1,794,000	4.0%	2,691,000	6.0%
Tier 1 capital (to average assets)	6,245,000	9.3%	2,919,000	4.0%	3,649,000	5.0%
As of December 31, 2002
Total capital (to risk weighted assets)	$9,188,000	15.4%	$4,740,000	8.0%	$5,925,000	10.0%
Tier 1 capital (to risk weighted assets)	8,588,000	14.4%	2,370,000	4,0%	3,555,000	6.0%
Tier 1 capital (to average assets)	8,588,000	8.9%	3,841,000	4.0%	4,801,000	5.0%

NOTE I7. COMMITMENTS AND CONTINGENCIES

The Bank, in the normal course of business, is a party to financial instruments with off-balance sheet risk meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the balance sheet. The contractual amounts of these instruments reflect the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counter party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

These commitments were as follows at December 31, 2003 and 2002:

	2003	2002

Commitments to extend credit	$2,530,180	$7,474,286
Commercial letters of credit	—	445,801
Standby letters of credit	429,674	1,732,605
	$2,959,854	$9,652,692

Commitments to extend credit: Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment, and residential and commercial real estate.

Commercial letters of credit: A commercial letter of credit is an instrument containing the commitment of the Bank that it will honor drawings under and in full compliance with the terms of the letter of credit. Letters of credit are usually drawn on the presentation of certain required documents, such as bills of lading. Essentially letters of credit are used to facilitate the purchase of merchandise by the Bank’s customers by substituting the credit standing of the Bank for that of the Bank’s customer. Commercial letter of credit contracts are generally for a short commitment period and are collateralized by merchandise.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE I7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Standby letters of credit: Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Contingencies

In July 2001, the Bank determined that there had been a failure on its part to file a significant number of Currency Transaction Reports (“CTRs” or “Form 4789’s”y for the period from January 1, 1998 through July 2001. As a result of the non-filing of the CTRs and, other deficiencies relating to the BSA and its implementing regulations, the Bank was made subject to a Cease and Desist Order in November 2001 by the Board of Governors of the Federal Reserve System and the Florida Department of Financial Services, Office of Financial Institutions and Securities Regulations (formerly the Florida Department of Banking and Finance) (Note 1).

During 2002, the Bank took substantial remedial and corrective action to correct non-filed CTRs and other BSA deficiencies. The non-filing of the CTRs and the additional BSA deficiencies discovered expose the Bank to potential fines, penalties and/or forfeitures from a variety of state and federal governmental agencies; however, no fine has been assessed against the Bank as of January 23, 2003 and the ultimate amount of the fine, if any, that may be assessed is not determinable at this time. As of December 2003 and 2002, the Bank has recognized a reserve of approximately $700,000 and $500,000, respectively, to provide for any potential fines.

NOTE 18. CONCENTRATIONS OF RISK

Most of the Bank’s business activity is with customers located within its primary market area, which generally includes Southeast Florida. Included in the Bank’s loan portfolio (see Note 5) is a concentration of loans related to real estate, a significant portion of which relates to commercial real estate. A substantial portion of its debtors’ abilities to honor their contracts is dependent upon the local economy. The economy of the Bank’s primary market area is not heavily dependent on any individual economic sector.

In addition, at December 31, 2002 the Bank had a concentration of loans to and investments in banks in foreign countries. The total outstanding commercial letters of credit, bankers acceptances discounted, loans and investments with banks in foreign countries at December 31, 2002:

2002

El Salvador	$438,044
Guatemala	468,862
Peru	286,394
Dominican Republic	1,570,783
$2,764,083

At December 31, 2003, the Bank did not have any concentrations of loans to and investments in banks in foreign countries.

At December 31, 2003, the Bank has no significant concentrations of credit risk with any individual counterparty.

Concentration by institution: The Bank also has a substantial concentration of funds with one bank at December 31, 2002. Such concentration consisted of deposit account balances of approximately $3,800,000 at December 31, 2002. The Bank has not experienced any losses on such accounts.

GULF BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

NOTE 19. SUBSEQUENT EVENTS

On February 17, 2004, the Bank sold its entire deposits portfolio, loans portfolio and a portion of its property and equipment to Pan American Bank for approximately $3,200,000. On the date of the sale, the Bank’s deposits portfolio, loans portfolio, and its property and equipment were approximately $70,359,000, $42,334,000 and $487,000, respectively. Subsequent to the closing of the sale, the Bank surrendered its charter to the State of Florida.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of PanAmerican Bancorp pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against us by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that the approximate expenses in connection with this Registration Statement will be as follows:

SEC Registration fee	$1,300
NASD Fee	$2,500
AMEX Registration Fee	$35,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Underwriter’s expenses	$285,000
Miscellaneous (printing, transfer agent fees)	$20,000

Total	$443,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The Board of Directors had previously authorized 100 million shares of its common stock. As of December 31, 2002, 25,792,210 million shares have been issued and are outstanding and are held by approximately 552 shareholders. On June 17, 2003, the Board ratified a reverse 1:5 split and authorized the reduction of the authorized common stock shares to 20 million. Effective July 15, 2003, NASDAQ implemented the reverse 1:5 split for trading on the Over-the-Counter-Bulletin Board.

All transactions before July 15, 2003 reflect the shares before the 1:5 reverse split.

Commencing on August 6, 1999, the Holding Company offered what was then known as Class A common stock at a price of 35 cents per share under a private offering. The Holding Company received $2,667,268 from the private offering net of selling costs and issued 7,620,767 shares. The offering was exempt from registration under Regulation D, Section 506 of the Securities Act of 1933.

On June 30, 2000, the Holding Company conducted another private offering of 200 units at $49,500 per unit which each unit included 60,000 shares of Class A Voting common stock and 18,000 shares of Class B non-voting stock. That Offering raised $3,282,955 net of selling costs. Each unit sold under the offering included Class A common shares at $0.75 per share and Class B common shares at $0.25 per share. The offering was exempt under Regulation D, Section 506 of the Securities Act of 1933.

In November 2001, the shareholders of the Holding Company authorized the amendment of its Certificate of Incorporation to convert and combine the Class A and Class B shares into one class of common stock.

In December 2001, to meet capital requirements necessary to obtain regulatory approval to consummate the PanAmerican acquisition, several of the Directors of the Holding Company purchased 487,235 shares of common stock for $229,000 under a private offering. The price of the stock at 47 cents per share was based upon the value of the shares in the PanAmerican transaction. The offering was exempt under Regulation D, Section 506 of the Securities Act of 1933.

The Holding Company also issued 1,025,000 shares of common stock valued at $462,173 under a mutually agreed upon price of approximately $2.21 in connection with its acquisition of PanAmerican Bank’s assets and liabilities. The offering was exempt under Regulation D, Section 506 of the Securities Act of 1933.

During May 2002, three Directors exercised 261,691 non qualified options from the corporation for a total of $80,200 in additional capital. Additionally, after the close of the 1st Quarter, five Directors purchased 1,879,681 common shares from the Corporation at a price of $.47 cents per share. Thus, a total of $931,567 in additional capital has been received by the Corporation. The Offering was a private offering under Rule 506 of the Regulation D of the Securities Act of 1933 and none of the shares have been registered. The purpose of the offering was to maintain the Bank’s status as a “well” capitalized institution as defined by relevant regulatory guidelines.

The Holding Company initiated a confidential private offering memorandum dated August 30, 2002, pursuant to SEC Rule 506 of Regulation D of the Securities Act of 1933. The offering was for a maximum of 5 million units on a best efforts basis. Each unit was offered at a price of $1.00 and consisted of one share of common stock at $0.65 (pre-reverse split), one “A” warrant at $0.20 and one “B” warrant at $0.15 (pre-reverse split). The “A” warrants have a 5 year term exercisable at $0.80 each (pre-reverse split) and the “B” warrants have a three year term exercisable at $0.70 each (pre-reverse split). The minimum purchase was 25,000 units. Through March 31, 2003, the offering has resulted in total subscriptions of 3,713,123 units and a net amount of approximately $3,340,000 and the offering is closed.

On January 8, 2003, the Holding Company initiated a confidential private offering memorandum pursuant to SEC Rule 506 of Regulation D of the Securities Act of 1933. The offering was for a maximum of 5 million units on a best efforts basis. Each unit was offered at a price of $1.00 and consisted of one share of common stock at $0.65 (pre-reverse split) and one “C” warrant at $0.35 (pre-reverse split). The “C” warrant has a 4 year term and is exercisable for 2.3 shares of common stock at $0.75 per share (pre-reverse split). The minimum purchase was for 250,000 units with payments to be made at a minimum of $50,000 per month. The offering resulted in total subscriptions of 900,000 units and a net amount of approximately $800,000, as of March 31, 2003 when the offering was closed.

On January 26, 2004, we issued 3,100 shares of our Series A preferred shares, in a private offering, for a total capital contribution of $3.1 million.  Each Series A preferred share provides for an 8% per year non-cumulative cash dividend, payable semi-annually, at $1,000 per share par value. The Series A preferred shares were exempt from registration pursuant to Regulation D, Section 506, of the Rules of the SEC.  The Series A preferred shares may not be redeemed by us without approval by banking regulators. The Series A preferred shares provide for a liquidation preference superior to holders of our common stock.  The Series A preferred shares will not have voting rights, except as required by Delaware law.

ITEM 27. EXHIBITS

The following exhibits listed are incorporated into the Prospectus by reference.

1.0	Underwriting Agreement
2.0	Asset Purchase Agreement between PanAmerican Bank and Southern Security Bank Corporation and Southern Security Bank dated May 15, 2001
2.1	Articles of Merger and Plan of Reorganization by and between Southern Security Bank Corporation and Southern Security Financial Corporation dated October 7, 1996
2.2	Certificate of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation dated November 10, 1997
3.0	Amended Certificate of Incorporation of PanAmerican Bancorp, as filed with the Secretary of State of Delaware on June 16, 2003.

3.1	Amended Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on November 15, 2001.
3.2	Certificate of Amendment of Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on January 24, 2000.
3.3	Certificate of Amendment of Certificate of Incorporation of Southern Security Financial Corporation, as filed with the Secretary of State of Delaware on April 16, 1997.
3.4	Certificate of Amendment of Certificate of Incorporation of Southern Security Financial Corporation, as filed with the Secretary of State of Delaware on November 13, 1997.
3.5	Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on October 4, 1996.
4.0	Form of Warrant Certificate, Class A
4.1	Form of Warrant Certificate, Class B
4.2	Form of Warrant Certificate, Class C
4.3	Form of Warrant Certificate, Class D
4.4	Form of Common Stock Certificate
4.5	Form of Underwriter’s Warrant and Warrant Agreement
4.6	Form of Preferred Stock Certificate Series A
4.7	Form of Unit Certificate
5.0	Opinion of Greenberg Traurig, P.A.
8.0	Tax Opinion of Greenberg Traurig, P.A.
10.0	Participation and Escrow Agreements for May 2003 Offering
10.1	Employment Agreement with Hugo Castro
10.2	Employment Agreement with Philip Modder
10.3	Lease for 3475 Sheridan Street, Hollywood, Florida
10.4	Lease for 1200 N. Federal Highway, Boca Raton, Florida
10.5	Asset Purchase Agreement dated as of October 9, 2003 between Pan American Bank and Gulf Bank
10.6	Final Order of Approval of the St5ate of Florida dated December 24, 2003
10.7	Directors Stock Option Plan
10.8	Employees Stock Option Plan
10.9	Employment Agreement with Michael Golden
10.10	Approval of the Federal Reserve System of the Gulf Bank transaction dated January 30, 2004
10.11	Subscription Agreements for Series A Preferred Share Offering
10.12	February 2004 Loan Agreement from Independent Bankers Bank
13.0	2002 Annual Report to Stockholders, Form 10-KSB, with consents of McGladrey & Pullen, LLC and Crowe Chizek & Company LLC
13.1	Form 10-QSB for Holding Company and the Bank dated March 31, 2003
13.2	Form 10-QSB for Holding Company and the Bank dated June 30, 2003
16.0	Form 8-K/A Dated March 6, 2003 with Letter of McGladrey & Pullen, LLP
23.0	Consent of Crowe Chizek & Company LLC
23.1	Consent of Greenberg Traurig, P.A.
23.2	Consent of Morrison Brown Argiz & Farra, LLP
24.0	A power of attorney appears as part of the signature page below

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes to:

(1)

For determining any liability under the Securities Act, treat the information omitted from this form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2)

For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned Registrant hereby undertakes with respect to the securities being offered and sold in the offering:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(A)

Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(B)

Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(C)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, officer or controlling person relating to the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amended Registration Statement to be signed on its behalf by the undersigned, in the State of Florida on May 10, 2004.

PANAMERICAN BANCORP
(Registrant)

By:	/s/ MICHAEL E. GOLDEN
Michael E. Golden
President and Chief Executive Officer

Each person whose signature appears below appoints Michael Golden as his or her attorney-in-fact, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of PanAmerican Bancorp and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all the said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ JAMES F. PARTRIDGE James F. Partridge	Chairman of the Board	May 10, 2004

/s/ MICHAEL E. GOLDEN Michael E. Golden	President, Chief Executive Officer	May 10, 2004

/s/ Robert Nichols Robert Nichols	Chief Financial Officer, Treasurer and Secretary	May 10, 2004

/s/ LEONARD F. MARINELLO Leonard F. Marinello	Director	May 10, 2004

/s/ DR. NELSON FAMADAS Dr. Nelson Famadas	Director and Vice Chairman	May 10, 2004

/s/ SUSAN JARAMILLO Susan Jaramillo	Director	May 10, 2004

/s/ STEPHEN L. PERRONE Stephen L. Perrone	Director	May 10, 2004

/s/ JOSEPH REY Joseph Rey	Director	May 10, 2004

/s/ DR. EUGENE STRASSER Dr. Eugene Strasser	Director	May 10, 2004

/s/ ALBERTO VALLE Alberto Valle	Director	May 10, 2004

EXHIBIT INDEX

Exhibit No.	Description

5.0	Opinion of Greenberg Traurig, P.A.
8.0	Tax Opinion of Greenberg Traurig, P.A.
23.0	Consent of Crowe Chizek & Company LLC
23.2	Consent of Morrison Brown Argiz & Farra, LLP
24.0	A power of attorney appears as part of the signature